                                                                    Exhibit 4.15



                                                                  EXECUTION COPY




================================================================================


                 AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

                                      among

                         ST ASSEMBLY TEST SERVICES LTD,

                              CAMELOT MERGER, INC.

                                       and

                                  CHIPPAC, INC.


                          Dated as of February 10, 2004






================================================================================

                                TABLE OF CONTENTS

                                                                                    PAGE
                                    ARTICLE I
                                   THE MERGER

SECTION 1.01.  The Merger.........................................................    2
SECTION 1.02.  Effective Time; Closing............................................    2
SECTION 1.03.  Effect of the Merger...............................................    3
SECTION 1.04.  Certificate of Incorporation; By-laws..............................    3
SECTION 1.05.  Directors and Officers.............................................    3

                                   ARTICLE II
               CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

SECTION 2.01.  Conversion of Securities...........................................    3
SECTION 2.02.  Exchange of Certificates...........................................    4
SECTION 2.03.  Stock Transfer Books...............................................    7
SECTION 2.04.  Company Stock Options..............................................    7
SECTION 2.05.  Employee Stock Purchase Plan.......................................    9
SECTION 2.06.  No Appraisal Rights................................................    9

                                   ARTICLE III
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

SECTION 3.01.  Corporate Organization.............................................    9
SECTION 3.02.  Certificate of Incorporation and By-laws...........................   10
SECTION 3.03.  Capitalization.....................................................   10
SECTION 3.04.  Authority Relative to This Agreement...............................   12
SECTION 3.05.  No Conflict; Required Filings and Consents.........................   12
SECTION 3.06.  Permits; Compliance................................................   13
SECTION 3.07.  SEC Filings; Financial Statements..................................   14
SECTION 3.08.  Absence of Certain Changes or Events...............................   16
SECTION 3.09.  Absence of Litigation..............................................   16
SECTION 3.10.  Employee Benefit Plans.............................................   16
SECTION 3.11.  Labor and Employment Matters.......................................   19
SECTION 3.12.  Real Property; Title to Assets.....................................   20
SECTION 3.13.  Intellectual Property..............................................   21
SECTION 3.14.  Taxes..............................................................   23
SECTION 3.15.  Environmental Matters..............................................   24
SECTION 3.16.  Material Contracts.................................................   25
SECTION 3.17.  Insurance..........................................................   27
SECTION 3.18.  Customers and Suppliers............................................   27
SECTION 3.19.  Board Approval; Vote Required......................................   27
SECTION 3.20.  Certain Business Practices.........................................   28
SECTION 3.21.  Interested Party Transactions......................................   28
SECTION 3.22.  Ownership of Parent Ordinary Shares................................   28
SECTION 3.23.  Opinion of Financial Advisor.......................................   28
SECTION 3.24.  Brokers............................................................   28

                                                                                    PAGE
                                   ARTICLE IV
                    REPRESENTATIONS AND WARRANTIES OF PARENT

SECTION 4.01.  Corporate Organization.............................................   29
SECTION 4.02.  Certificate of Incorporation and By-Laws...........................   29
SECTION 4.03.  Capitalization.....................................................   30
SECTION 4.04.  Authority Relative to This Agreement...............................   31
SECTION 4.05.  No Conflict; Required Filings and Consents.........................   32
SECTION 4.06.  Permits; Compliance................................................   33
SECTION 4.07.  SEC Filings; Financial Statements..................................   33
SECTION 4.08.  Absence of Certain Changes or Events...............................   35
SECTION 4.09.  Absence of Litigation..............................................   36
SECTION 4.10.  Employee Benefit Plans.............................................   36
SECTION 4.11.  Labor and Employment Matters.......................................   39
SECTION 4.12.  Real Property; Title to Assets.....................................   40
SECTION 4.13.  Intellectual Property..............................................   41
SECTION 4.14.  Taxes..............................................................   43
SECTION 4.15.  Environmental Matters..............................................   43
SECTION 4.16.  Material Contracts.................................................   44
SECTION 4.17.  Insurance..........................................................   46
SECTION 4.18.  Customers and Suppliers............................................   46
SECTION 4.19.  Board Approval; Vote Required......................................   46
SECTION 4.20.  Certain Business Practices.........................................   47
SECTION 4.21.  Interested Party Transactions......................................   47
SECTION 4.22.  Operations of Merger Sub...........................................   48
SECTION 4.23.  Ownership of Company Capital Stock.................................   48
SECTION 4.24.  Opinion of Financial Advisor.......................................   48
SECTION 4.25.  Brokers............................................................   48

                                    ARTICLE V
                     CONDUCT OF BUSINESS PENDING THE MERGER

SECTION 5.01.  Conduct of Business by the Company Pending the Merger..............   48
SECTION 5.02.  Conduct of Business by Parent Pending the Merger...................   51
SECTION 5.03.  Control of Other Party's Business..................................   54

                                   ARTICLE VI
                              ADDITIONAL AGREEMENTS

SECTION 6.01.  Disclosure Documents...............................................   54
SECTION 6.02.  Stockholders' Meetings.............................................   57
SECTION 6.03.  Access to Information; Confidentiality.............................   58
SECTION 6.04.  No Solicitation of Transactions....................................   58
SECTION 6.05.  Employee Benefits Matters..........................................   61
SECTION 6.06.  Directors' and Officers' Indemnification and Insurance.............   62
SECTION 6.07.  Notification of Certain Matters....................................   63
SECTION 6.08.  Company Affiliates.................................................   63
SECTION 6.09.  Further Action; Reasonable Best Efforts............................   63
SECTION 6.10.  Plan of Reorganization.............................................   64

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
                                                                                    PAGE
SECTION 6.11.  Obligations of Merger Sub..........................................   65
SECTION 6.12.  Stock Exchange Listing/Quotation...................................   65
SECTION 6.13.  Public Announcements...............................................   66
SECTION 6.14.  Board of Directors; Corporate Headquarters; Corporate Name.........   66
SECTION 6.15.  Accounting Matters.................................................   66
SECTION 6.16.  Stock Transfer Taxes...............................................   67
SECTION 6.17.  Supplemental Indentures............................................   67
SECTION 6.18.  SGX-ST Waiver......................................................   67

                                   ARTICLE VII
                            CONDITIONS TO THE MERGER

SECTION 7.01.  Conditions to the Obligations of Each Party........................   67
SECTION 7.02.  Conditions to the Obligations of Parent and Merger Sub.............   68
SECTION 7.03.  Conditions to the Obligations of the Company.......................   70

                                  ARTICLE VIII
                        TERMINATION, AMENDMENT AND WAIVER

SECTION 8.01.  Termination........................................................   71
SECTION 8.02.  Effect of Termination..............................................   73
SECTION 8.03.  Fees and Expenses..................................................   73
SECTION 8.04.  Amendment..........................................................   75
SECTION 8.05.  Waiver.............................................................   76

                                   ARTICLE IX
                               GENERAL PROVISIONS

SECTION 9.01.  Non-Survival of Representations, Warranties and Agreements.........   76
SECTION 9.02.  Notices............................................................   76
SECTION 9.03.  Certain Definitions................................................   77
SECTION 9.04.  Severability.......................................................   84
SECTION 9.05.  Entire Agreement; Assignment.......................................   84
SECTION 9.06.  Parties in Interest; Third Parties.................................   85
SECTION 9.07.  Specific Performance...............................................   85
SECTION 9.08.  Governing Law......................................................   85
SECTION 9.09.  Headings...........................................................   85
SECTION 9.10.  Counterparts.......................................................   85
SECTION 9.11.  Waiver of Jury Trial...............................................   85

     AGREEMENT AND PLAN OF MERGER AND REORGANIZATION, dated as of February 10, 2004 (this "Agreement"), among ST ASSEMBLY TEST SERVICES LTD, a Singapore public company limited by shares ("Parent"), CAMELOT MERGER, INC., a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub"), and CHIPPAC, INC., a Delaware corporation (the "Company").

     WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (the "DGCL"), Parent and the Company will enter into a business combination transaction pursuant to which Merger Sub will merge with and into the Company (the "Merger");

     WHEREAS, the Board of Directors of the Company (the "Company Board") (i) has determined that the Merger is consistent with and in furtherance of the long-term business strategy of the Company and fair to, and in the best interests of, the Company and its stockholders and has approved and adopted this Agreement and declared its advisability and approved the Merger and the other transactions contemplated by this Agreement and (ii) has resolved to recommend the approval and adoption of this Agreement by the stockholders of the Company;

     WHEREAS, the Board of Directors of Parent (the "Parent Board") (i) has determined that the Merger is consistent with and in furtherance of the long-term business strategy of Parent and fair to, and in the best interests of, Parent and its shareholders and has approved and adopted this Agreement, the Merger and the other transactions contemplated by this Agreement and (ii) has resolved to recommend that the shareholders of Parent vote to approve (A) the issuance of ordinary shares, par value S$0.25 per share, of Parent ("Parent Ordinary Shares") underlying the Parent ADSs (as defined in Section 9.03(a)) that will be issued to the stockholders of the Company pursuant to the terms of the Merger, (B) the issuance of the Substitute Options (as defined in Section 2.04) as set forth in Section 2.04 and the issuance of Parent Ordinary Shares underlying the Parent ADSs to be issued upon exercise of the Substitute Options,
(C) the assumption of certain obligations under the Company Convertible Subordinated Notes (as defined below), the entry into any agreements in connection with such assumption and the issuance of Parent Ordinary Shares underlying the Parent ADSs to be issued upon conversion of the Company Convertible Subordinated Notes (the matters in clauses (A), (B) and (C) being referred together as the "Share Issuance"), (D) the change of the corporate name of Parent as provided in Section 6.14(c) (the "Parent Name Change"), (E) the adoption of the New Stock Option Plans (as defined in Section 2.04 (a)) (the "New Stock Option Plans Adoption"), and (F) the appointment of the Company Designated Directors (as defined in Section 6.14) as set forth in Section 6.14(a)(iii) (the "Parent Board Appointments");

     WHEREAS, as a condition and inducement to Parent entering into this Agreement, concurrently with the execution and delivery of this Agreement, Parent, the members of the Bain Group (as defined in Section 9.03(a)), the members of the CVC Group (as defined in Section 9.03(a)) and certain other stockholders of the Company have entered into Voting Agreements, dated as of the date hereof (the "Company Stockholder Voting Agreements"), providing that, among other things, such stockholders will vote their shares of capital stock of the Company, in favor of this Agreement, the Merger and the other transactions contemplated by this Agreement;

     WHEREAS, as a condition and inducement to the Company entering into this Agreement, concurrently with the execution and delivery of this Agreement, the Company, Singapore Technologies Semiconductors Pte Ltd and certain other shareholders of Parent have entered into Voting Agreements, dated as of the date hereof (the "Parent Shareholder Voting Agreements", and together with the Company Stockholder Voting Agreements, the "Voting Agreements"), providing that, among other things, such shareholders will vote their Parent Ordinary Shares in favor of the Share Issuance, the Parent Name Change, the New Stock Option Plans Adoption and the Parent Board Appointments;

     WHEREAS, as a condition and inducement to Parent entering into this Agreement, concurrently with the execution and delivery of this Agreement, Parent is entering into employment agreements with certain executives of the Company (the "Employment Agreements"); and

     WHEREAS, for United States federal income tax purposes, the Merger is intended to qualify as a reorganization under the provisions of Section 368(a) of the United States Internal Revenue Code of 1986, as amended (the "Code"), and it is intended that Eligible Company Stockholders (as defined in Section 9.03(a)) will not recognize gain with respect to the Merger under the provisions of Section 367(a) of the Code (except with respect to any cash received in lieu of fractional interests).

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:


                                    ARTICLE I

                                   THE MERGER

     SECTION 1.01. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time (as defined in Section 1.02), Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the "Surviving Corporation").

     SECTION 1.02. Effective Time; Closing. As promptly as practicable after the satisfaction or, if permissible, waiver of the conditions set forth in Article VII, the parties hereto shall cause the Merger to be consummated by filing this Agreement or a certificate of merger or certificate of ownership and merger (in any case, the "Certificate of Merger") with the Secretary of State of the State of Delaware, in such form as is required by, and executed in accordance with, the relevant provisions of the DGCL (the date and time of such filing of the Certificate of Merger (or such later time as may be agreed by each of the parties hereto and specified in the Certificate of Merger) being the "Effective Time"). Immediately prior to such filing of the Certificate of Merger, a closing (the "Closing") shall be held at the offices of Shearman & Sterling LLP, 6 Battery Road, #25-03, Singapore 04 9909, with a meeting to be held simultaneously at the offices of Shearman & Sterling LLP, 555 California Street, Suite 2000, San Francisco, California 94104, or such other place as the parties shall agree, for the purpose of confirming the satisfaction or waiver, as the case may be, of the conditions set forth in Article VII.

     SECTION 1.03. Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

     SECTION 1.04. Certificate of Incorporation; By-laws. (a) At the Effective Time, the Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by law and such Certificate of Incorporation; provided, however, that, at the Effective Time,
Article I of the Certificate of Incorporation of the Surviving Corporation shall be amended to read as follows: "The name of the corporation is STATS ChipPAC, Inc."

     (b) At the Effective Time, the By-laws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the By-laws of the Surviving Corporation until thereafter amended as provided by law, the Certificate of Incorporation of the Surviving Corporation and such By-laws.

     SECTION 1.05. Directors and Officers. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation, and the officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified or until the earlier of their death, resignation or removal.


                                   ARTICLE II

               CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

     SECTION 2.01. Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of any party:

          (a) each share of class A common stock, par value $0.01 per share, of the Company ("Company Class A Common Stock") (all shares of Company Class A Common Stock issued and outstanding immediately prior to the Effective Time being hereinafter collectively referred to as the "Company Shares") issued and outstanding immediately prior to the Effective Time (other than any Company Shares to be canceled pursuant to Section 2.01(b)) shall be canceled and shall be converted automatically, subject to Section 2.02, into the right to receive 0.87 (the "Exchange Ratio") Parent ADSs. The Parent ADSs may be evidenced by one or more Parent ADRs (as defined in

     Section 9.03(a)) issued in accordance with the Parent Deposit Agreement (as defined in Section 9.03(a)). The Parent ADSs to be issued upon conversion of Company Shares pursuant to this Section 2.01(a) and any cash to be paid in lieu of fractional Parent ADSs as contemplated in Section 2.02(e) are referred to collectively as "Merger Consideration". Such Parent ADSs and the underlying Parent Ordinary Shares shall be in the same class and of the same ranking as currently outstanding Parent ADSs and Parent Ordinary Shares;

          (b) each Company Share held in the treasury of the Company and each Company Share owned by Merger Sub, Parent or any direct or indirect wholly owned subsidiary of Parent or of the Company immediately prior to the Effective Time (collectively, the "Excluded Company Shares") shall be canceled without any conversion thereof and no payment or distribution shall be made with respect thereto; and

          (c) each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation ("Surviving Corporation Common Stock").

     SECTION 2.02. Exchange of Certificates. (a) Exchange Agent. (i) Prior to the Effective Time, Parent shall appoint a bank or trust company reasonably acceptable to the Company as exchange agent (the "Exchange Agent") for the purpose of accepting Certificates (as defined below) to be surrendered by holders of Company Shares in exchange for the Merger Consideration. Promptly after the Effective Time, the Surviving Corporation will mail, or shall cause the Exchange Agent to mail, to each person who was, at the Effective Time, a holder of record of Company Shares entitled to receive the Merger Consideration pursuant to Section 2.01(a): (A) a letter of transmittal, which shall be in customary form and shall specify that delivery shall be effected, and risk of loss and title to the certificates evidencing such Company Shares (the "Certificates") shall pass, only upon proper delivery of the Certificates to the Exchange Agent and (B) instructions for use in effecting the surrender of the Certificates pursuant to such letter of transmittal.

     (ii) At the Effective Time, Parent shall issue to and deposit with the Depositary, for the benefit of the holders of Company Shares converted into the right to receive Parent ADSs in accordance with Section 2.01(a), Parent Ordinary Shares in an amount sufficient to permit the Depositary to issue Parent ADRs representing the number of Parent ADSs issuable pursuant to Section 2.01(a). Parent shall cause the Depositary to issue, upon the instructions of the Exchange Agent, for the benefit of the holders of Company Shares converted into the right to receive Parent ADSs in accordance with Section 2.01(a), through the Exchange Agent, Parent ADRs representing the number of Parent ADSs issuable pursuant to Section 2.01(a).

     (b) Exchange Procedures. Upon surrender to the Exchange Agent of a Certificate for cancellation, together with a letter of transmittal, duly completed and validly executed in accordance with the instructions thereto and covering the Company Shares represented by such Certificate, and such other documents as may be required pursuant to the instructions to the letter of transmittal, the holder of such Certificate shall be entitled to receive in exchange therefor (i) the number of whole Parent ADSs (excluding any fractional interest in Parent ADSs) to which such holder is entitled in respect of such Company Shares pursuant to Section 2.01(a), and (ii) a check in the amount (after giving effect to any required Tax withholdings) equal to (A) any cash in lieu of fractional interests in Parent ADSs to which such holder is entitled pursuant to Section 2.02(e) and (B) any dividends or other distributions to which such holder is entitled pursuant to Section 2.02(c), and the Certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of Company Shares that is not registered in the transfer records of the Company, certificates representing, in the aggregate, the proper number of Parent ADSs and a check in the amount equal to any cash in lieu of any fractional interest in Parent ADSs to which such holder is entitled pursuant to Section 2.02(e) and any dividends or other distributions to which such holder is entitled pursuant to Section 2.02(c) may be issued to a transferee if the Certificate representing such Company Shares is presented to the Exchange Agent, properly endorsed and otherwise in proper form for transfer, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.02, each Certificate shall be deemed at all times after the Effective Time to represent only the right to receive upon such surrender the Parent ADSs, cash in lieu of any fractional interest in Parent ADSs to which such holder is entitled pursuant to Section 2.02(e) and any dividends or other distributions to which such holder is entitled pursuant to Section 2.02(c).

     (c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions declared or made after the Effective Time with respect to the Parent Ordinary Shares with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the Parent ADSs represented thereby, and no cash payment in lieu of any fractional interest in Parent ADSs shall be paid to any such holder pursuant to Section 2.02(e), until the holder of such Certificate shall surrender such Certificate. Subject to the effect of escheat, tax or other applicable Laws (as defined in Section 3.05(a)), following surrender of any such Certificate, there shall be paid to the holder of whole Parent ADSs issued in exchange therefor, without interest, (i) promptly, the amount of any cash payable with respect to a fractional interest in Parent ADSs to which such holder is entitled pursuant to Section 2.02(e) and the amount of dividends or other distributions with a record date after the Effective Time and theretofore paid with respect to such whole Parent ADSs, and
(ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such whole Parent ADSs.

     (d) No Further Rights in Company Shares. All Parent ADSs issued upon conversion of the Company Shares in accordance with the terms hereof (including any cash paid pursuant to Section 2.02(c) or (e)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such Company Shares.

     (e) No Fractional ADSs. (i) No certificates or scrip representing fractional interests in Parent ADSs shall be issued upon the surrender for exchange of Certificates, and such fractional interests will not entitle the owner thereof to vote or to any other rights of a shareholder of Parent or a holder of Parent ADRs or Parent ADSs.

     (ii) As promptly as practicable following the Effective Time, the Exchange Agent shall determine the excess of (A) the number of whole Parent Ordinary Shares delivered to the Depositary by Parent pursuant to Section 2.02(a)(ii) over (B) the aggregate number of whole Parent Ordinary Shares represented by the Parent ADSs to be distributed to holders of Company Shares pursuant to Section 2.02(b) (such excess, as issued as Parent ADSs by the Depositary to the Exchange Agent, the "Excess ADSs"). As soon after the Effective Time as practicable, the Exchange Agent, as agent for the holders of Company Shares, who, but for the provisions of the Section 2.03(e), would be entitled to fractional interests in Parent ADSs, shall sell the Excess ADSs on the Nasdaq National Market ("Nasdaq"), all in the manner provided in clause (iii) of this Section 2.02(e).

     (iii) The sale of the Excess ADSs by the Exchange Agent shall be executed on Nasdaq through one or more member firms of the National Association of Securities Dealers, Inc. (the "NASD"). Until the gross proceeds of such sale or sales have been distributed to the holders of Company Shares who are entitled to receive such proceeds, the Exchange Agent will hold such proceeds in trust for the holders of Company Shares (the "Company Shares Trust"). Parent shall pay all commissions, transfer taxes and other out-of-pocket transaction costs, including the expenses and compensation of the Exchange Agent incurred in connection with such sale of the Excess ADSs. The Exchange Agent shall determine the portion of the Company Shares Trust to which each holder of Company Shares shall be entitled, if any, by multiplying the amount of the aggregate gross proceeds comprising the Company Shares Trust by a fraction, the numerator of which is the amount of the fractional share interest to which such holder of Company Shares is entitled and the denominator of which is the aggregate amount of fractional share interests to which all holders of Company Shares are entitled.

     (iv) As soon as practicable after the determination of the amount of cash, if any, to be paid to the holders of Company Shares in lieu of any fractional interest in Parent ADSs and subject to Section 2.02(i), the Exchange Agent shall make available such amounts to such holders of Company Shares.


     (f) Adjustments to Exchange Ratio. The Exchange Ratio shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Parent Ordinary Shares, Parent ADSs or Company Class A Common Stock), extraordinary cash dividends, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Parent ADSs, Parent Ordinary Shares or Company Class A Common Stock occurring on or after the date hereof and prior to the Effective Time.

     (g) Termination of Exchanges. Any Parent ADSs issuable or deliverable in respect of Certificates pursuant to this Article II and any cash in lieu of fractional interests in Parent ADSs payable pursuant to Section 2.02(e), plus any cash dividends or other distributions that such holder has the right to receive pursuant to Section 2.02(c), that remains unclaimed by any holders of Certificates six months after the Effective Time shall be held by or on behalf of the Depositary, subject to the instruction of Parent, in an account or accounts in Singapore designated for such purpose and on behalf of such holders of Certificates. Any cash remaining unclaimed by holders of Certificates or Company Shares three years after the Effective Time (or such earlier date immediately prior to such time as such cash would otherwise escheat to or become property of any Governmental Authority or as is otherwise provided by applicable Law) shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation or Parent, as Parent may determine, free and clear of any claims or interest of any person previously entitled thereto.

     (h) No Liability. None of the Exchange Agent, Parent or the Surviving Corporation shall be liable to any holder of Company Shares for any such Company Shares (or dividends or distributions with respect thereto), or cash delivered to a public official pursuant to any abandoned property, escheat or similar Law.

     (i) Withholding Rights. Each of the Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Shares such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax Law. To the extent that amounts are so deducted or withheld by the Surviving Corporation or Parent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Company Shares in respect of which such deduction and withholding was made by the Surviving Corporation or Parent, as the case may be.

     (j) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Parent ADSs, any cash in lieu of fractional interests in Parent ADSs to which the holders thereof are entitled pursuant to Section 2.02(e) and any dividends or other distributions to which the holders thereof are entitled pursuant to
Section 2.02(c).

     SECTION 2.03. Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of Company Shares thereafter on the records of the Company. From and after the Effective Time, the holders of Certificates representing Company Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Company Shares, except as otherwise provided in this Agreement or by Law. On or after the Effective Time, any Certificates presented to the Exchange Agent or Parent for any reason shall be converted into Parent Ordinary Shares or Parent ADSs, any cash in lieu of fractional interests in Parent Ordinary Shares or Parent ADSs to which the holders thereof are entitled pursuant to Section 2.02(e) and any dividends or other distributions to which the holders thereof are entitled pursuant to
Section 2.02(c).

     SECTION 2.04. Company Stock Options. (a) At the Effective Time, Parent shall issue Substitute Options (as defined below) in accordance with this
Section 2.04 to all holders of options to purchase shares of Company Class A Common Stock (the "Company Stock Options") outstanding, whether or not exercisable and whether or not vested, immediately prior to the Effective Time under the Company 1999 Stock Purchase and Option Plan and the

Company 2000 Equity Incentive Plan (collectively, the "Company Stock Option Plans"). Parent shall issue the Substitute Options under the terms of the new stock option plans to be adopted by Parent at the Parent Shareholders' Meeting (the "New Stock Option Plans") to replace each of the Company Stock Option Plans. The terms and conditions of the New Stock Option Plans shall be substantially similar in all material respects with the terms and conditions of each of the Company Stock Option Plans, provided that the New Stock Option Plans shall differ from the terms and conditions of the Company Stock Option Plans to the extent necessary to comply with Singapore Law. The Company shall use reasonable efforts to take all necessary action, including obtaining the consent of any holder of Company Stock Options, to implement the substitution of the Company Stock Options with Substitute Options pursuant to the terms of the New Stock Option Plans and in accordance with this Section 2.04; provided, however, that any Company Stock Option that is not substituted with a Substitute Option because the Company Stock Option holder rejects the Substitute Option shall terminate as of the Effective Time. At the Effective Time, (a) each Company Stock Option shall be substituted by Parent with Substitute Options in such manner that Parent (A) is a corporation "issuing a stock option in a transaction to which Section 424(a) applies" within the meaning of Section 424 of the Code and the regulations thereunder or (B), to the extent that Section 424 of the Code does not apply to any such Company Stock Option, would be such a corporation were Section 424 of the Code to apply to such Company Stock Option, and (b) each Substitute Option shall entitle its holder to acquire, on substantially the same terms and conditions as were applicable to the Company Stock Option for which the Substitute Option was substituted, (A) a number of Parent Ordinary Shares equal to the product (rounded down to the nearest whole Parent Ordinary Share) of (1) the number of shares of Company Class A Common Stock that were issuable upon exercise of the related Company Stock Option immediately prior to the Effective Time multiplied by (2) the Option Exchange Ratio (which shall be the number equal to the product of the Exchange Ratio multiplied by 10), and (B) the per share exercise price of each Substitute Option shall be equal to the quotient (rounded up to the nearest cent) arrived at by dividing (1) the per share exercise price of each related Company Stock Option by (2) the Option Exchange Ratio (each, a "Substitute Option"); provided, however, that, upon exercise of a Substitute Option, the holder thereof shall have the right to elect to receive Parent ADSs rather than Parent Ordinary Shares and, upon such election, the holder shall receive a number of Parent ADSs equal to the number of Parent Ordinary Shares subject to the Substitute Option divided by ten (rounded down to the nearest whole Parent ADS).

     (b) Subject to the approval of the shareholders of Parent, Parent shall take all corporate action necessary to make available for issuance a sufficient number of Parent Ordinary Shares to be issued upon exercise of the Substitute Options granted in accordance with this Section 2.04.

     (c) As soon as practicable after the Effective Time, Parent shall deliver, or cause to be delivered, to each holder of a Substitute Option an appropriate notice setting forth such holder's rights pursuant thereto. Parent shall ensure, to the extent required by, and subject to the provisions of, the Company Stock Option Plans, that Company Stock Options that qualified as incentive stock options under Section 422 of the Code prior to the Effective Time shall be substituted by Substitute Options that qualify as incentive stock options under
Section 422 of the Code after the Effective Time. As soon as practicable after the Effective Time, the Parent Ordinary Shares subject to Substitute Options shall be covered by an effective registration statement on Form S-8 and Form F-6 (or any successor form) or another appropriate form, and Parent shall use its reasonable best efforts to maintain the effectiveness of such registration statement or registration statements for so long as Substitute Options remain outstanding. In addition, Parent shall use reasonable best efforts to cause the Parent Ordinary Shares subject to the Substitute Options or underlying any Parent ADSs to be issued upon exercise of the Substitute Options to be listed on the Singapore Exchange Securities Trading Limited (the "SGX-ST"), and to cause any Parent ADSs to be issued upon exercise of the Substitute Options to be quoted on Nasdaq.

     (d) On or after the date of this Agreement and prior to the Effective Time, each of Parent and the Company shall take all necessary action such that, with respect to each member of the Company Board and each employee of the Company that is subject to Section 16 of the Exchange Act, the acquisition by such person of Parent Ordinary Shares, Parent ADSs or Substitute Options in the Merger and the disposition by any such person of Parent Ordinary Shares, Parent ADSs or Company Stock Options pursuant to the transactions contemplated by this Agreement shall be exempt from the short-swing profit liability rules of Section 16(b) of the Exchange Act pursuant to Rule 16b-3 promulgated thereunder.

     SECTION 2.05. Employee Stock Purchase Plan. With respect to the Company's Employee Stock Purchase Plan (the "Purchase Plan"), the purchase period currently in progress shall be shortened by setting a new purchase date in accordance with paragraph 2 of Section 18 of the Purchase Plan (the "New Purchase Date"). The Purchase Plan shall terminate immediately following the purchase of shares of Company Class A Common Stock on the New Purchase Date.

     SECTION 2.06. No Appraisal Rights. In accordance with Section 262 of the DGCL, no appraisal rights shall be available to holders of Company Class A Common Stock in connection with the Merger.


                                   ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     Except as set forth in the Company Disclosure Schedule that has been prepared by the Company and delivered by the Company to Parent in connection with the execution and delivery of this Agreement (the "Company Disclosure Schedule") (which Company Disclosure Schedule shall be arranged in sections corresponding to the sections of this Article III, and any information disclosed in any such section of the Company Disclosure Schedule shall be deemed to be disclosed only for purposes of the corresponding section of this Article III, unless it is reasonably apparent that the disclosure contained in such section of the Company Disclosure Schedule applies to other representations and warranties contained in this Article III), the Company hereby represents and warrants to Parent that:

     SECTION 3.01. Corporate Organization. (a) Each of the Company and each subsidiary of the Company (each a "Company Subsidiary") is a corporation or other organization duly organized, validly existing and, where applicable, in good standing under the laws of the jurisdiction of its incorporation or organization and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority and governmental approvals could not reasonably be expected, individually or in the aggregate, to prevent or materially delay consummation of the Merger or any of the transactions contemplated by this Agreement or the Voting Agreements (collectively, the "Transactions") or otherwise prevent or materially delay the Company from performing its obligations under this Agreement and could not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect (as defined in Section 9.03(a)). The Company and each Company Subsidiary is duly qualified or licensed to do business, and, where applicable, is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing could not reasonably be expected, individually or in the aggregate, to prevent or materially delay consummation of any of the Transactions or otherwise prevent or materially delay the Company from performing its obligations under this Agreement and could not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect.

     (b) A true and complete list of all the Company Subsidiaries, together with the jurisdiction of incorporation or organization of each Company Subsidiary and the percentage of the outstanding capital stock of each Company Subsidiary owned by the Company and each other Company Subsidiary, is set forth in Section 3.01(b) of the Company Disclosure Schedule. Except as set forth in Section 3.01(b) of the Company Disclosure Schedule, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.

     SECTION 3.02. Certificate of Incorporation and By-laws. The Company has made available to Parent or its counsel a complete and correct copy of the Certificate of Incorporation and the By-laws or equivalent organizational documents, each as amended to date, of the Company and each Company Subsidiary. Such Certificates of Incorporation, By-laws or equivalent organizational documents are in full force and effect. Neither the Company nor any Company Subsidiary is in violation of any of the provisions of its Certificate of Incorporation, By-laws or equivalent organizational documents, except where such violations could not reasonably be expected, individually or in the aggregate, to prevent or materially delay consummation of any of the Transactions or otherwise prevent or materially delay the Company from performing its obligations under this Agreement and could not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect.

     SECTION 3.03. Capitalization. (a) The authorized capital stock of the Company consists of (i) 250,000,000 shares of Company Class A Common Stock,
(ii) 250,000,000 shares of class B common stock, par value $0.01 per share, of the Company ("Company Class B Common Stock", and together with the Company Class A Common Stock, the "Company Common Stock"), and (iii) 10,000,000 shares of preferred stock, par value $0.01 per share ("Company Preferred Stock"), of which 10,000 shares have been designated Class A Convertible Preferred Stock, 105,000 shares have been designated Class B Preferred Stock, 8,750 shares have been designated Class C-1 Preferred Stock and 8,750 shares have been designated Class

C-2 Preferred Stock. As of January 30, 2004, (i) 97,303,421 shares of Company Class A Common Stock were issued and outstanding, all of which were validly issued, fully paid and nonassessable, (ii) no shares of Company Class A Common Stock were held in the treasury of the Company, (iii) no shares of Company Class A Common Stock were held by subsidiaries of the Company, (iv) 14,978,196 shares of Company Class A Common Stock were reserved for future issuance pursuant to outstanding Company Stock Options and other purchase rights (the "Company Stock Awards") granted pursuant to the Company Stock Option Plans and the Purchase Plan, (v) 5,020,080 shares of Company Class A Common Stock were reserved for future issuance upon conversion of the 8% Convertible Subordinated Notes due June 15, 2011 of the Company (the "8% Convertible Notes") and (vi) 18,605,805 shares of Company Class A Common Stock were reserved for future issuance upon conversion of the 2.50% Convertible Subordinated Notes due June 1, 2008 of the Company (the "2.50% Convertible Notes", and together with the 8% Convertible Notes, the "Company Convertible Subordinated Notes"). As of the date of this Agreement, no shares of Company Class B Common Stock or Company Preferred Stock are issued and outstanding. Except as set forth in this Section 3.03 or the Company Voting Agreements, there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or any Company Subsidiary or obligating the Company or any Company Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, the Company or any Company Subsidiary. The Company has not adopted, approved or entered into, or proposed to adopt, approve or enter into, any stockholder "rights plan", "poison pill" plan or comparable plan or arrangement. Except for the Company Convertible Subordinated Notes, there are no bonds, debentures, notes or other indebtedness of the Company having the right (or convertible into, or exchangeable for, securities having the right) to vote on any matter on which holders of shares of Company Common Stock may vote. Section 3.03(a) of the Company Disclosure Schedule sets forth the following information with respect to each Company Stock Award outstanding as of the date of this Agreement: (i) the name of the Company Stock Award recipient; (ii) the particular plan pursuant to which such Company Stock Award was granted; (iii) the number of shares of Company Class A Common Stock subject to such Company Stock Award; (iv) the exercise or purchase price of such Company Stock Award; (v) the date on which such Company Stock Award was granted;
(vi) the applicable vesting schedule; (vii) the date on which such Company Stock Award expires; and (viii) whether the exercisability of or right to repurchase of such Company Stock Award will be accelerated in any way by the Transactions, and indicates the extent of acceleration. The Company has made available to Parent or its counsel accurate and complete copies of all Company Plans pursuant to which the Company has granted the Company Stock Awards that are currently outstanding and the form of all stock award agreements evidencing such Company Stock Awards. All shares of Company Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. There are no outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any shares of Company Common Stock or any capital stock of any Company Subsidiary or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Company Subsidiary or any other person. There are no shares of Company Class A Common Stock outstanding that are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other agreement with the

Company. There are no commitments or agreements of any character to which the Company is bound obligating the Company to accelerate the vesting of any Company Stock Award as a result of the Merger. All outstanding shares of Company Class A Common Stock, all outstanding Company Stock Awards, and all outstanding shares of capital stock of each Company Subsidiary have been issued and granted in compliance with (i) all applicable securities laws and other applicable Laws, rules and regulations and (ii) all requirements set forth in applicable contracts.

     (b) Each outstanding share of capital stock of each Company Subsidiary is duly authorized, validly issued, fully paid and nonassessable, and, except for directors' qualifying shares required under applicable Law, each such share is owned by the Company or another Company Subsidiary free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on the Company's or any Company Subsidiary's voting rights, charges and other encumbrances of any nature whatsoever.

     SECTION 3.04. Authority Relative to This Agreement. Subject to the approval and adoption of this Agreement by the Company's stockholders, the Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary corporate action on the part of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Transactions (other than, with respect to the Merger, the approval and adoption of this Agreement by the holders of a majority of the then-outstanding shares of Company Class A Common Stock, if and to the extent required by applicable law, and the filing and recordation of appropriate merger documents as required by the DGCL). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or similar laws affecting creditors' rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity). The Company Board has approved this Agreement, the Voting Agreements and the Transactions and such approvals are sufficient so that the restrictions on business combinations set forth in Section 203(a) of the DGCL shall not apply to the Merger or any of the Transactions. To the knowledge of the Company, no other state takeover statute is applicable to the Merger or the other Transactions.

     SECTION 3.05. No Conflict; Required Filings and Consents. (a) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, (i) conflict with or violate the Certificate of Incorporation or By-laws or any equivalent organizational documents of the Company or any Company Subsidiary, (ii) assuming that all consents, approvals, authorizations and other actions described in Sections 3.04 and 3.05(b) have been obtained and all filings and obligations described in
Section 3.05(b) have been made, conflict with or violate any United States or non-United States statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order ("Law") applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected, or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of the Company or any Company Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary or any of their assets or properties is bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which could not reasonably be expected, individually or in the aggregate, to prevent or materially delay consummation of any of the Transactions or otherwise prevent or materially delay the Company from performing its obligations under this Agreement and could not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect.

     (b) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, require the Company to obtain any consent, approval, authorization or permit of, or to file with or to notify, any United States federal, state, county or local or non-United States government, governmental, regulatory or administrative authority, agency, instrumentality or commission or any court, tribunal, or judicial or arbitral body (a "Governmental Authority"), except (i) applicable requirements, if any, of the Securities Act of 1933, as amended (the "Securities Act"), the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and state securities or "blue sky" laws ("Blue Sky Laws"), (ii) the pre-merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (iii) the filing and recordation of appropriate merger documents as required by the DGCL and the relevant authorities of other jurisdictions in which the Company is qualified to do business, (iv) the filing of appropriate documents with the IRS in connection with the Private Letter Ruling (as defined below) contemplated by Section 6.10(d), and (v) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, could not reasonably be expected, individually or in the aggregate, to prevent or materially delay consummation of any of the Transactions or otherwise prevent or materially delay the Company from performing its obligations under this Agreement and could not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect.

     SECTION 3.06. Permits; Compliance. Each of the Company and the Company Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for each of the Company or the Company Subsidiaries to own, lease and operate its properties or to carry on its business as it is now being conducted (the "Company Permits"), except where the failure to have, or the suspension or cancellation of, any of the Company Permits could not reasonably be expected, individually or in the aggregate, to prevent or materially delay consummation of any of the Transactions or otherwise prevent or materially delay the Company from performing its obligations under this Agreement and could not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect. No suspension or cancellation of any of the Company Permits is pending or, to the knowledge of the Company, threatened, except where the failure to have, or the suspension or cancellation of, any of the Company Permits could not reasonably be expected, individually or in the aggregate, to prevent or materially delay consummation of any of the Transactions or otherwise prevent or materially delay the Company from performing its obligations under this Agreement and could not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary is in conflict with, or in default, breach or violation of, (a) any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected, or (b) any note, bond, mortgage, indenture, contract, agreement, lease, license, Company Permit, franchise or other instrument or obligation to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary or any property or asset of the Company or any Company Subsidiary is bound, except for any such conflicts, defaults, breaches or violations that could not reasonably be expected, individually or in the aggregate, to prevent or materially delay consummation of any of the Transactions or otherwise prevent or materially delay the Company from performing its obligations under this Agreement and could not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect.

     SECTION 3.07. SEC Filings; Financial Statements. (a) The Company has filed all forms, reports and documents required to be filed by it with the Securities and Exchange Commission (the "SEC") since August 8, 2000 (as such documents have been amended prior to the date hereof, collectively, the "Company SEC Reports"). As of their respective dates, the Company SEC Reports (i) complied in all material respects in accordance with either the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations promulgated thereunder, and (ii) did not, at the time they were filed, or, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No Company Subsidiary is required to file any form, report or other document with the SEC.

     (b) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the Company SEC Reports was prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by the SEC on Form 10-Q, Form 8-K or any similar or successor form) and each fairly presents, in all material respects, the consolidated financial position, results of operations and cash flows of the Company and its consolidated subsidiaries as at the respective dates thereof and for the respective periods indicated therein, except that the unaudited interim financial statements may not contain footnotes and as otherwise noted therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments).

     (c) Except as and to the extent set forth on the consolidated balance sheet of the Company and the consolidated Company Subsidiaries as at September 30, 2003, including the notes thereto, neither the Company nor any Company Subsidiary has any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on a balance sheet prepared in accordance with GAAP, except for liabilities and obligations incurred in the ordinary course of business and in a manner consistent with past practice since September 30, 2003 which, individually or in the aggregate, could not reasonably be expected to have a Company Material Adverse Effect.

     (d) The Company has made available to Parent or its counsel all comment letters received by the Company from the SEC or the staff thereof since January 1, 2000 and all responses to such comment letters filed by or on behalf of the Company.

     (e) The Company has timely filed all certifications and statements required by (x) Rule 13a-14 or Rule 15d-14 under the Exchange Act or (y) 18 U.S.C.
Section 1350 (Section 906 of the Sarbanes-Oxley Act of 2002) with respect to any Company SEC Report. The Company maintains disclosure controls and procedures required by Rule 13a-15 or Rule 15d-15 under the Exchange Act; such controls and procedures are designed to ensure that material information concerning the Company and the Company Subsidiaries is made known on a timely basis to the individuals responsible for the preparation of the Company's SEC filings and other public disclosure documents.

     (f) The Company maintains a standard system of accounting established and administered in accordance with GAAP. The Company and the Company Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management's general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management's general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

     (g) Since January 1, 2000, neither the Company nor any Company Subsidiary nor, to the Company's knowledge, any director, officer, employee, auditor, accountant or representative of the Company or any Company Subsidiary, has received or otherwise had or obtained knowledge of any written or formal complaint, allegation or claim regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any Company Subsidiary or their respective internal accounting controls, including any complaint, allegation, assertion or claim that the Company or any Company Subsidiary has engaged in questionable accounting or auditing practices. No attorney representing the Company or any Company Subsidiary, whether or not employed by the Company or any Company Subsidiary, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Company Board or any committee thereof or to any director or officer of the Company. Since January 1, 2000, there have been no formal internal investigations regarding financial reporting or accounting policies and practices discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, general counsel, the Company Board or any committee thereof, other than ordinary course audits or reviews of accounting policies and practices or internal controls required by the Sarbanes-Oxley Act of 2002.

     (h) To the knowledge of the Company, no employee of the Company or any Company Subsidiary has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable Law. Neither the Company nor any Company Subsidiary nor any officer, employee, contractor, subcontractor or agent of the Company or any such Company Subsidiary has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of the Company or any Company Subsidiary in the terms and conditions of employment because of any act of such employee described in 18 U.S.C. Section 1514A(a).

     SECTION 3.08. Absence of Certain Changes or Events. Since September 30, 2003, except as contemplated by this Agreement, (a) the Company and the Company Subsidiaries have conducted their businesses only in the ordinary course of business and in a manner consistent with past practice, (b) there has not been any event, circumstance, change or effect that, individually or in the aggregate, has had, constitutes or could reasonably be expected to have, a Company Material Adverse Effect, and (c) none of the Company or any Company Subsidiary has taken any action that, if taken after the date of this Agreement, would constitute a material breach of any of the covenants set forth in Section 5.01.

     SECTION 3.09. Absence of Litigation. There is no litigation, suit, claim, action, proceeding or investigation (an "Action") pending or, to the knowledge of the Company, threatened in writing against the Company or any Company Subsidiary, or any property or asset of the Company or any Company Subsidiary, before any Governmental Authority that (a) individually or in the aggregate, has had, or could reasonably be expected to have, a Company Material Adverse Effect or (b) seeks to materially delay or prevent the consummation of any of the Transactions. Neither the Company nor any Company Subsidiary nor any material property or asset of the Company or any Company Subsidiary is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of the Company, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority, that could reasonably be expected, individually or in the aggregate, to prevent or materially delay consummation of any of the Transactions or otherwise prevent or materially delay the Company from performing its obligations under this Agreement or could reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect.

     SECTION 3.10. Employee Benefit Plans. (a) Section 3.10(a) of the Company Disclosure Schedule lists (i) all employee benefit plans (as defined in Section 3(3) of the United States Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and whether or not subject to the requirements of ERISA) and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance and other material benefit plans, programs or arrangements, and all employment, termination, severance and other material similar contracts or agreements (including, without limitation, any such contracts or agreements relating to a sale of the Company or any Company Subsidiary or the consummation of any Transaction) to which the Company or any Company Subsidiary is a party, with respect to which the Company or any Company Subsidiary has any material obligation or liability or that are maintained, contributed to or sponsored by the Company or any Company Subsidiary for the benefit of any current or former employee, officer or director of the Company or any Company Subsidiary, (ii) each employee benefit plan for which the Company or any Company Subsidiary could incur liability under Section 4069 of ERISA in the event such plan has been or were to be terminated and (iii) any employee benefit plan in respect of which the Company or any Company Subsidiary could incur liability under Section 4212(c) of ERISA (collectively, the "Company Plans").

     (b) With respect to each Company Plan that is subject to United States Law (a "U.S. Company Plan"), the Company has made available to Parent or its counsel a true and complete copy of (i) each U.S. Company Plan document, (ii) the most recently filed Internal Revenue Service ("IRS") Form 5500, if any, relating to such U.S. Company Plan, (iii) the most recent summary plan description for each U.S. Company Plan for which a summary plan description is required by applicable Law, (iv) the most recently received determination letter, if any, issued by the IRS with respect to any U.S. Company Plan that is intended to qualify under
Section 401(a) of the Code, and (v) the most recently prepared actuarial report or financial statement, if any, relating to a U.S. Company Plan. With respect to each Company Plan that is not subject to United States Law (a "Non-U.S. Company Plan"), the Company has made available to Parent or its counsel a true and complete copy of each Non-U.S. Company Plan document and each material document, if any, prepared in connection with each Non-U.S. Company Plan.

     (c) None of the Company, any Company Subsidiary or any Company ERISA Affiliate maintains, contributes to or has any liability with respect to a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA) (a "Multiemployer Plan") or a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) for which liability under Section 4063 or 4064 of ERISA could be incurred (a "Multiple Employer Plan"). Except as set forth in
Section 3.10(c) of the Company Disclosure Schedule, none of the U.S. Company Plans (i) provides for the payment of separation, severance, termination or similar-type benefits to any person, (ii) obligates the Company or any Company Subsidiary to pay separation, severance, termination or similar-type benefits solely or partially as a result of any Transaction or (iii) obligates the Company or any Company Subsidiary to make any payment or provide any benefit as a result of a "change in control", within the meaning of such term under Section 280G of the Code. None of the U.S. Company Plans provides for or promises retiree medical, disability or life insurance benefits to any current or former employee, officer or director of the Company or any Company Subsidiary, except as required by applicable Law. The Company, each Company Subsidiary and each Company ERISA Affiliate have complied in all material respects with the requirements of Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code and any similar state Law ("COBRA").

     (d) Each U.S. Company Plan has been maintained, funded and administered in accordance with its terms and the requirements of all applicable Laws, including, without limitation, ERISA and the Code, except where such non-compliance could not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect. The Company and the Company Subsidiaries have performed all material obligations required to be performed by them under, are not in any material respect in default under or in violation of, and have no knowledge of any material default or violation by any party to, any U.S. Company Plan. No Action is pending or, to the knowledge of the Company, threatened with respect to any U.S. Company Plan (other than claims for benefits in the ordinary course) that could reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect and, to the knowledge of the Company, no fact or event exists that could reasonably be expected to give rise to any such Action.

     (e) Each U.S. Company Plan that is intended to be qualified under Section 401(a) of the Code has timely applied for or received a favorable determination letter from the

IRS covering all of the provisions applicable to the U.S. Company Plan for which determination letters are currently available that the U.S. Company Plan is so qualified or may rely on an opinion or advisory letter issued to a master or prototype or volume submitter provider with respect to the tax-qualified status of such U.S. Company Plan.

     (f) Except for matters that, individually or in the aggregate, have not had and could not reasonably be expected to have a Company Material Adverse Effect, there has not been any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any U.S. Company Plan. None of the Company, any Company Subsidiary or any Company ERISA Affiliate has incurred any liability under, arising out of or by operation of Title IV of ERISA (other than liability for premiums to the Pension Benefit Guaranty Corporation arising in the ordinary course), including, without limitation, any liability in connection with (i) the termination or reorganization of any employee benefit plan subject to Title IV of ERISA, or (ii) the withdrawal from any Multiemployer Plan or Multiple Employer Plan, and no fact or event exists that would give rise to any such liability.

          (g) With respect to each Non-U.S. Company Plan:

          (i) each Non-U.S. Company Plan has been maintained and administered in compliance with all applicable Laws, except where such non-compliance could not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect;

          (ii) all employer and employee contributions to each Non-U.S. Company Plan required by Law or by the terms of such Non-U.S. Company Plan have been made, or, if applicable, accrued in accordance with the standard accounting practices applicable in the local jurisdiction, and a pro rata contribution for the period prior to and including the date of this Agreement has been made or accrued;

          (iii) the fair market value of the assets of each funded Non-U.S. Company Plan, the liability of each insurer for any Non-U.S. Company Plan funded through insurance or the book reserve established for any Non-U.S. Company Plan, together with any accrued contributions, is sufficient to procure or provide for the benefits determined on an ongoing basis (actual or contingent) accrued to the date of this Agreement with respect to all current and former participants under such Non-U.S. Company Plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such Non-U.S. Company Plan, and no Transaction shall cause such assets or insurance obligations to be less than such benefit obligations; provided that a Non-U.S. Company Plan that is maintained solely pursuant to applicable foreign Law and sponsored by a Governmental Authority shall not be subject to this paragraph;

          (iv) each Non-U.S. Company Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities and, except as could not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect, each Non-U.S. Company Plan is now and always has been operated in compliance with all applicable non-United States Laws;

          (v) none of the grants, subsidies, concessions and/or allowances that have been received by the Company or any Company Subsidiary from any Governmental Authority are liable to be repaid or revoked in whole or in part as a result of the entry into or the completion of this Agreement or the Transactions;

          (vi) all deductions and payments required to be made by the Company or any Company Subsidiary in respect of Central Provident Fund or Central Provident Scheme contributions (including employer's contributions) in relation to the remuneration of its employees to any relevant competent authority have been so made; and

          (vii) except as set forth in Section 3.10(g)(vii) of the Company Disclosure Schedule, none of the Non-U.S. Company Plans (A) provides for the payment of material separation, severance, termination or similar-type benefits to any person, (B) obligates the Company or any Company Subsidiary to pay material separation, severance, termination or similar-type benefits solely or partially as a result of any Transaction, or (C) obligates the Company or any Company Subsidiary to make any material payment or provide any material benefit as a result of a change in control under applicable Law. None of the Non-U.S. Company Plans provides for or promises material retiree medical, disability or life insurance benefits to any current or former employee, officer or director of the Company or any Company Subsidiary, except as required by applicable Law.

     SECTION 3.11. Labor and Employment Matters. (a) Except as set forth in
Section 3.11 of the Company Disclosure Schedule or as could not reasonably be expected, individually or in the aggregate, to prevent or materially delay consummation of any of the Transactions or otherwise prevent or materially delay the Company from performing its obligations under this Agreement and could not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect:

          (i) there are no controversies pending or, to the knowledge of the Company, threatened between the Company or any Company Subsidiary and any of their respective employees;

          (ii) neither the Company nor any Company Subsidiary is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or any Company Subsidiary, nor, to the knowledge of the Company, are there any activities or proceedings of any labor union to organize any such employees;

          (iii) there are no unfair labor practice complaints pending against the Company or any Company Subsidiary before the National Labor Relations Board or any current union representation questions involving employees of the Company or any Company Subsidiary; and

          (iv) there is no strike, slowdown, work stoppage or lockout, or, to the knowledge of the Company, threat thereof, by or with respect to any employees of the Company or any Company Subsidiary.

The consent of the labor unions that are a party to the collective bargaining agreements listed in Section 3.11 of the Company Disclosure Schedule is not required to consummate the Transactions.

     (b) Except as could not reasonably be expected, individually or in the aggregate, to prevent or materially delay consummation of any of the Transactions or otherwise prevent or materially delay the Company from performing its obligations under this Agreement and could not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse
Effect:

          (i) the Company and the Company Subsidiaries are in compliance with all applicable laws relating to the employment of labor, including those related to wages, hours, collective bargaining and the payment and withholding of taxes and other sums as required by the appropriate Governmental Authority and have withheld and paid to the appropriate Governmental Authority or are holding for payment not yet due to such Governmental Authority all amounts required to be withheld from employees of the Company or any Company Subsidiary and are not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing;

          (ii) the Company and the Company Subsidiaries have paid in full to all employees or adequately accrued for in accordance with GAAP consistently applied all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees and there is no claim with respect to payment of wages, salary or overtime pay that has been asserted or is now pending or threatened before any Governmental Authority with respect to any persons currently or formerly employed by the Company or any Company Subsidiary;

          (iii) neither the Company nor any Company Subsidiary is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Authority relating to employees or employment practices;

          (iv) there is no charge or proceeding with respect to a violation of any occupational safety or health standards that has been asserted or is now pending or threatened with respect to the Company; and

          (v) there is no charge of discrimination in employment or employment practices, for any reason, including, without limitation, age, gender, race, religion or other legally protected category, which has been asserted or is now pending or threatened before the United States Equal Employment Opportunity Commission, or any other Governmental Authority in any jurisdiction in which the Company or any Company Subsidiary has employed or employ any person.

     SECTION 3.12. Real Property; Title to Assets. (a) Section 3.12(a) of the Company Disclosure Schedule lists each parcel of real property currently owned by the Company or any Company Subsidiary or owned by the Company and any Company Subsidiary after January 1, 1999. Each parcel of real property owned by the Company or any Company Subsidiary (i) is owned free and clear of all mortgages, pledges, liens, security interests, conditional and installment sale agreements, encumbrances, charges or other claims of third parties of any kind, including, without limitation, any easement, right of way or other encumbrance to title, or any option, right of first refusal, or right of first offer (collectively, "Liens"), other than Permitted Liens (as defined in Section 9.03(a)), and (ii) is neither subject to any governmental decree or order to be sold nor is being condemned, expropriated or otherwise taken by any public authority with or without payment of compensation therefor, nor, to the knowledge of the Company, has any such condemnation, expropriation or taking been proposed.

     (b) Section 3.12(b) of the Company Disclosure Schedule lists each parcel of real property currently leased or subleased by the Company or any Company Subsidiary, with the name of the lessor and the date of the lease, sublease, assignment of the lease, any guaranty given or leasing commissions payable by the Company or any Company Subsidiary in connection therewith and each amendment to any of the foregoing (collectively, the "Company Lease Documents"). True, correct and complete copies of all Company Lease Documents have been made available to Parent or its counsel. All such current leases and subleases are in full force and effect, are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing material default or event of default (or event which, with notice or lapse of time, or both, would constitute a default) by the Company or any Company Subsidiary or, to the Company's knowledge, by the other party to such lease or sublease.

     (c) Except as could not reasonably be expected, individually or in the aggregate, to prevent or materially delay consummation of any of the Transactions or otherwise prevent or materially delay the Company from performing its obligations under this Agreement and could not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse
Effect: (i) there are no contractual or legal restrictions that preclude or restrict the ability to use any real property owned or leased by the Company or any Company Subsidiary for the purposes for which it is currently being used; and (ii) there are no material latent defects or material adverse physical conditions affecting the real property, and improvements thereon, owned or leased by the Company or any Company Subsidiary.

     (d) Each of the Company and the Company Subsidiaries has good and valid title to, or, in the case of leased properties and assets, valid leasehold or subleasehold interests in, all of its properties and assets, tangible and intangible, real, personal and mixed, used or held for use in its business, free and clear of any Liens, except for Permitted Liens.

     SECTION 3.13. Intellectual Property. (a) Except as could not reasonably be expected, individually or in the aggregate, to prevent or materially delay consummation of any of the Transactions or otherwise prevent or materially delay the Company from performing its obligations under this Agreement and could not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect:

          (i) to the knowledge of the Company, the Company and the Company Subsidiaries own or are licensed to use all Intellectual Property used in or necessary for the conduct of their respective businesses as currently conducted;

          (ii) to the knowledge of the Company, the conduct of the business of the Company and the Company Subsidiaries as currently conducted does not infringe upon or misappropriate the Intellectual Property rights of any third party;

          (iii) there are no claims or suits pending or, to the knowledge of the Company and except as set forth in Section 3.13(a)(iii) of the Company Disclosure Schedule, threatened against the Company or any Company Subsidiary (A) alleging that the conduct of the business of the Company or any Company Subsidiary as currently conducted infringes upon or misappropriates the Intellectual Property rights of any third party or (B) challenging the ownership, use, validity or enforceability of any item of Intellectual Property owned by the Company or a Company Subsidiary ("Company Owned Intellectual Property");

          (iv) with respect to the Company Owned Intellectual Property, the Company or a Company Subsidiary is the owner of the entire right, title and interest in and to such Company Owned Intellectual Property, free and clear of all liens, encumbrances and other restrictions, and is entitled to use such Company Owned Intellectual Property in the continued operation of its respective business;

          (v) there are no settlements, forbearances to sue, consents, judgments, orders or similar obligations which (A) restrict the business of the Company or any Company Subsidiary in or under any Intellectual Property rights of any third party; or (B) permit any third party to use any Company Owned Intellectual Property;

          (vi) Section 3.13(a)(vi) of the Company Disclosure Schedule sets forth each item of material Intellectual Property licensed to the Company or a Company Subsidiary ("Company Licensed Intellectual Property"), and the Company or a Company Subsidiary has the right to use such Company Licensed Intellectual Property in the continued operation of its respective business in accordance with the terms of the license agreement governing such Company Licensed Intellectual Property and the Company and the Company Subsidiaries have used such Company Licensed Intellectual Property in accordance with the terms of such license agreement;

          (vii) to the knowledge of the Company, the Company Owned Intellectual Property is valid and enforceable, and has not been adjudged invalid or unenforceable in whole or in part;

          (viii) to the knowledge of the Company, no person is engaging in any activity that infringes upon or misappropriates the Company Owned Intellectual Property;

          (ix) to the knowledge of the Company, each license of the Company Licensed Intellectual Property is valid and enforceable, is binding on all parties to such license, and is in full force and effect;

          (x) to the knowledge of the Company, no party to any license of the Company Licensed Intellectual Property is in breach thereof or default thereunder; and

          (xi) neither the execution of this Agreement nor the consummation of any Transaction will adversely affect any of the Company's or Company Subsidiaries' rights with respect to the Company Owned Intellectual Property or the Company Licensed Intellectual Property.

     (b) Except as could not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect, the Company and Company Subsidiaries have taken commercially reasonable actions to protect each item of Company Owned Intellectual Property. The Company and Company Subsidiaries have policies of (i) obtaining assignments from all technical employees and consultants, who are involved in any way in the research, development or invention of technology, of all of their rights in the technology created by them within the scope of their employment during such employment and (ii) requiring all directors who are involved in an executive capacity with the Company or a Company Subsidiary, officers, management employees, and technical and professional employees of the Company and Company Subsidiaries to enter into written agreements with the Company or Company Subsidiaries to maintain in confidence all confidential or proprietary information acquired by them in the course of their employment. The Company and Company Subsidiaries enforce the foregoing policies in a manner consistent with industry standard practices and neither the Company nor the Company Subsidiaries are aware of any violations of the foregoing policies.

     (c) The Company or any Company Subsidiary has not agreed to indemnify any third party for or against any infringement or misappropriation with respect to any third party Intellectual Property other than in the ordinary course of business.

     (d) The consummation of the Transactions will not result in the Company or any Company Subsidiary being bound by any non-compete or other restriction on the operation of any business of the Company or any Company Subsidiary, or in the grant by the Company or any Company Subsidiary of any rights or licenses to any Company Owned Intellectual Property.

     (e) The Company or any Company Subsidiary has not licensed any Company Owned Intellectual Property to any third party other than in the ordinary course of business.

     SECTION 3.14. Taxes. The Company and the Company Subsidiaries have filed all material Tax Returns (as defined in Section 9.03(a)) required to be filed by them and have paid and discharged all material Taxes required to be paid or discharged, other than such payments as are being contested in good faith by appropriate proceedings. All Tax Returns are true, accurate and complete in all material respects. Neither the IRS nor any other United States or non-United States taxing authority or agency is now asserting or, to the knowledge of the Company, threatening to assert, against the Company or any Company Subsidiary any material deficiency or claim for any Taxes or interest thereon or penalties in connection therewith. Neither the Company nor any Company Subsidiary has granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Tax. The accruals and reserves for Taxes reflected in the consolidated balance sheet of the Company and the consolidated Company Subsidiaries as at September 30, 2003 are adequate to cover all Taxes accruable through such date (including interest and penalties, if any, thereon) in accordance with GAAP. There are no Tax liens upon any property or assets of the Company or any of the Company Subsidiaries except liens for current Taxes not yet due. Neither the Company nor any

Company Subsidiary has been a "distributing corporation" or a "controlled corporation" in a distribution intended to qualify under Section 355(e) of the Code within the past five years. To the knowledge of the Company, neither the Company nor any of its affiliates has taken or agreed to take any action that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code (determined without the application of Section 367 of the Code) or the exchange by Eligible Company Stockholders of Company Shares for Parent ADSs pursuant to the Merger from satisfying the requirements of
Section 1.367(a)-3(c) of the Income Tax Regulations (the "Regulations") other than subsection (3)(C) thereof. The Company is not aware of any agreement, plan or other circumstance that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code (determined without the application of Section 367 of the Code) or the by Eligible Company Stockholders of Company Shares for Parent ADSs pursuant to the Merger from satisfying the requirements of Section 1.367(a)-3(c) of the Regulations other than subsection (3)(C) thereof.

     SECTION 3.15. Environmental Matters. Except as could not reasonably be expected, individually or in the aggregate, to prevent or materially delay consummation of any of the Transactions or otherwise prevent or materially delay the Company from performing its obligations under this Agreement and could not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect:

          (a) neither the Company nor any Company Subsidiary has violated or is in violation of any Environmental Law (as defined in Section 9.03(a)) and neither the Company nor any Company Subsidiary has received any written communication from a Governmental Agency or person alleging any actual or potential liability of, or any actual or potential violation by, the Company or any Company Subsidiary arising under any Environmental Law;

          (b) none of the properties currently owned, leased or operated by the Company or any Company Subsidiary or formerly owned, leased or operated by the Company or any Company Subsidiary (including, without limitation, soils and surface and groundwaters) is or has been contaminated with any Hazardous Substance (as defined in Section 9.03(a)), which contamination requires investigation or remediation under any Environmental Law, or has given rise to or would reasonably be expected to give rise to liability or obligations (including any investigatory, reporting or remedial obligation) under any Environmental Law;

          (c) neither the Company nor any Company Subsidiary has stored, handled, treated, disposed of, arranged for the disposal of, transported or released any Hazardous Substance at any property or facility, including, without limitation, any offsite location, and neither the Company nor any Company Subsidiary has or has allegedly exposed any person to any Hazardous Substance, so as to give rise to a requirement for investigation or remediation under any Environmental Law or so as to give rise to any current or reasonably expected future liability or obligation (including any investigatory, reporting or remedial obligation) under any Environmental Law;

          (d) the Company and the Company Subsidiaries have all permits, licenses and other authorizations required under any Environmental Law and the

     Company and the Company Subsidiaries are in compliance with, and have no current or pending liability or obligation associated with any past non-compliance with, such permits, licenses and authorizations;

          (e) neither the execution of this Agreement nor the consummation of the Transactions will require any investigation, remediation or other action with respect to Hazardous Substances, or any notice to or consent of Governmental Authorities or third parties, pursuant to any applicable Environmental Law;

          (f) neither the Company nor any Company Subsidiary has designed, manufactured, installed, marketed, sold, handled or distributed asbestos or any asbestos-containing product or asbestos-containing material, and no basis in fact or Law, or under contract or lease agreement, exists upon which any claim of liability could be asserted against the Company or any Company Subsidiary relating to asbestos, asbestos-containing products or asbestos-containing materials located at any property or facility; and

          (g) the Company has made available to Parent or its counsel all environmental reports and other material environmental documents relating to its business or to the Company or the Company Subsidiaries, or to their respective affiliates' or predecessors' properties, facilities or operations.

     SECTION 3.16. Material Contracts. (a) Subsections (i) through (xi) of
Section 3.16(a) of the Company Disclosure Schedule list the following types of contracts and agreements to which the Company or any Company Subsidiary is a party (such contracts and agreements as are required to be set forth in Section 3.16(a) of the Company Disclosure Schedule being the "Material Company Contracts"):

          (i) each "material contract" (as such term is defined in Item 610(b)(10) of Regulation S-K of the SEC) with respect to the Company and its Company Subsidiaries;

          (ii) each contract and agreement that is likely to involve consideration of more than $500,000, in the aggregate, over the remaining term of such contract or agreement, than purchase orders entered into in the ordinary course of business and in a manner consistent with past practice;

          (iii) each contract and agreement evidencing outstanding indebtedness in a principal amount of $500,000 or more;

          (iv) all leases of real property leased for the use or benefit of the Company or any Company Subsidiary;

          (v) all material contracts and agreements with any Governmental Authority to which the Company or any Company Subsidiary is a party;

          (vi) all contracts and agreements that limit, or purport to limit, the ability of the Company or any Company Subsidiary to compete in any line of business or with any person or entity or in any geographic area or during any period of time;

          (vii) all contracts and agreements providing for benefits under any Company Plan;

          (viii) all contracts for employment required to be listed in Section
     3.10 of the Company Disclosure Schedule;

          (ix) each joint venture, partnership, strategic alliance and similar agreement to which the Company or any Company Subsidiary is a party, which is material to the Company or any Company Subsidiary or which provides for the ownership of any equity interest in any person or entity;

          (x) all material broker, distributor, dealer, manufacturer's representative, franchise, agency, sales promotion, market research, marketing consulting and advertising contracts, and agreements to which the Company or any Company Subsidiary is a party;

          (xi) all management contracts (excluding contracts for employment) and contracts with other consultants, including any contracts involving the payment of royalties or other amounts calculated based upon the revenues or income of the Company or any Company Subsidiary or income or revenues related to any product or service of the Company or any Company Subsidiary to which the Company or any Company Subsidiary is a party;

          (xii) all licenses or sublicenses of Intellectual Property to which the Company or any Company Subsidiary is a party and that are material to the business of the Company or any Company Subsidiary; and

          (xiii) all other contracts and agreements that are material to the Company and the Company Subsidiaries, taken as a whole, or the absence of which could reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect.

     (b) Except as could not reasonably be expected, individually or in the aggregate, to prevent or materially delay consummation of any of the Transactions or otherwise prevent or materially delay the Company from performing its obligations under this Agreement and could not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse
Effect:

          (i) each Material Company Contract is a legal, valid and binding agreement;

          (ii) neither the Company nor any Company Subsidiary has received any claim of default under any Material Company Contract and neither the Company nor any Company Subsidiary is in breach or violation of, or default under, any Material Company Contract;

          (iii) to the Company's knowledge, no other party is in breach or violation of, or default under, any Material Company Contract; and

          (iv) neither the execution of this Agreement nor the consummation of any Transaction shall constitute a default under, give rise to cancellation rights under or otherwise adversely affect any of the material rights of the Company or any Company Subsidiary under any Material Company Contract.

The Company has made available to Parent or its counsel true and complete copies of all Material Company Contracts, including any amendments thereto.

     SECTION 3.17. Insurance. The Company and the Company Subsidiaries maintain insurance coverage with reputable insurers in such amounts and covering such risks as are in accordance with normal industry practice for companies engaged in businesses similar to that of the Company and the Company Subsidiaries (taking into account the cost and availability of such insurance).

     SECTION 3.18. Customers and Suppliers. Section 3.18 of the Company Disclosure Schedule sets forth a true and complete list of the Company's top 20 customers for 2003 (based on the revenue from such customers during the 12-month period ended December 31, 2003) and top 20 suppliers for 2003 (based on payments to such suppliers during the 12-month period ended December 31, 2003). Except as set forth in Section 3.18 of the Company Disclosure Schedule, no customer that accounted for more than two percent of the Company's consolidated revenues during the 12-month period ended December 31, 2003 and no material supplier of the Company and the Company Subsidiaries during that period (a) has cancelled or otherwise terminated any agreement with the Company or any Company Subsidiary prior to the expiration of the agreement term, (b) has returned, or threatened to return, a substantial amount of any of the products, equipment, goods and services purchased from the Company or any Company Subsidiary, or (c) to the Company's knowledge, has threatened, or indicated its intention, to cancel or otherwise terminate its relationship with the Company or the Company Subsidiaries or to reduce substantially its purchases from or sales to the Company or any Company Subsidiary of any products, equipment, goods or services. Neither the Company nor any Company Subsidiary has (y) breached any material agreement with or (z) engaged in any fraudulent conduct with respect to, any such customer or supplier of the Company or any Company Subsidiary.

     SECTION 3.19. Board Approval; Vote Required. (a) The Company Board, by resolutions duly adopted by unanimous vote of those members of the Company Board voting at a meeting duly called and held and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement, the Voting Agreements and the Merger are fair to and in the best interests of the Company and its stockholders, (ii) approved this Agreement, the Voting Agreements and the Merger and declared their advisability, (iii) recommended that the stockholders of the Company approve and adopt this Agreement and approve the Merger and directed that this Agreement and the Merger be submitted for consideration by the holders of Company Class A Common Stock at the Company Stockholders' Meeting (as defined below), and (iv) confirmed that the Company Stock Options will not accelerate as a result of the Merger. Pursuant to Article Twelve of the Company's Certificate of Incorporation, the limitations on business combinations contained in Section 203 of the DGCL do not apply to the Company.

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
     (b) The only vote of the holders of any class or series of capital stock or other securities of the Company necessary to approve this Agreement, the Voting Agreements, the Merger and the other Transactions is the affirmative vote of the holders of a majority of the outstanding shares of Company Class A Common Stock in favor of the approval and adoption of this Agreement.

     SECTION 3.20. Certain Business Practices. None of the Company, any Company Subsidiary or, to the Company's knowledge, any directors or officers, agents or employees of the Company or any Company Subsidiary, has (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity; (b) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; or (c) made any payment in the nature of criminal bribery.

     SECTION 3.21. Interested Party Transactions. Except for any agreement or arrangement that is likely to involve consideration of less than $50,000 during any calendar year, no director, officer or other affiliate of the Company or any Company Subsidiary (a) purchases from or sells or furnishes to, the Company or any Company Subsidiary, any goods or services, (b) is a party to any contract or agreement disclosed in Section 3.16 of the Company Disclosure Schedule, or (c) has any contractual or other arrangement with the Company or any Company Subsidiary. The Company and the Company Subsidiaries have not, since January 1, 2002, (i) extended or maintained credit, arranged for the extension of credit or renewed an extension of credit in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of the Company, or (ii) materially modified any term of any such extension or maintenance of credit.

     SECTION 3.22. Ownership of Parent Ordinary Shares. As of the date of this Agreement, neither the Company nor any Company Subsidiary is the beneficial owner of any shares of capital stock of Parent.

     SECTION 3.23. Opinion of Financial Advisor. The Company Board has received the opinion of Credit Suisse First Boston LLC, dated the date of this Agreement, to the effect that, as of the date of this Agreement, the Exchange Ratio is fair, from a financial point of view, to the holders of Company Class A Common Stock, a written copy of which opinion will be delivered to Parent, solely for informational purposes, promptly after receipt thereof by the Company Board.

     SECTION 3.24. Brokers. No broker, finder or investment banker (other than Credit Suisse First Boston LLC) is entitled to any brokerage, finder's or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company. The Company has made available to Parent or its counsel a complete and correct copy of all agreements between the Company and Credit Suisse First Boston LLC pursuant to which such firm would be entitled to any payment relating to the Transactions.

                                   ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES OF PARENT

     Except as set forth in the Parent Disclosure Schedule that has been prepared by Parent and delivered by Parent to the Company in connection with the execution and delivery of this Agreement (the "Parent Disclosure Schedule") (which Parent Disclosure Schedule shall be arranged in sections corresponding to the sections of this Article IV, and any information disclosed in any such section of the Parent Disclosure Schedule shall be deemed to be disclosed only for purposes of the corresponding section of this Article IV, unless it is reasonably apparent that the disclosure contained in such section of the Parent Disclosure Schedule applies to other representations and warranties contained in this Article IV), Parent hereby represents and warrants to the Company that:

     SECTION 4.01. Corporate Organization. (a) Each of Parent and each subsidiary of Parent (each a "Parent Subsidiary") is a corporation or other organization duly organized, validly existing and, where applicable, in good standing under the laws of the jurisdiction of its incorporation or organization and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority and governmental approvals could not reasonably be expected, individually or in the aggregate, to prevent or materially delay consummation of any of the Transactions or otherwise prevent or materially delay Parent or Merger Sub from performing its obligations under this Agreement and could not reasonably be expected, individually or in the aggregate, to have a Parent Material Adverse Effect (as defined in Section 9.03(a)). Parent and each Parent Subsidiary is duly qualified or licensed to do business, and, where applicable, is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing could not reasonably be expected, individually or in the aggregate, to prevent or materially delay consummation of any of the Transactions or otherwise prevent or materially delay Parent or Merger Sub from performing its obligations under this Agreement and could not reasonably be expected, individually or in the aggregate, to have a Parent Material Adverse Effect.

     (b) A true and complete list of all the Parent Subsidiaries, together with the jurisdiction of incorporation or organization of each Parent Subsidiary and the percentage of the outstanding capital stock of each Parent Subsidiary owned by Parent and each other Parent Subsidiary, is set forth in Section 4.01(b) of the Parent Disclosure Schedule. Except as set forth in Section 4.01(b) of the Parent Disclosure Schedule, Parent does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.

     SECTION 4.02. Certificate of Incorporation and By-Laws. Parent has made available to the Company or its counsel a complete and correct copy of the Memorandum and Articles of Association or equivalent organizational documents, each as amended to date, of

Parent and each Parent Subsidiary. Such Memorandum and Articles of Association or equivalent organizational documents are in full force and effect. Neither Parent nor any Parent Subsidiary is in violation of any of the provisions of its Memorandum and Articles of Association or equivalent organizational documents, except where such violations could not reasonably be expected, individually or in the aggregate, to prevent or materially delay consummation of any of the Transactions or otherwise prevent or materially delay Parent or Merger Sub from performing its obligations under this Agreement and could not reasonably be expected, individually or in the aggregate, to have a Parent Material Adverse Effect.

     SECTION 4.03. Capitalization. (a) The authorized capital stock of Parent consists of 3,200,000,000 Parent Ordinary Shares. As of January 30, 2004, (i) 1,076,675,760 Parent Ordinary Shares were issued and outstanding, all of which were validly issued, fully paid and non-assessable, (ii) no Parent Ordinary Shares were held by subsidiaries of Parent, (iii) 60,965,705 Parent Ordinary Shares were reserved for future issuance pursuant to outstanding employee stock options ("Parent Stock Options") and other purchase rights (together with Parent Stock Options, the "Parent Stock Awards") granted pursuant to the Parent Share Option Plan 1999 (the "Parent Stock Option Plan") and (iv) 172,512,573 Parent Ordinary Shares were reserved for future issuance upon conversion of the 1.75% Convertible Notes due 2007 of Parent and the 4.25% Convertible Notes due 2008 of Parent (collectively, the "Parent Convertible Notes"). Except as set forth in this Section 4.03 or the Parent Shareholder Voting Agreements, there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of Parent or any Parent Subsidiary or obligating Parent or any Parent Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, Parent or any Parent Subsidiary. Parent has not adopted, approved or entered into, or proposed to adopt, approve or enter into, any stockholder "rights plan", "poison pill" plan or comparable plan or arrangement. Except for the Parent Convertible Notes, there are no bonds, debentures, notes or other indebtedness of Parent having the right (or convertible into, or exchangeable for, securities having the right) to vote on any matter on which holders of Parent Ordinary Shares may vote. Section 4.03(a) of the Parent Disclosure Schedule sets forth the following information with respect to each Parent Stock Award outstanding as of the date of this
Agreement: (i) the name of the Parent Stock Award recipient; (ii) the particular plan pursuant to which such Parent Stock Award was granted; (iii) the number of Parent Ordinary Shares subject to such Parent Stock Award; (iv) the exercise or purchase price of such Parent Stock Award; (v) the date on which such Parent Stock Award was granted; (vi) the applicable vesting schedule; (vii) the date on which such Parent Stock Award expires; and (viii) whether the exercisability of or right of repurchase of such Parent Stock Award will be accelerated in any way by the Transactions, and indicates the extent of acceleration. Parent has made available to the Company or its counsel accurate and complete copies of all Parent Plans pursuant to which Parent has granted the Parent Stock Awards that are currently outstanding and the form of all stock award agreements evidencing such Parent Stock Awards. All Parent Ordinary Shares subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable. There are no outstanding contractual obligations of Parent or any Parent Subsidiary to repurchase, redeem or otherwise acquire any Parent Ordinary Shares or any capital stock of Parent Subsidiary or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Parent Subsidiary or any other person. There are no Parent Ordinary Shares or Parent ADSs outstanding that are unvested or are subject to a repurchase option, risk of forfeiture or other condition under the Parent Stock Plan or any applicable restricted stock purchase agreement or other agreement with Parent. There are no commitments or agreements of any character to which Parent is bound obligating Parent to accelerate the vesting of any Parent Stock Option as a result of the Merger. All outstanding Parent Ordinary Shares, all outstanding Parent Stock Options, and all outstanding shares of capital stock of each Parent Subsidiary have been issued and granted in compliance with (i) all applicable securities laws and other applicable Laws, rules and regulations (including, without limitation, any applicable Singapore Laws, rules and regulations) and
(ii) all requirements set forth in applicable contracts.

     (b) Each outstanding share of capital stock of each Parent Subsidiary is duly authorized, validly issued, fully paid and nonassessable, and, except for directors' qualifying shares required under applicable Law, each such share is owned by Parent or another Parent Subsidiary free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on Parent's or any Parent Subsidiary's voting rights, charges and other encumbrances of any nature whatsoever.

     (c) The Parent Ordinary Shares underlying the Parent ADSs to be issued pursuant to the Merger in accordance with Section 2.01 (i) will be duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights created by statute, the Parent's Memorandum and Articles of Association or any agreement to which the Parent is a party or is bound and (ii) will, when issued, be registered under the Securities Act and the Exchange Act and registered or exempt from registration under applicable Blue Sky Laws.

     SECTION 4.04. Authority Relative to This Agreement. Subject to the approval of the Share Issuance, the Parent Name Change, the New Stock Option Plans Adoption and the Parent Board Appointments by Parent's shareholders, each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Transactions have been duly and validly authorized by all necessary corporate action on the part of Parent and Merger Sub, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the Transactions (other than, with respect to the Share Issuance, the New Stock Option Plans Adoption and the Parent Board Appointments, the approval of the Share Issuance, the New Stock Option Plans Adoption and the Parent Board Changes by a majority of the votes cast with respect to the Share Issuance, the New Stock Option Plans Adoption and the Parent Board Appointments at the Parent Shareholders' Meeting (as defined below), with respect to the Parent Name Change, the approval of the Parent Name Change by 75% of the votes cast with respect to the Parent Name Change at the Parent Shareholders' Meeting, and with respect to the Merger, the filing and recordation of appropriate merger documents as required by the DGCL). This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery by the other parties hereto, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or similar laws affecting creditors' rights generally and subject to the effect of general principles of equity

(regardless of whether considered in a proceeding at law or in equity). To the knowledge of Parent, as of the date hereof, no Singapore takeover statute, rule or regulation is applicable to the Merger or the other Transactions. To the knowledge of Parent, no Singapore takeover statute, rule or regulation will be applicable to the Merger or the other Transactions as of the Effective Time, assuming that (i) no person acquires Parent Ordinary Shares or Parent ADSs (taken together with Parent Ordinary Shares and/or Parent ADSs acquired by persons acting in concert with him) that carry 30% or more of the voting rights of Parent; and (ii) no person who, together with parties acting in concert with him, holds not less than 30% but not more than 50% of the voting rights of Parent, and such person or any person acting in concert with him, acquires in any period of six months additional Parent Ordinary Shares and/or Parent ADSs carrying more than 1% of the voting rights of Parent, in each case as a result of or pursuant to the Merger or the other Transactions.

     SECTION 4.05. No Conflict; Required Filings and Consents. (a) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub will not, (i) conflict with or violate the Memorandum and Articles of Association or other organizational documents of Parent or any Parent Subsidiary, (ii) assuming that all consents, approvals, authorizations and other actions described in Sections
4.04 and 4.05(b) have been obtained and all filings and obligations described in
Section 4.05(b) have been made, conflict with or violate any Law applicable to Parent or any Parent Subsidiary or by which any property or asset of Parent or any Parent Subsidiary is bound or affected, or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of Parent or any Parent Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or any Parent Subsidiary is a party or by which Parent or any Parent Subsidiary or any of their properties or assets is bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which could not reasonably be expected, individually or in the aggregate, to prevent or materially delay consummation of any of the Transactions or otherwise prevent or materially delay Parent or Merger Sub from performing its obligations under this Agreement and could not reasonably be expected, individually or in the aggregate, to have a Parent Material Adverse Effect.

     (b) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub will not, require Parent or Merger Sub to obtain any consent, approval, authorization or permit of, or to file with or to notify any Governmental Authority, except (i) applicable requirements, if any, of the Securities Act, Exchange Act and Blue Sky Laws, (ii) the pre-merger notification requirements of the HSR Act, (iii) the filing and recordation of appropriate merger documents as required by the DGCL and the relevant authorities of other jurisdictions in which Parent is qualified to do business, (iv) appropriate applications, filings and notices to, and approval of, Nasdaq and the SGX-ST as may be required in connection with the listing of the Parent ADSs to be issued in connection with the Merger or pursuant to the Substitute Options, (v) the filing of appropriate documents with the IRS in connection with the Private Letter Ruling (as defined below) contemplated by Section 6.10(d), and (vi) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, could not reasonably be expected, individually or in the aggregate, to prevent or materially delay consummation of any of the Transactions or otherwise prevent or materially delay Parent or Merger Sub from performing its obligations under this Agreement and could not reasonably be expected, individually or in the aggregate, to have a Parent Material Adverse Effect.

     SECTION 4.06. Permits; Compliance. Each of Parent and the Parent Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for each of Parent or the Parent Subsidiaries to own, lease and operate its properties or to carry on its business as it is now being conducted (the "Parent Permits"), except where the failure to have, or the suspension or cancellation of, any of the Parent Permits could not reasonably be expected, individually or in the aggregate, to prevent or materially delay consummation of any of the Transactions or otherwise prevent or materially delay Parent or Merger Sub from performing its obligations under this Agreement and could not reasonably be expected, individually or in the aggregate, to have a Parent Material Adverse Effect. No suspension or cancellation of any of the Parent Permits is pending or, to the knowledge of Parent, threatened, except where the failure to have, or the suspension or cancellation of, any of the Parent Permits could not reasonably be expected, individually or in the aggregate, to prevent or materially delay consummation of any of the Transactions or otherwise prevent or materially delay Parent or Merger Sub from performing its obligations under this Agreement and could not reasonably be expected, individually or in the aggregate, to have a Parent Material Adverse Effect. Neither Parent nor any Parent Subsidiary is in conflict with, or in default, breach or violation of,
(a) any Law applicable to Parent or any Parent Subsidiary or by which any property or asset of Parent or any Parent Subsidiary is bound or affected, or
(b) any note, bond, mortgage, indenture, contract, agreement, lease, license, Parent Permit, franchise or other instrument or obligation to which Parent or any Parent Subsidiary is a party or by which Parent or any Parent Subsidiary or any property or asset of Parent or any Parent Subsidiary is bound, except for any such conflicts, defaults, breaches or violations that could not reasonably be expected, individually or in the aggregate, to prevent or materially delay consummation of any of the Transactions or otherwise prevent or materially delay Parent or Merger Sub from performing its obligations under this Agreement and could not reasonably be expected, individually or in the aggregate, to have a Parent Material Adverse Effect.

     SECTION 4.07. SEC Filings; Financial Statements. (a) Parent has filed all forms, reports and documents required to be filed by it with the SEC since January 28, 2000 (as such documents have been amended prior to the date hereof, collectively, the "Parent SEC Reports"). As of their respective dates, the Parent SEC Reports (i) complied in all material respects in accordance with either the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations promulgated thereunder, and (ii) did not, at the time they were filed, or, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No Parent Subsidiary is required to file any form, report or other document with the SEC.

     (b) Parent has filed all forms, reports and documents required to be filed by it with the Registry of Companies and Businesses of Singapore since January 1, 2000 (collectively, the "Parent Singapore Filings"). The Parent Singapore Filings complied in all material respects in accordance with the requirements of the Companies Act (Chapter 50) of Singapore, as amended from time to time (the "Singapore Companies Act") and, if applicable, the Securities and Futures Act (Chapter 289) of Singapore, as amended from time to time (the "Singapore Securities Act"). Since January 28, 2000, Parent has filed all forms, reports and documents required to be filed by it with the SGX-ST. Parent has made available to the Company or its counsel the letter from the SGX-ST, dated as of September 30, 1999, (the "SGX-ST Letter"), and since January 28, 2000, Parent has complied with the conditions to the waiver set forth in paragraph 4(ii) thereof and there have not been any amendments or modifications as to the waiver contained in paragraph 4(ii) thereof, and the waiver set forth in paragraph 4(ii) thereof has not been revoked by SGX-ST. As of the date hereof, Parent has not received any notice (written or otherwise) from SGX-ST that SGX-ST has imposed any additional conditions or has revoked any of the conditions in relation to its waiver from the requirements of having to comply with the continuing listing requirements of SGX-ST (the "SGX-ST Waiver"). Parent has complied with and is not in breach of any other conditions, requirements or other obligations imposed by the SGX-ST which are not the subject of the SGX-ST Waiver.

     (c) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the Parent SEC Reports was prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by the SEC on Form 10-Q, Form 8-K or any similar or successor form) and each fairly presents, in all material respects, the consolidated financial position, results of operations and cash flows of Parent and its consolidated subsidiaries as at the respective dates thereof and for the respective periods indicated therein, except that the unaudited interim financial statements may not contain footnotes and as otherwise noted therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments).

     (d) Except as and to the extent set forth on the consolidated balance sheet of Parent and the consolidated Parent Subsidiaries as at September 30, 2003, including the notes thereto, neither Parent nor any Parent Subsidiary has any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on a balance sheet prepared in accordance with GAAP, except for liabilities and obligations, incurred in the ordinary course of business and in a manner consistent with past practice since September 30, 2003, which, individually or in the aggregate, could not reasonably be expected to have a Parent Material Adverse Effect.

     (e) Parent has made available to the Company or its counsel all comment letters received by Parent from the SEC or the staff thereof since January 1, 2000 and all responses to such comment letters filed by or on behalf of Parent.

     (f) Parent has timely filed all certifications and statements required by
(x) Rule 13a-14 or Rule 15d-14 under the Exchange Act or (y) 18 U.S.C. Section 1350 (Section 906 of the Sarbanes-Oxley Act of 2002) with respect to any Parent SEC Report. Parent maintains disclosure controls and procedures required by Rule 13a-15 or Rule 15d-15 under the Exchange

Act; such controls and procedures are designed to ensure that material information concerning Parent and the Parent Subsidiaries is made known on a timely basis to the individuals responsible for the preparation of Parent's SEC filings and other public disclosure documents.

     (g) Parent maintains a standard system of accounting established and administered in accordance with GAAP. Parent and the Parent Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management's general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management's general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

     (h) Since January 1, 2000, neither Parent nor any Parent Subsidiary nor, to Parent's knowledge, any director, officer, employee, auditor, accountant or representative of Parent or any Parent Subsidiary, has received or otherwise had or obtained knowledge of any written or formal complaint, allegation or claim regarding the accounting or auditing practices, procedures, methodologies or methods of Parent or any Parent Subsidiary or their respective internal accounting controls, including any complaint, allegation, assertion or claim that Parent or any Parent Subsidiary has engaged in questionable accounting or auditing practices. No attorney representing Parent or any Parent Subsidiary, whether or not employed by Parent or any Parent Subsidiary, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Parent or any of its officers, directors, employees or agents to the Parent Board or any committee thereof or to any director or officer of Parent. Since January 1, 2000, there have been no formal internal investigations regarding financial reporting or accounting policies and practices discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, general counsel, the Parent Board or any committee thereof, other than ordinary course audits or reviews of accounting policies and practices or internal controls required by the Sarbanes-Oxley Act of 2002.

     (i) To the knowledge of Parent, no employee of Parent or any Parent Subsidiary has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable Law. Neither Parent nor any Parent Subsidiary nor any officer, employee, contractor, subcontractor or agent of Parent or any such Parent Subsidiary has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of Parent or any Parent Subsidiary in the terms and conditions of employment because of any act of such employee described in 18 U.S.C. Section 1514A(a).

     SECTION 4.08. Absence of Certain Changes or Events. Since September 30, 2003, except as contemplated by this Agreement, (a) Parent and the Parent Subsidiaries have conducted their businesses only in the ordinary course of business and in a manner consistent with past practice, (b) there has not been any event, circumstance, change or effect that, individually or in the aggregate, has had, constitutes or could reasonably be expected to have, a Parent Material Adverse Effect, and (c) none of Parent or any Parent Subsidiary has taken any action that, if taken after the date of this Agreement, would constitute a material breach of any of the covenants set forth in Section 5.02.

     SECTION 4.09. Absence of Litigation. There is no Action pending or, to the knowledge of Parent, threatened in writing against Parent or any Parent Subsidiary, or any property or asset of Parent or any Parent Subsidiary, before any Governmental Authority that (a) individually or in the aggregate, has had, or could reasonably be expected to have, a Parent Material Adverse Effect or (b) seeks to materially delay or prevent the consummation of any of the Transactions. Neither Parent nor any Parent Subsidiary nor any material property or asset of Parent or any Parent Subsidiary is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of Parent, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority, that could reasonably be expected, individually or in the aggregate, to prevent or materially delay consummation of any of the Transactions or otherwise prevent or materially delay Parent from performing its obligations under this Agreement or could reasonably be expected, individually or in the aggregate, to have a Parent Material Adverse Effect.

     SECTION 4.10. Employee Benefit Plans. (a) Section 4.10(a) of the Parent Disclosure Schedule lists (i) all employee benefit plans (as defined in Section 3(3) of ERISA, and whether or not subject to the requirements of ERISA) and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance and other material benefit plans, programs or arrangements, and all employment, termination, severance and other material similar contracts or agreements (including, without limitation, any such contracts or agreements relating to a sale of Parent or any Parent Subsidiary or the consummation of any Transaction) to which Parent or any Parent Subsidiary is a party, with respect to which Parent or any Parent Subsidiary has any material obligation or liability or that are maintained, contributed to or sponsored by Parent or any Parent Subsidiary for the benefit of any current or former employee, officer or director of Parent or any Parent Subsidiary, (ii) each employee benefit plan for which Parent or any Parent Subsidiary could incur liability under Section 4069 of ERISA in the event such employee benefit plan has been or were to be terminated and (iii) any employee benefit plan in respect of which Parent or any Parent Subsidiary could incur liability under Section 4212(c) of ERISA (collectively, the "Parent Plans").

     (b) With respect to each Parent Plan that is subject to United States Law (a "U.S. Parent Plan"), Parent has made available to the Company a true and complete copy of (i) each U.S. Parent Plan document, (ii) the most recently filed IRS Form 5500, if any, relating to such U.S. Parent Plan, (iii) the most recent summary plan description for each U.S. Parent Plan for which a summary plan description is required by applicable Law, (iv) the most recently received determination letter, if any, issued by the IRS with respect to any U.S. Parent Plan that is intended to qualify under Section 401(a) of the Code, and (v) the most recently prepared actuarial report or financial statement, if any, relating to a U.S. Parent Plan. With respect to each Parent Plan that is not subject to United States Law (a "Non-U.S. Parent Plan"), Parent has made available to the Company or its counsel a true and complete copy of each Non-U.S. Parent Plan document and each material document, if any, prepared in connection with each Non-U.S. Parent Plan.

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     (c) None of the Parent, any Parent Subsidiary or any Parent ERISA Affiliate
maintains, contributes or has any liability under or with respect to a Multiemployer Plan or a Multiple Employer Plan. Except as set forth in Section 4.10(c) of the Parent Disclosure Schedule, none of the U.S. Parent Plans (i) provides for the payment of separation, severance, termination or similar-type benefits to any person, (ii) obligates Parent or any Parent Subsidiary to pay separation, severance, termination or similar-type benefits solely or partially as a result of any Transaction or (iii) obligates Parent or any Parent
Subsidiary to make any payment or provide any benefit as a result of a "change in control", within the meaning of such term under Section 280G of the Code.
None of the U.S. Parent Plans provides for or promises retiree medical, disability or life insurance benefits to any current or former employee, officer or director of Parent or any Parent Subsidiary, except as required by applicable Law. Parent, each Parent Subsidiary and each Parent ERISA Affiliate have complied in all material respects with the requirements of COBRA.

     (d) Each U.S. Parent Plan has been maintained, funded and administered in accordance with its terms and the requirements of all applicable Laws, including, without limitation, ERISA and the Code, except where such non-compliance could not reasonably be expected, individually or in the aggregate, to have a Parent Material Adverse Effect. Parent and the Parent Subsidiaries have performed all material obligations required to be performed by them under, are not in any material respect in default under or in violation of, and have no knowledge of any material default or violation by any party to, any U.S. Parent Plan. No Action is pending or, to the knowledge of Parent, threatened with respect to any U.S. Parent Plan (other than claims for benefits in the ordinary course) that could reasonably be expected, individually or in the aggregate, to have a Parent Material Adverse Effect and, to the knowledge of Parent, no fact or event exists that could reasonably be expected to give rise to any such Action.

     (e) Each U.S. Parent Plan that is intended to be qualified under Section 401(a) of the Code has timely applied for or received a favorable determination letter from the IRS covering all of the provisions applicable to the U.S. Parent Plan for which determination letters are currently available that the U.S. Parent Plan is so qualified or may rely on an opinion or advisory letter issued to a master or prototype or volume submitter provider with respect to the tax-qualified status of such U.S. Parent Plan.

     (f) Except for matters that, individually or in the aggregate, have not had and could not reasonably be expected to have a Parent Material Adverse Effect, there has not been any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any U.S. Parent Plan. None of Parent, any Parent Subsidiary or any Parent ERISA Affiliate has incurred any liability under, arising out of or by operation of Title IV of ERISA (other than liability for premiums to the Pension Benefit Guaranty Corporation arising in the ordinary course), including, without limitation, any liability in connection with (i) the termination or reorganization of any employee benefit plan subject to Title IV of ERISA, or (ii) the withdrawal from any Multiemployer Plan or Multiple Employer Plan, and no fact or event exists that would give rise to any such liability.

     (g) With respect to each Non-U.S. Parent Plan:

          (i) each Non-U.S. Parent Plan has been maintained, funded and administered in compliance with all applicable Laws, except where such non-compliance could not reasonably be expected, individually or in the aggregate, to have a Parent Material Adverse Effect;

          (ii) all employer and employee contributions to each Non-U.S. Parent Plan required by Law or by the terms of such Non-U.S. Parent Plan have been made, or, if applicable, accrued in accordance with the standard accounting practices applicable in the local jurisdiction, and a pro rata contribution for the period prior to and including the date of this Agreement has been made or accrued;

          (iii) the fair market value of the assets of each funded Non-U.S. Parent Plan, the liability of each insurer for any Non-U.S. Parent Plan funded through insurance or the book reserve established for any Non-U.S. Parent Plan, together with any accrued contributions, is sufficient to procure or provide for the benefits determined on an ongoing basis (actual or contingent) accrued to the date of this Agreement with respect to all current and former participants under such Non-U.S. Parent Plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such Non-U.S. Parent Plan, and no Transaction shall cause such assets or insurance obligations to be less than such benefit obligations; provided that a Non-U.S. Parent Plan that is maintained solely pursuant to applicable foreign Law and sponsored by a Governmental Authority shall not be subject to this paragraph;

          (iv) none of the grants, subsidies, concessions and/or allowances that have been received by Parent or any Parent Subsidiary from any Governmental Authority are liable to be repaid or revoked in whole or in part as a result of the entry into or the completion of this Agreement or the Transactions;

          (v) each Non-U.S. Parent Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities, and except as could not reasonably be expected, individually or in the aggregate, to have a Parent Material Adverse Effect, each Non-U.S. Parent Plan is now and always has been operated in compliance with all applicable non-United States Laws;

          (vi) all deductions and payments required to be made by Parent or any Parent Subsidiary in respect of Central Provident Fund or Central Provident Scheme contributions (including employer's contributions) in relation to the remuneration of its employees to any relevant competent authority have been so made; and

          (vii) except as set forth in Section 4.10(g)(vii) of the Parent Disclosure Schedule, none of the Non-U.S. Parent Plans (A) provides for the payment of material separation, severance, termination or similar-type benefits to any person, (B) obligates Parent or any Parent Subsidiary to pay material separation, severance, termination or similar-type benefits solely or partially as a result of any Transaction, or (C) obligates Parent or any Parent Subsidiary to make any material payment or provide any material benefit as a result of a change in control under applicable Law. None of the Non-U.S. Parent Plans provides for or promises material retiree medical, disability or life insurance benefits to any current or former employee, officer or director of Parent or any Parent Subsidiary, except as required by applicable Law.

     SECTION 4.11. Labor and Employment Matters. (a) Except as set forth in
Section 4.11 of the Parent Disclosure Schedule or as could not reasonably be expected, individually or in the aggregate, to prevent or materially delay consummation of any of the Transactions or otherwise prevent or materially delay Parent or Merger Sub from performing its obligations under this Agreement and could not reasonably be expected, individually or in the aggregate, to have a Parent Material Adverse Effect:

          (i) there are no controversies pending or, to the knowledge of Parent, threatened between Parent or any Parent Subsidiary and any of their respective employees;

          (ii) neither Parent nor any Parent Subsidiary is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by Parent or any Parent Subsidiary, nor, to the knowledge of Parent, are there any activities or proceedings of any labor union to organize any such employees;

          (iii) there are no unfair labor practice complaints pending against Parent or any Parent Subsidiary before the National Labor Relations Board or any current union representation questions involving employees of Parent or any Parent Subsidiary; and

          (iv) there is no strike, slowdown, work stoppage or lockout, or, to the knowledge of Parent, threat thereof, by or with respect to any employees of Parent or any Parent Subsidiary.

The consent of the labor unions that are a party to the collective bargaining agreements listed in Section 4.11 of the Parent Disclosure Schedule is not required to consummate the Transactions.

     (b) Except as could not reasonably be expected, individually or in the aggregate, to prevent or materially delay consummation of any of the Transactions or otherwise prevent or materially delay Parent or Merger Sub from performing its obligations under this Agreement and could not reasonably be expected, individually or in the aggregate, to have a Parent Material Adverse
Effect:

          (i) Parent and the Parent Subsidiaries are in compliance with all applicable laws relating to the employment of labor, including those related to wages, hours, collective bargaining and the payment and withholding of taxes and other sums as required by the appropriate Governmental Authority and have withheld and paid to the appropriate Governmental Authority or are holding for payment not yet due to such Governmental Authority all amounts required to be withheld from employees of Parent or any Parent Subsidiary and are not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing;

          (ii) Parent and the Parent Subsidiaries have paid in full to all employees or adequately accrued for in accordance with GAAP consistently applied all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees and there is no claim with respect to payment of wages, salary or overtime pay that has been asserted or is now pending or threatened before any Governmental Authority with respect to any persons currently or formerly employed by Parent or any Parent Subsidiary;

          (iii) neither Parent nor any Parent Subsidiary is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Authority relating to employees or employment practices;

          (iv) there is no charge or proceeding with respect to a violation of any occupational safety or health standards that has been asserted or is now pending or threatened with respect to Parent; and

          (v) there is no charge of discrimination in employment or employment practices, for any reason, including, without limitation, age, gender, race, religion or other legally protected category, which has been asserted or is now pending or threatened before the United States Equal Employment Opportunity Commission, or any other Governmental Authority in any jurisdiction in which Parent or any Parent Subsidiary has employed or employs any person.

     SECTION 4.12. Real Property; Title to Assets. (a) Section 4.12(a) of the Parent Disclosure Schedule lists each parcel of real property currently owned by Parent or any Parent Subsidiary or owned by Parent or any Parent Subsidiary after January 1, 1999. Each parcel of real property owned by Parent or any Parent Subsidiary (i) is owned free and clear of all Liens, other than Permitted Liens, and (ii) is neither subject to any governmental decree or order to be sold nor is being condemned, expropriated or otherwise taken by any public authority with or without payment of compensation therefor, nor, to the knowledge of Parent, has any such condemnation, expropriation or taking been proposed.

     (b) Section 4.12(b) of the Parent Disclosure Schedule lists each parcel of real property currently leased or subleased by Parent or any Parent Subsidiary, with the name of the lessor and the date of the lease, sublease, assignment of the lease, any guaranty given or leasing commissions payable by Parent or any Parent Subsidiary in connection therewith and each amendment to any of the foregoing (collectively, the "Parent Lease Documents"). True, correct and complete copies of all Parent Lease Documents have been made available to the Company or its counsel. All such current leases and subleases are in full force and effect, are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing material default or event of default (or event which, with notice or lapse of time, or both, would constitute a default) by Parent or any Parent Subsidiary or, to Parent's knowledge, by the other party to such lease or sublease.

     (c) Except as could not reasonably be expected, individually or in the aggregate, to prevent or materially delay consummation of any of the Transactions or otherwise prevent or materially delay Parent from performing its obligations under this Agreement and could not reasonably be expected, individually or in the aggregate, to have a Parent Material Adverse Effect: (i) there are no contractual or legal restrictions that preclude or restrict the ability to use any real property owned or leased by Parent or any Parent Subsidiary for the

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
purposes for which it is currently being used; and (ii) there are no material latent defects or material adverse physical conditions affecting the real property, and improvements thereon, owned or leased by Parent or any Parent Subsidiary.

     (d) Each of Parent and the Parent Subsidiaries has good and valid title to, or, in the case of leased properties and assets, valid leasehold or subleasehold interests in, all of its properties and assets, tangible and intangible, real, personal and mixed, used or held for use in its business, free and clear of any Liens, except for Permitted Liens.

     SECTION 4.13. Intellectual Property. (a) Except as could not reasonably be expected, individually or in the aggregate, to prevent or materially delay consummation of any of the Transactions or otherwise prevent or materially delay Parent from performing its obligations under this Agreement and could not reasonably be expected, individually or in the aggregate, to have a Parent Material Adverse Effect:

          (i) to the knowledge of Parent, Parent and the Parent Subsidiaries own or are licensed to use all Intellectual Property used in or necessary for the conduct of their respective businesses as currently conducted;

          (ii) to the knowledge of Parent, the conduct of the business of Parent and the Parent Subsidiaries as currently conducted does not infringe upon or misappropriate the Intellectual Property rights of any third party;

          (iii) there are no claims or suits pending or, to the knowledge of the Parent and except as set forth in Section 4.13(a)(iii) of the Parent Disclosure Schedule, threatened against Parent or any Parent Subsidiary (A) alleging that the conduct of the business of Parent or any Parent Subsidiary as currently conducted infringes upon or misappropriates the Intellectual Property rights of any third party or (B) challenging the ownership, use, validity or enforceability of any item of Intellectual Property owned by Parent or a Parent Subsidiary ("Parent Owned Intellectual Property");

          (iv) with respect to Parent Owned Intellectual Property, Parent or a Parent Subsidiary is the owner of the entire right, title and interest in and to such Parent Owned Intellectual Property, free and clear of all liens, encumbrances and other restrictions, and is entitled to use such Parent Owned Intellectual Property in the continued operation of its respective business;

          (v) there are no settlements, forbearances to sue, consents, judgments, orders or similar obligations which (A) restrict the business of Parent or any Parent Subsidiary in or under any Intellectual Property rights of any third party; or (B) permit any third party to use any Parent Owned Intellectual Property;

          (vi) Section 4.13(a)(vi) of the Parent Disclosure Schedule sets forth each item of material Intellectual Property licensed to Parent or a Parent Subsidiary ("Parent Licensed Intellectual Property"), and Parent or a Parent Subsidiary has the right to use such Parent Licensed Intellectual Property in the continued operation of its respective business in accordance with the terms of the license agreement governing such Parent Licensed Intellectual Property and Parent and the Parent Subsidiaries have used such

     Parent Licensed Intellectual Property in accordance with the terms of such license agreement;

          (vii) to the knowledge of Parent, the Parent Owned Intellectual Property is valid and enforceable, and has not been adjudged invalid or unenforceable in whole or in part;

          (viii) to the knowledge of Parent, no person is engaging in any activity that infringes upon or misappropriates the Parent Owned Intellectual Property;

          (ix) to the knowledge of Parent, each license of the Parent Licensed Intellectual Property is valid and enforceable, is binding on all parties to such license, and is in full force and effect;

          (x) to the knowledge of Parent, no party to any license of the Parent Licensed Intellectual Property is in breach thereof or default thereunder; and

          (xi) neither the execution of this Agreement nor the consummation of any Transaction will adversely affect any of Parent's or Parent Subsidiaries' rights with respect to the Parent Owned Intellectual Property or the Parent Licensed Intellectual Property.

     (b) Except as could not reasonably be expected, individually or in the aggregate, to have a Parent Material Adverse Effect, Parent and the Parent Subsidiaries have taken commercially reasonable actions to protect each item of Parent Owned Intellectual Property. Parent and the Parent Subsidiaries have policies of (i) obtaining assignments from all technical employees and consultants, who are involved in any way in the research, development or invention of technology, of all of their rights in the technology created by them within the scope of their employment during such employment and (ii) requiring all directors who are involved in an executive capacity with Parent or a Parent Subsidiary, officers, management employees, and technical and professional employees of Parent and the Parent Subsidiaries to enter into written agreements with Parent or the Parent Subsidiaries to maintain in confidence all confidential or proprietary information acquired by them in the course of their employment. Parent and the Parent Subsidiaries enforce the foregoing policies in a manner consistent with industry standard practices and neither Parent nor the Parent Subsidiaries are aware of any violations of the foregoing policies.

     (c) Parent or any Parent Subsidiary has not agreed to indemnify any third party for or against any infringement or misappropriation with respect to any third party Intellectual Property other than in the ordinary course of business.

     (d) The consummation of the Transactions will not result in Parent or any Parent Subsidiary being bound by any non-compete or other restriction on the operation of any business of Parent or any Parent Subsidiary, or in the grant by Parent or any Parent Subsidiary of any rights or licenses to any Parent Owned Intellectual Property.

     (e) Parent or any Parent Subsidiary has not licensed any Parent Owned Intellectual Property to any third party other than in the ordinary course of business.

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
     SECTION 4.14. Taxes. Parent and the Parent Subsidiaries have filed all material Tax Returns required to be filed by them and have paid and discharged all material Taxes required to be paid or discharged, other than such payments as are being contested in good faith by appropriate proceedings. All Tax Returns are true, accurate and complete in all material respects. No taxing authority or agency is now asserting or, to the knowledge of Parent, threatening to assert, against Parent or any Parent Subsidiary any material deficiency or claim for any Taxes or interest thereon or penalties in connection therewith. Neither Parent nor any Parent Subsidiary has granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Tax. The accruals and reserves for Taxes reflected in the consolidated balance sheet of Parent and the consolidated Parent Subsidiaries as at September 30, 2003 are adequate to cover all Taxes accruable through such date (including interest and penalties, if any, thereon) in accordance with GAAP. There are no Tax liens upon any property or assets of Parent or any of the Parent Subsidiaries except liens for current Taxes not yet due. To the knowledge of Parent, neither Parent nor any of its affiliates has taken or agreed to take any action that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code (determined without the application of Section 367 of the Code) or the exchange by Eligible Company Stockholders of Company Shares for Parent ADSs pursuant to the Merger from satisfying the requirements of Section 1.367(a)-3(c) of the Regulations other than subsection (3)(C) thereof. Parent is not aware of any agreement, plan or other circumstance that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code (determined without the application of Section 367 of the Code) or the exchange by Eligible Company Stockholders of Company Shares for Parent ADSs pursuant to the Merger from satisfying the requirements of Section 1.367(a)-3(c) of the Regulations other than subsection (3)(C) thereof.

     SECTION 4.15. Environmental Matters. Except as could not reasonably be expected, individually or in the aggregate, to prevent or materially delay consummation of any of the Transactions or otherwise prevent or materially delay Parent from performing its obligations under this Agreement and could not reasonably be expected, individually or in the aggregate, to have a Parent Material Adverse Effect:

          (a) neither Parent nor any Parent Subsidiary has violated or is in violation of any Environmental Law and neither Parent nor any Parent Subsidiary has received any written communication from a Governmental Agency or person alleging any actual or potential liability of, or any actual or potential violation by, Parent or any Parent Subsidiary arising under any Environmental Law;

          (b) none of the properties currently owned, leased or operated by Parent or any Parent Subsidiary or formerly owned, leased or operated by Parent or any Parent Subsidiary (including, without limitation, soils and surface and groundwaters) are or have been contaminated with any Hazardous Substance, which contamination requires investigation or remediation under any Environmental Law, or has given rise to or would reasonably be expected to give rise to liability or obligations (including any investigatory, reporting or remedial obligation) under any Environmental Law;

          (c) neither Parent nor any Parent Subsidiary has stored, handled, treated, disposed of, arranged for the disposal of, transported or released any Hazardous

     Substance at any property or facility, including, without limitation, any offsite location, and neither Parent nor any Company Subsidiary has or has allegedly exposed any person to any Hazardous Substance, so as to give rise to a requirement for investigation or remediation under any Environmental Law or so as to give rise to any current or reasonably expected future liability or obligation (including any investigatory, reporting or remedial obligation) under any Environmental Law;

          (d) Parent and the Parent Subsidiaries have all permits, licenses and other authorizations required under any Environmental Law and Parent and the Parent Subsidiaries are in compliance with, and have no current or pending liability or obligation associated with any past non-compliance with, such permits, licenses and other authorizations;

          (e) neither the execution of this Agreement nor the consummation of the Transactions will require any investigation, remediation or other action with respect to Hazardous Substances, or any notice to or consent of Governmental Authorities or third parties, pursuant to any applicable Environmental Law;

          (f) neither Parent nor any Parent Subsidiary has designed, manufactured, installed, marketed, sold, handled or distributed asbestos or any asbestos-containing product or asbestos-containing material, and no basis in fact or Law, or under contract or lease agreement, exists upon which any claim of liability could be asserted against Parent or any Parent Subsidiary relating to asbestos, asbestos-containing products or asbestos-containing materials located at any property or facility; and

          (g) Parent has made available to the Company or its counsel all environmental reports and other material environmental documents relating to its business or to Parent or the Parent Subsidiaries, or to their respective affiliates' or predecessors' properties, facilities or operations.

     SECTION 4.16. Material Contracts. (a) Subsections (i) through (xi) of
Section 4.16(a) of the Parent Disclosure Schedule list the following types of contracts and agreements to which Parent or any Parent Subsidiary is a party (such contracts and agreements as are required to be set forth in Section 4.16(a) of the Parent Disclosure Schedule being the "Material Parent Contracts"):

          (i) each "material contract" (as such term is defined in Item 610(b)(10) of Regulation S-K of the SEC) with respect to Parent and its Parent Subsidiaries;

          (ii) each contract and agreement that is likely to involve consideration of more than $500,000, in the aggregate, over the remaining term of such contract or agreement, other than purchase orders entered into in the ordinary course of business and in a manner consistent with past practice;

          (iii) each contract and agreement evidencing outstanding indebtedness in a principal amount of $500,000 or more;

          (iv) all leases of real property leased for the use or benefit of Parent or any Parent Subsidiary;

          (v) all material contracts and agreements with any Governmental Authority to which Parent or any Parent Subsidiary is a party;

          (vi) all contracts and agreements that limit, or purport to limit, the ability of Parent or any Parent Subsidiary to compete in any line of business or with any person or entity or in any geographic area or during any period of time;

          (vii) all contracts and agreements providing for benefits under any Parent Plan;

          (viii) all contracts for employment required to be listed in Section
     4.10 of the Parent Disclosure Schedule;

          (ix) each joint venture, partnership, strategic alliance and similar agreement to which Parent or any Parent Subsidiary is a party, which is material to Parent or any Parent Subsidiary or which provides for the ownership of any equity interest in any person or entity;

          (x) all material broker, distributor, dealer, manufacturer's representative, franchise, agency, sales promotion, market research, marketing consulting and advertising contracts and agreements to which Parent or any Parent Subsidiary is a party;

          (xi) all management contracts (excluding contracts for employment) and contracts with other consultants, including any contracts involving the payment of royalties or other amounts calculated based upon the revenues or income of Parent or any Parent Subsidiary or income or revenues related to any product or service of Parent or any Parent Subsidiary to which Parent or any Parent Subsidiary is a party;

          (xii) all licenses or sublicenses of Intellectual Property to which Parent or any Parent Subsidiary is a party and that are material to the business of Parent or any Parent Subsidiary; and

          (xiii) all other contracts and agreements that are material to Parent and the Parent Subsidiaries, taken as a whole, or the absence of which could reasonably be expected, individually or in the aggregate, to have a Parent Material Adverse Effect.

     (b) Except as could not reasonably be expected, individually or in the aggregate, to prevent or materially delay consummation of any of the Transactions or otherwise prevent or materially delay Parent or Merger Sub from performing its obligations under this Agreement and could not reasonably be expected, individually or in the aggregate, to have a Parent Material Adverse
Effect:

          (i) each Material Parent Contract is a legal, valid and binding agreement;

          (ii) neither Parent nor any Parent Subsidiary has received any claim of default under any Material Parent Contract and neither Parent nor any Parent Subsidiary is in breach or violation of, or default under, any Material Parent Contract;

          (iii) to Parent's knowledge, no other party is in breach or violation of, or default under, any Material Parent Contract; and

          (iv) neither the execution of this Agreement nor the consummation of any Transaction shall constitute a default under, give rise to cancellation rights under or otherwise adversely affect any of the material rights of Parent or any Parent Subsidiary under any Material Parent Contract.

Parent has made available to the Company or its counsel true and complete copies of all Material Parent Contracts, including any amendments thereto.

     SECTION 4.17. Insurance. Parent and the Parent Subsidiaries maintain insurance coverage with reputable insurers in such amounts and covering such risks as are in accordance with normal industry practice for companies engaged in businesses similar to that of Parent and the Parent Subsidiaries (taking into account the cost and availability of such insurance).

     SECTION 4.18. Customers and Suppliers. Section 4.18 of the Parent Disclosure Schedule sets forth a true and complete list of Parent's top 20 customers for 2003 (based on the revenue from such customers during the 12-month period ended December 31, 2003) and top 20 suppliers for 2003 (based on payments to such suppliers during the 12-month period ended December 31, 2003). Except as set forth in Section 4.18 of the Parent Disclosure Schedule, no customer that accounted for more than two percent of Parent's consolidated revenues during the 12-month period ended December 31, 2003 and no material supplier of Parent and the Parent Subsidiaries during that period (a) has cancelled or otherwise terminated any agreement with Parent or any Parent Subsidiary prior to the expiration of the agreement term, (b) has returned, or threatened to return, a substantial amount of any of the products, equipment, goods and services purchased from Parent or any Parent Subsidiary, or (c) to Parent's knowledge, has threatened, or indicated its intention, to cancel or otherwise terminate its relationship with Parent or the Parent Subsidiaries or to reduce substantially its purchases from or sales to Parent or any Parent Subsidiary of any products, equipment, goods or services. Neither Parent nor any Parent Subsidiary has (y) breached any material agreement with or (z) engaged in any fraudulent conduct with respect to, any such customer or supplier of Parent or any Parent Subsidiary.

     SECTION 4.19. Board Approval; Vote Required. (a) The Parent Board, by resolutions duly adopted by unanimous vote of those members of the Parent Board voting at a meeting duly called and held and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement, the Voting Agreements, the Merger, the Share Issuance, the Parent Name Change, the New Stock Option Plans Adoption and the Parent Board Appointments are fair to and in the best interests of Parent and its shareholders, (ii) approved this Agreement, the Voting Agreements, the Merger, the Share Issuance, the Parent Name Change, the New Stock Option Plans Adoption and the Parent Board Appointments and (iii) recommended that the shareholders of Parent Ordinary Shares approve the Share Issuance, the Parent Name Change, the New Stock Option Plans Adoption and the Parent Board Appointments and directed that the Share Issuance, the Parent Name Change, the New Stock Option Plans Adoption and the Parent Board Appointments be submitted for consideration by the holders of Parent Ordinary Shares at the Parent Shareholders' Meeting.

     (b) The only vote of the holders of any class or series of shares or other securities of Parent necessary to approve this Agreement, the Voting Agreements, the Merger, the Share Issuance, the Parent Name Change, the New Stock Option Plans Adoption and the Parent Board Appointments and the other Transactions is the affirmative vote of a majority of the votes cast with respect to the Share Issuance, the New Stock Option Plans Adoption and the Parent Board Appointments and the affirmative vote of 75% of the votes cast with respect to the Parent Name Change, each at the Parent Shareholders' Meeting, in favor of the approval of the Share Issuance, the Parent Name Change, the New Stock Option Plans Adoption and the Parent Board Appointments, respectively.

     SECTION 4.20. Certain Business Practices. (a) None of Parent, any Parent Subsidiary or, to Parent's knowledge, any directors or officers, agents or employees of Parent or any Parent Subsidiary has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity; (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; or (iii) made any payment in the nature of criminal bribery.

     (b) None of Parent, any Parent Subsidiary or, to Parent's knowledge, any officers, agents or employees of Parent or any Parent Subsidiary has, for the purpose of securing any contract for Parent or any Parent Subsidiary, given or offered any bribe or any corrupt, unlawful or immoral payment.

     (c) To Parent's knowledge, none of the directors, officers, agents, employees or other persons acting on behalf of Parent or any Parent Subsidiary has been party to: (i) the use of any assets of Parent or any Parent Subsidiary for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity or to the making of any direct or indirect unlawful payment to government officials or employees or to any candidate for political office or any political party from such assets; (ii) the establishment or maintenance of any unlawful or unrecorded fund of group moneys or other assets; (iii) the making of any false or fictitious entries on the books or records of Parent or any Parent Subsidiary; or (iv) the making of any unlawful payment.

     SECTION 4.21. Interested Party Transactions. Except for any agreement or arrangement that is likely to involve consideration of less than $50,000 during any calendar year, no director, officer or other affiliate of Parent or any Parent Subsidiary (a) purchases from, or sells or furnishes to, Parent or any Parent Subsidiary any goods or services, (b) is a party to any contract or agreement disclosed in Section 4.16 of the Parent Disclosure Schedule, or (c) has any contractual or other arrangement with Parent or any Parent Subsidiary. Parent and the Parent Subsidiaries have not, since January 1, 2002, (i) extended or maintained credit, arranged for the extension of credit or renewed an extension of credit in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of Parent, or (ii) materially modified any term of any such extension or maintenance of credit.

     SECTION 4.22. Operations of Merger Sub. Merger Sub is a wholly owned subsidiary of Parent, was formed solely for the purpose of engaging in the Transactions, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

     SECTION 4.23. Ownership of Company Capital Stock. As of the date of this Agreement, neither Parent nor any Parent Subsidiary is the beneficial owner of any shares of capital stock of the Company.

     SECTION 4.24. Opinion of Financial Advisor. The Parent Board has received the opinion of Morgan Stanley Dean Witter Asia (Singapore) Pte, dated the date of this Agreement, to the effect that, as of the date of this Agreement, the Exchange Ratio is fair, from a financial point of view, to Parent, a written copy of which opinion will be delivered to the Company, solely for informational purposes, promptly after receipt thereof by the Parent Board.

     SECTION 4.25. Brokers. No broker, finder or investment banker (other than Morgan Stanley & Co. Incorporated) is entitled to any brokerage, finder's or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent or Merger Sub. Parent has made available to the Company or its counsel a complete and correct copy of all agreements between Parent and Morgan Stanley & Co. Incorporated pursuant to which such firm would be entitled to any payment relating to the Transactions.


                                    ARTICLE V

                     CONDUCT OF BUSINESS PENDING THE MERGER

     SECTION 5.01. Conduct of Business by the Company Pending the Merger. (a) The Company agrees that, between the date of this Agreement and the earlier of the Effective Time and the termination of this Agreement pursuant to Article VIII, except as set forth in Section 5.01 of the Company Disclosure Schedule or as expressly contemplated by any other provision of this Agreement, unless Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld or delayed):

          (i) the Company shall, and shall cause each Company Subsidiary to, use its reasonable best efforts to conduct the business of the Company and the Company Subsidiaries, in all respects material to the Company and the Company Subsidiaries, taken as a whole, in the ordinary course of business and in a manner consistent with past practice; and

          (ii) the Company shall, and shall cause each Company Subsidiary to, use its reasonable best efforts to preserve substantially intact the business organization of the Company and the Company Subsidiaries, to keep available the services of the current officers, employees and consultants of the Company and the Company Subsidiaries and to preserve the current relationships of the Company and the Company Subsidiaries with customers, suppliers and other persons with which the Company or any Company Subsidiary has significant business relations.

     (b) By way of amplification and not limitation of Section 5.01(a), except as contemplated by any other provision of this Agreement or as set forth in
Section 5.01 of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary shall, between the date of this Agreement and the earlier of the Effective Time and the termination of this Agreement pursuant to Article VIII, directly or indirectly, do, or propose to do, any of the following without the prior written consent of Parent (which consent shall not be unreasonably withheld or delayed):

          (i) amend or otherwise change its Certificate of Incorporation or By-laws or equivalent organizational documents;

          (ii) issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, (A) any shares of any class of capital stock of the Company or any Company Subsidiary, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of the Company or any Company Subsidiary (except for the issuance of up to a maximum of 6,715,239 shares of Company Class A Common Stock issuable pursuant to employee stock options or up to a maximum of 23,625,885 shares of Company Class A Common Stock issuable pursuant to the terms of the Company Convertible Subordinated Notes outstanding on the date hereof, in the ordinary course of business and in a manner consistent with past practice in accordance with the terms of the Company Stock Option Plans or such notes as in effect as of the date hereof) or (B) any assets of the Company or any Company Subsidiary, except in the ordinary course of business and in a manner consistent with past practice;

          (iii) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, except for dividends by any direct or indirect wholly owned Company Subsidiary to the Company or any other Company Subsidiary;

          (iv) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock;

          (v) (A) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or any division thereof or any material amount of assets; (B) except for borrowings under existing credit facilities in the ordinary course of business and in a manner consistent with past practice, incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person, or make any loans or advances, or grant any security interest in any of its assets; (C) enter into any contract or agreement other than in the ordinary course of business and in a manner consistent with past practice that, if in effect on the date hereof, would qualify as a Company Material

     Contract; (D) make, authorize or make any commitment with respect to any capital expenditure, except for capital expenditures that, in the aggregate for each quarter, do not exceed 125% of the budgeted amounts set forth in the Company's capital expenditure budget attached as Section 5.01(b)(v) of the Company Disclosure Schedule; or (E) enter into or amend any contract, agreement, commitment or arrangement with respect to any matter set forth in this Section 5.01(b)(v);

          (vi) make any investment in any entity (other than a subsidiary) in excess of $25 million;

          (vii) increase the compensation payable or to become payable or the benefits provided to its directors, officers or employees, except for increases in the ordinary course of business and in a manner consistent with past practice or as required by applicable Law in salaries or wages of employees of the Company or any Company Subsidiary who are not directors or officers of the Company, or grant any severance or termination pay to (other than pursuant to existing contractual obligations disclosed in Section 3.10(a) of the Company Disclosure Schedule or in the ordinary course of business and in a manner consistent with past practice), or enter into any employment or severance agreement with any director, officer or other employee of the Company or of any Company Subsidiary, or, except as required by Law, establish, adopt, enter into or amend any collective bargaining, bonus, profit-sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee; provided that the Company and Parent hereby agree that, notwithstanding the foregoing, award grants may be made to employees of the Company and the Company Subsidiaries pursuant to the ChipPAC, Inc. Employee Retention Plan and the ChipPAC, Inc. Special Bonus Plan as contemplated in Section 6.05(c);

          (viii) (A) exercise its discretion with respect to or otherwise voluntarily accelerate the vesting of any Company Stock Award as a result of the Merger, any other change of control of the Company (as defined in the Company Stock Option Plans) or otherwise; or (B) exercise its discretion with respect to or otherwise amend, modify or supplement the Purchase Plan;

          (ix) make any change in any material method of accounting, method of accounting principles or practice, except for such change required by reason of a concurrent change in GAAP or compliance with the applicable requirements of the rules and regulations promulgated by the SEC;

          (x) make any tax election inconsistent with past custom and practice or settle or compromise any material United States federal, state, local or non-United States income tax liability inconsistent with any accrual or reserve therefor on the consolidated balance sheet of the Company and the consolidated Company Subsidiaries as of September 30, 2003;

          (xi) pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business and in a manner consistent with past practice, of liabilities reflected or reserved against in the consolidated balance sheet of the Company and the consolidated Company Subsidiaries as at September 30, 2003 or subsequently incurred in the ordinary course of business and in a manner consistent with past practice;

          (xii) amend, modify or consent to the termination of any Material Company Contract, or amend, waive, modify or consent to the termination of the Company's or any Company Subsidiary's material rights thereunder;

          (xiii) commence any Action (except in the ordinary course of business against third parties) or settle any Action (except in the ordinary course of business, it being understood that any settlement involving the payment by the Company or any Company Subsidiary of more than $500,000 is not in the ordinary course of business);

          (xiv) permit any item of Company Owned Intellectual Property to lapse or to be abandoned, dedicated or disclaimed, by failing to perform or make any applicable filings, recordings or other similar actions or filings, or by failing to pay all required fees and taxes required or advisable to maintain and protect its interest in each and every item of Company Owned Intellectual Property, except where the failure to make such filings and payments results from the exercise of reasonable business judgment;

          (xv) sell, assign or license any of the Company Owned Intellectual Property, except for licensing of Company Owned Intellectual Property in the ordinary course of business consistent with past practice;

          (xvi) fail to make in a timely manner any filings with the SEC required under the Securities Act or the Exchange Act or the rules and regulations promulgated thereunder; or

          (xvii) announce an intention, enter into any formal or informal agreement or otherwise make a commitment to do any of the foregoing.

     SECTION 5.02. Conduct of Business by Parent Pending the Merger. (a) Parent agrees that, between the date of this Agreement and the earlier of the Effective Time and the termination of this Agreement pursuant to Article III, except as set forth in Section 5.02 of the Parent Disclosure Schedule or as expressly contemplated by any other provision of this Agreement, unless the Company shall otherwise consent in writing (which consent shall not be unreasonably withheld or delayed):

          (i) Parent shall, and shall cause each Parent Subsidiary to, use its reasonable best efforts to conduct the business of Parent and the Parent Subsidiaries, in all respects material to Parent and the Parent Subsidiaries, taken as a whole, in the ordinary course of business and in a manner consistent with past practice; and

          (ii) Parent shall, and shall cause each Parent Subsidiary to, use its reasonable best efforts to preserve substantially intact the business organization of Parent and the Parent Subsidiaries, to keep available the services of the current officers, employees and consultants of Parent and the Parent Subsidiaries and to preserve the current relationships of Parent and the Parent Subsidiaries with customers, suppliers and other persons with which Parent or any Subsidiary has significant business relations.

     (b) By way of amplification and not limitation of Section 5.01(a), except as contemplated by any other provision of this Agreement or as set forth in
Section 5.02 of the Parent Disclosure Schedule, neither Parent nor any Parent Subsidiary shall, between the date of this Agreement and the earlier of the Effective Time and the termination of the Agreement pursuant to Article VIII, directly or indirectly, do, or propose to do, any of the following without the prior written consent of the Company (which consent shall not be unreasonably withheld or delayed):

          (i) amend or otherwise change its Memorandum and Articles of Association or equivalent organizational documents;

          (ii) issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, (A) any shares of any class of capital stock of Parent or any Parent Subsidiary, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of Parent or any Parent Subsidiary (except for the issuance of up to a maximum of 60,965,705 Parent Ordinary Shares (whether in the form of Parent Ordinary Shares or Parent ADSs) issuable pursuant to employee stock options or up to a maximum of 172,512,573 Parent Ordinary Shares (whether in the form of Parent Ordinary Shares or Parent ADSs) issuable pursuant to the terms of the Parent Convertible Notes outstanding on the date hereof, in the ordinary course of business and in a manner consistent with past practice in accordance with the terms of the Parent Stock Option Plans or such notes as in effect as of the date hereof) or (B) any assets of Parent or any Parent Subsidiary, except in the ordinary course of business and in a manner consistent with past practice;

          (iii) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, except for dividends by any direct or indirect wholly owned Parent Subsidiary to Parent or any other Parent Subsidiary;

          (iv) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock;

          (v) (A) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or any division thereof or any material amount of assets; (B) except for borrowings under existing credit facilities in the ordinary course of business and in a manner consistent with past practice, incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person, or make any loans or advances, or grant any security interest in any of its assets;
     (C) enter into any contract or agreement other than in the ordinary course of business and in a manner consistent with past practice that, if in effect on the date hereof, would qualify as a Parent Material Contract; (D) make, authorize or make any commitment with respect to any capital expenditure, except for capital expenditures that, in the aggregate for each quarter, do not exceed 125% of the budgeted amounts set forth in Parent's capital expenditure budget attached as Section 5.02(b)(v) of the Parent Disclosure Schedule; or (E) enter into or amend any contract, agreement, commitment or arrangement with respect to any matter set forth in this Section 5.02(b)(v);

          (vi) make any investment in any entity (other than a subsidiary) in excess of $25 million;

          (vii) increase the compensation payable or to become payable or the benefits provided to its directors, officers or employees, except for increases in the ordinary course of business and in a manner consistent with past practice in salaries or wages of employees of Parent or any Parent Subsidiary who are not directors or officers of Parent, or grant any severance or termination pay to (other than pursuant to existing contractual obligations disclosed in Section 4.10(a) of the Parent Disclosure Schedule or in the ordinary course of business and in a manner consistent with past practice), or enter into any employment or severance agreement with any director, officer or other employee of Parent or of any Parent Subsidiary, or, except as required by Law, establish, adopt, enter into or amend any collective bargaining, bonus, profit-sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee;

          (viii) exercise its discretion with respect to or otherwise voluntarily accelerate the vesting of any Parent Stock Award as a result of the Merger, any other change of control of Parent (as defined in the Parent Stock Option Plans) or otherwise;

          (ix) make any change in any material method of accounting, method of accounting principles or practice, except for such change required by reason of a concurrent change in GAAP or compliance with the applicable requirements of the Securities Act, the Exchange Act, the SGX-ST, the SGX-ST Listing Manual, the Singapore Companies Act or the Singapore Securities Act, as the case may be, or the rules and regulations promulgated thereunder; (x) make any tax election inconsistent with past custom and practice or settle or compromise any material United States federal, state, local or non-United States income tax liability inconsistent with any accrual or reserve therefor on the consolidated balance sheet of Parent and the consolidated Parent Subsidiaries as of September 30, 2003;

          (xi) pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business and in a manner consistent with past practice, of liabilities reflected or reserved against in the consolidated balance sheet of Parent and the consolidated Parent Subsidiaries as at September 30, 2003 or subsequently incurred in the ordinary course of business and in a manner consistent with past practice;

          (xii) amend, modify or consent to the termination of any Material Parent Contract, or amend, waive, modify or consent to the termination of Parent's or any Parent Subsidiary's material rights thereunder;

          (xiii) commence any Action (except in the ordinary course of business against third parties) or settle any Action (except in the ordinary course of business, it being understood that any settlement involving the payment by Parent or any Parent Subsidiary of more than $500,000 is not in the ordinary course of business);

          (xiv) permit any item of Parent Owned Intellectual Property to lapse or to be abandoned, dedicated or disclaimed, by failing to perform or make any applicable filings, recordings or other similar actions or filings, or by failing to pay all required fees and taxes required or advisable to maintain and protect its interest in each and every item of Parent Owned Intellectual Property, except where the failure to make such filings and payments results from the exercise of reasonable business judgment;

          (xv) sell, assign or license any of the Parent Owned Intellectual Property, except for licensing of Parent Owned Intellectual Property in the ordinary course of business consistent with past practice;

          (xvi) fail to make in a timely manner any filings with the SEC required under the Securities Act or the Exchange Act or the rules and regulations promulgated thereunder or filings required with any authorities or regulatory bodies in Singapore in accordance with applicable Singapore Laws, rules and regulations; or

          (xvii) announce an intention, enter into any formal or informal agreement or otherwise make a commitment, to do any of the foregoing.

     SECTION 5.03. Control of Other Party's Business. Nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct Parent's operations prior to the Effective Time. Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company's operations prior to the Effective Time. Prior to the Effective Time, each of Parent and the Company shall exercise, consistent with the terms and conditions of this Agreement, control and supervision over their respective operations.


                                   ARTICLE VI

                              ADDITIONAL AGREEMENTS

     SECTION 6.01. Disclosure Documents. (a) U.S. Filings. As promptly as practicable after the execution of this Agreement, (i) Parent and the Company shall prepare and file the proxy statement to be sent to the stockholders of the Company relating to the meeting of the Company's stockholders (the "Company Stockholders' Meeting") to be held to consider approval and adoption of this Agreement, or any information statement to be sent to such stockholders, as appropriate (such proxy statement or information statement, as amended or supplemented, being referred to herein as the "Proxy Statement"), (ii) Parent shall prepare and file with the SEC a registration statement on Form F-4 (together with all amendments thereto, the "Registration Statement"), in which the Proxy Statement shall be included as a prospectus, in connection with the registration under the Securities Act of the Parent ADSs to be issued to the stockholders of the Company pursuant to the Merger and the underlying Parent Ordinary Shares thereof, and (iii) Parent shall use all reasonable best efforts to cause the Depositary to file with the SEC a registration statement on Form F-6 (the "Form F-6 Registration Statement") in connection with the registration under the Securities Act of the Parent ADRs to be issued in connection with the Merger. Each of Parent and the Company shall furnish to the other party all information concerning it and its business as the other party may reasonably request in connection with such actions and the preparation of the Registration Statement, the Proxy Statement and the Form F-6 Registration Statement. Each of Parent and the Company shall use its reasonable best efforts to respond as promptly as practicable to any comments of the SEC with respect to such documents and to cause the Registration Statement and the Form F-6 Registration Statement to be declared effective by the SEC as promptly as practicable and to keep the Registration Statement effective as long as necessary to consummate the Transactions. As promptly as practicable after the Registration Statement shall have been declared effective by the SEC, the Company shall mail the Proxy Statement to its stockholders and, if necessary, after the Proxy Statement shall have been so mailed, promptly circulate amended, supplemental or supplemented proxy materials, and, if required in connection therewith, resolicit proxies.

     (b) Singapore Filings. As promptly as practicable after the execution of this Agreement, Parent shall prepare the shareholders circular to be sent to the shareholders of Parent relating to the meeting of Parent's shareholders (the "Parent Shareholders' Meeting" and, together with the Company Stockholders' Meeting, the "Stockholders' Meetings") to be held to consider the approval of the Share Issuance, the Parent Name Change, the New Stock Option Plans Adoption and the Parent Board Appointments (the "Parent Shareholders Circular"). The Company shall furnish to Parent all information concerning it and its business as Parent may reasonably request in connection with such actions and the preparation of the Parent Shareholders Circular. Each of Parent and the Company shall use its reasonable best efforts to respond as promptly as practicable to any comments of the SGX-ST with respect to the Parent Shareholders Circular and to receive the approval of the SGX-ST as promptly as practicable. As promptly as practicable after the Parent Shareholders Circular shall have been filed with the SGX-ST (or, if approval of the SGX-ST is required, as promptly as practicable after the Parent Shareholders Circular shall have been approved by the SGX-ST), Parent shall mail the Parent Shareholders Circular to its shareholders and, if necessary, after the Parent Shareholders Circular shall have been so mailed, promptly circulate amended, supplemental or supplemented circular materials.

     (c) Except as provided in Section 6.04(c), the Company covenants that none of the Company Board or any committee thereof shall withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent or Merger Sub, the approval or recommendation by the Company Board or any committee thereof of this Agreement, the Voting

Agreements, the Merger or any other Transaction (the "Company Board Recommendation") and that the Proxy Statement shall include the recommendation of the Company Board to the stockholders of the Company in favor of approval and adoption of this Agreement and approval of the Merger.

     (d) Except as provided in Section 6.04(d), Parent covenants that none of the Parent Board or any committee thereof shall withdraw or modify, or propose to withdraw or modify, in a manner adverse to the Company, the approval or recommendation by the Parent Board or any committee thereof of this Agreement, the Voting Agreements, the Merger, the Share Issuance, the Parent Name Change, the New Stock Option Plans Adoption and the Parent Board Appointments or any other Transaction (the "Parent Board Recommendation") and that the Parent Shareholders Circular shall include the recommendation of the Parent Board to the shareholders of Parent in favor of the Share Issuance, the Parent Name Change, the New Stock Option Plans Adoption and the Parent Board Appointments.

     (e) No amendment or supplement to the Proxy Statement, the Registration Statement, the Form F-6 Registration Statement or the Parent Shareholders Circular will be made by Parent or the Company without the approval of the other party (such approval not to be unreasonably withheld or delayed) and after having provided the other party with the opportunity to review and comment thereon (such review not to be unreasonably delayed). Parent and the Company each will advise the other, promptly after they receive notice thereof, of the time when the Registration Statement or Form F-6 Registration Statement has been declared effective or any supplement or amendment has been filed, of the issuance of any stop order, of the suspension of the qualification of the Parent ADSs or Parent Ordinary Shares issuable in connection with the Merger for offering or sale in any jurisdiction, or of any request by the SEC or SGX-ST for amendment of the Proxy Statement, the Registration Statement, the Form F-6 Registration Statement or the Parent Shareholders Circular or comments thereon and responses thereto or requests by the SEC or SGX-ST for additional information.

     (f) Parent represents and warrants to the Company that the information supplied by Parent for inclusion in the Registration Statement, the Form F-6 Registration Statement, the Proxy Statement or the Parent Shareholders Circular shall not, at (i) the time the Parent Shareholders Circular is filed with the SGX-ST, (ii) the time the Registration Statement or Form F-6 Registration Statement is declared effective, (iii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of the Company, (iv) the time the Parent Shareholders Circular (or any amendment thereof or supplement thereto) is first mailed to the shareholders of Parent,
(v) the time of each of the Stockholders' Meetings (as defined below) and (vi) the Effective Time, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the Effective Time, any event or circumstance relating to Parent, any Parent Subsidiary or any of their respective officers or directors should be discovered by Parent which should be set forth in an amendment or a supplement to the Registration Statement, Form F-6 Registration Statement, Proxy Statement or Parent Shareholders Circular, Parent shall promptly inform the Company. Parent represents and warrants to the Company that all documents that Parent is responsible for filing with the SEC or the SGX-ST, as the case may be, in connection with the Merger or the other Transactions will comply as to form and substance in all material

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aspects with the applicable requirements of the Securities Act, the Exchange
Act, the SGX-ST, the SGX-ST Listing Manual, the Singapore Companies Act and the Singapore Securities Act, as the case may be, and the rules and regulations thereunder.

     (g) The Company represents and warrants to Parent that the information supplied by the Company for inclusion in the Registration Statement, the Form F-6 Registration Statement, the Proxy Statement or the Parent Shareholders Circular shall not, at (i) the time the Parent Shareholders Circular is filed with the SGX-ST, (ii) the time the Registration Statement or Form F-6 Registration Statement is declared effective, (iii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of the Company, (iv) the time the Parent Shareholders Circular (or any amendment thereof or supplement thereto) is first mailed to the shareholders of Parent, (v) the time of each of the Stockholders' Meetings and (vi) the Effective Time, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the Effective Time, any event or circumstance relating to the Company or any Company Subsidiary, or their respective officers or directors, should be discovered by the Company which should be set forth in an amendment or a supplement to the Registration Statement, Form F-6 Registration Statement, Proxy Statement or Parent Shareholders Circular, the Company shall promptly inform Parent. The Company represents and warrants to Parent that all documents that the Company is responsible for filing with the SEC in connection with the Merger or the other Transactions will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

     SECTION 6.02. Stockholders' Meetings. (a) The Company shall call and hold the Company Stockholders' Meeting as promptly as practicable for the purpose of voting upon the approval and adoption of this Agreement.

     (b) Parent shall call and hold the Parent's Shareholders' Meeting as promptly as practicable for the purpose of voting upon the approval of the Share Issuance, the Parent Name Change, the New Stock Option Plans Adoption and the Parent Board Appointments.

     (c) Each of the Company and Parent shall use its reasonable best efforts to hold the Stockholders' Meetings on the same day as soon as practicable after the date on which the Registration Statement becomes effective. Each of the Company and Parent shall use its reasonable best efforts to solicit from its shareholders proxies in favor of the approval and adoption of this Agreement or in favor of the approval of the Share Issuance, the Parent Name Change, the New Stock Option Plans Adoption and the Parent Board Appointments, as the case may be, and shall take all other action necessary or advisable to secure the required vote or consent of its shareholders, except in the event and to the extent that the Company Board or the Parent Board, as the case may be, in accordance with Section 6.04(c) or Section 6.04(d), withdraws or modifies its recommendation to its shareholders in favor of the approval and adoption of this Agreement or in favor of the Share Issuance, the Parent Name Change, the New Stock Option Plans Adoption and the Parent Board Appointments, as the case may be.

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
     SECTION 6.03. Access to Information; Confidentiality. (a) Except as required pursuant to any confidentiality agreement or similar agreement or arrangement to which the Company or Parent or any of their respective subsidiaries is a party or pursuant to applicable Law, from the date of this Agreement until the Effective Time, the Company and Parent shall (and shall cause their respective subsidiaries to): (i) provide to the other party (and the other party's officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives, collectively, "Representatives") reasonable access during normal business hours upon prior notice to the officers, employees, agents, properties, offices and other facilities of such party and its subsidiaries and to the books and records thereof, including access to enter any real property owned, leased, subleased or occupied by such party or such party's Subsidiary in order to conduct an environmental assessment of such property (provided that no subsurface investigation work of the sort commonly referred to as "Phase II" investigatory work shall be conducted absent the prior written consent of the other party, which consent shall not be unreasonably withheld); and (ii) furnish promptly to the other party such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of such party and its subsidiaries as the other party or its Representatives may reasonably request; provided, however, that (A) no pricing or other competitively sensitive information retrieved from the Company will be made available to persons who are involved in any pricing or sales activity at Parent or any Parent Subsidiary, (B) no pricing or other competitively sensitive information retrieved from Parent will be made available to persons who are involved in any pricing or sales activity at the Company or any Company Subsidiary and (C) neither Parent nor the Company shall use any information obtained from the other party for any purpose other than evaluation of such other party in connection with this Agreement.

     (b) All information obtained by the parties pursuant to this Section 6.03 shall be kept confidential in accordance with the confidentiality agreement, dated January 6, 2004 (the "Confidentiality Agreement"), between Parent and the Company.

     (c) No investigation pursuant to this Section 6.03 shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto.

     SECTION 6.04. No Solicitation of Transactions. (a) Each party to this Agreement agrees that, from and after the date hereof until the earlier of the Effective Time and the termination of this Agreement pursuant to Article VIII, it shall not, and shall not permit any of its Subsidiaries or any of its or its Subsidiaries' directors, officers or employees to, and shall use its best efforts to cause its investment bankers, attorneys, accountants and other representatives retained by it or any of its Subsidiaries not to, directly or indirectly: (i) solicit, initiate or knowingly encourage (including by way of furnishing nonpublic information), or take any other action knowingly to facilitate, any inquiries or the making of any proposal or offer (including, without limitation, any proposal or offer to its stockholders) that constitutes a Competing Transaction (as defined below); (ii) enter into or maintain or continue discussions or negotiations with any person or entity in furtherance of such inquiries or to obtain a Competing Transaction; (iii) agree to, approve, endorse or recommend any Competing Transaction or enter into any letter of intent or other contract, agreement or commitment contemplating or otherwise relating to any Competing Transaction; or (iv) authorize or permit any of the officers, directors or employees of such party or any of its Subsidiaries, or any investment banker, financial

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
advisor, attorney, accountant or other representative retained by such party, to take any such action. Each party to this Agreement shall notify the other party as promptly as practicable (and in any event within one day after such party attains knowledge thereof) if any proposal or offer, or any inquiry or contact with any person with respect thereto, regarding a Competing Transaction is made, specifying the material terms and conditions thereof and the identity of the party making such proposal or offer or inquiry or contact (including material amendments or proposed material amendments). Each party to this Agreement immediately shall cease and cause to be terminated all existing discussions or negotiations with any parties conducted heretofore with respect to a Competing Transaction. Each party to this Agreement shall not release any third party from, or waive any provision of, any confidentiality or standstill agreement to which it is a party.


     (b) Notwithstanding anything to the contrary in this Section 6.04, the Board of Directors of Parent or the Company, as the case may be, may furnish, prior to approval of this Agreement, the Merger, the Share Issuance, the Parent Name Change, the New Stock Option Plans Adoption and the Parent Board Appointments at the Company Stockholders' Meeting or the Parent Shareholders' Meeting, as the case may be, information to, and enter into discussions with, a person who has made an unsolicited, written, bona fide proposal or offer regarding a Competing Transaction or otherwise facilitate any effort or attempt to make or implement a proposal or offer for a Competing Transaction, if such Board of Directors has (i) determined, in its good faith judgment (after having consulted with a financial advisor of internationally recognized reputation) that such proposal or offer is reasonably likely to lead to a Superior Proposal (as defined below), (ii) determined, in its good faith judgment after consultation with independent legal counsel (who may be such party's regularly engaged independent legal counsel), that, in light of such proposal or offer regarding a Competing Transaction, the furnishing of such information or entering into discussions is required to comply with its fiduciary obligations to Parent and its shareholders or the Company and its stockholders, respectively, under applicable Law, (iii) provided written notice to the other party of its intent to furnish information or enter into discussions with such person at least 24 hours prior to taking any such action, and (iv) obtained from such person an executed confidentiality agreement on terms no less favorable to the other party than those contained in the Confidentiality Agreement (it being understood that such confidentiality agreement and any related agreements shall not include any provision calling for any exclusive right to negotiate with such party or having the effect of prohibiting such party from satisfying its obligations under this Agreement).


     (c) Except as set forth in this Section 6.04(c), the Company Board shall not make a change in the Company Board Recommendation (a "Change in the Company Board Recommendation") in a manner adverse to Parent or Merger Sub or approve or recommend, or cause or permit the Company to enter into any letter of intent, agreement or obligation with respect to, any Competing Transaction. Notwithstanding the foregoing, if, prior to the approval of this Agreement and the Merger at the Company Stockholders' Meeting, the Company Board determines, in its good faith judgment prior to the Effective Time and after consultation with independent legal counsel (who may be the Company's regularly engaged independent legal counsel), that it is required to make a Change in the Company Board Recommendation to comply with its fiduciary obligations to the Company and its stockholders under applicable Law, the Company Board may recommend a Superior Proposal, but only (i) after providing written notice to Parent (a "Notice of Company Superior Proposal") advising Parent that the Company

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Board has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal and indicating that the Company Board intends to effect a Change in the Company Board Recommendation and the manner in which it intends (or may intend) to do so, and (ii) if Parent does not, within 48 hours of Parent's receipt of the Notice of Company Superior Proposal, deliver to the Company a binding, written offer that the Company Board determines, in its good faith judgment (after having consulted with independent legal counsel and a financial advisor of internationally recognized reputation) to be at least as favorable to the Company's stockholders as such Superior Proposal. Any disclosure that the Company Board may be compelled to make with respect to the receipt of a proposal or offer for a Competing Transaction under applicable Law or Rule 14d-9 or 14e-2 or that the Company Board determines to comply with its fiduciary duties to the Company and its stockholders will not constitute a violation of this Agreement, provided that such disclosure states that no action will be taken by the Company Board in violation of this Section 6.04(c). The obligation of the Company to call, give notice of, convene and hold the Company Stockholders' Meeting shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission to it of any Competing Transaction, or by any Change in the Company Board Recommendation, except in the event that this Agreement is terminated in accordance with Section 8.01(j). The Company shall not submit to the vote of its stockholders any Competing Transaction, or propose to do so, except in the event that this Agreement is terminated in accordance with Section 8.01(j).

     (d) Except as set forth in this Section 6.04(d), the Parent Board shall not make a change in the Parent Board Recommendation (a "Change in the Parent Board Recommendation") in a manner adverse to the Company or approve or recommend, or cause or permit Parent to enter into any letter of intent, agreement or obligation with respect to, any Competing Transaction. Notwithstanding the foregoing, if, prior to the approval of the Share Issuance, the Parent Name Change, the New Stock Option Plans Adoption and the Parent Board Appointments at the Parent Shareholders' Meeting, the Parent Board determines, in its good faith judgment prior to the Effective Time and after consultation with independent legal counsel (who may be Parent's regularly engaged independent legal counsel), that to make a Change in the Parent Board Recommendation is required to comply with its fiduciary obligations to Parent and its shareholders under applicable Law, the Parent Board may recommend a Superior Proposal, but only (i) after providing written notice to the Company (a "Notice of Parent Superior Proposal") advising the Company that the Parent Board has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal and indicating that the Parent Board intends to effect a Change in the Parent Board Recommendation and the manner in which it intends (or may intend) to do so, and (ii) if the Company does not, within 48 hours of the Company's receipt of the Notice of Parent Superior Proposal, deliver to Parent a binding written offer that the Parent Board determines, in its good faith judgment (after having consulted with independent legal counsel and a financial advisor of internationally recognized reputation) to be at least as favorable to Parent's shareholders as such Superior Proposal. Any disclosure that the Parent Board may be compelled to make with respect to the receipt of a proposal or offer for a Competing Transaction under applicable Law (including, without limitation, the Singapore Code of Take-overs and Mergers) or Rule 14d-9 or 14e-2 or the requirements of the Securities Industry Counsel or that the Parent Board determines to comply with its fiduciary duties to Parent and its shareholders will not constitute a violation of this Agreement, provided that such disclosure

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states that no action will be taken by the Parent Board in violation of this
Section 6.04(d). The obligation of Parent to call, give notice of, convene and hold the Parent Shareholders' Meeting shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission to it of any Competing Transaction, or by any Change in the Parent Board Recommendation, except in the event that this Agreement is terminated in accordance with Section 8.01(k). Parent shall not submit to the vote of its shareholders any Competing Transaction, or propose to do so, except in the event that this Agreement is terminated in accordance with Section 8.01(k).

     (e) A "Competing Transaction" means with respect to the Company or Parent, as the case may be, any of the following (other than the Transactions): (i) a transaction, whether a merger, purchase of assets, tender offer or otherwise, which, if consummated, would result in a third party's acquiring (A) more than 20% of the equity securities of the Company or of Parent, as the case may be,
(B) all or substantially all of the assets of the Company and the Company Subsidiaries, taken as a whole, or of Parent and the Parent Subsidiaries, taken as a whole, or (C) is conditioned upon the non-consummation of the Transactions;
(ii) in the case of the Company, any solicitation in opposition to approval and adoption of this Agreement by the Company's stockholders; and (iii) in the case of Parent, any solicitation in opposition to approval of the Share Issuance, Parent Name Change, the New Stock Option Plans Adoption or the Parent Board Appointments by Parent's shareholders.

     (f) A "Superior Proposal" means with respect to the Company or Parent, as the case may be, an unsolicited bona fide offer made by a third party which (i) is for a transaction, whether a merger, purchase of assets, tender offer or otherwise, other than the Transactions, which, if consummated, would result in
(A) the stockholders of such party immediately preceding such transaction holding less than 50% of the equity interest in the surviving or resulting entity of such transaction or (B) a third party's acquiring all or substantially all of the assets of the Company and the Company Subsidiaries, taken as a whole, or Parent and the Parent Subsidiaries, taken as a whole, as the case may be, and
(ii) is on terms that the Board of Directors of such party determines, in its good faith judgment (after having consulted with independent legal counsel and a financial advisor of internationally recognized reputation), taking into account, among other things, all legal, financial, regulatory and other aspects of the proposal and the person making the proposal, (A) if consummated pursuant to its terms, is reasonably likely to result in a transaction that is more favorable to the stockholders of such party (in their capacities as stockholders), from a financial point of view, than the Merger and (B) is reasonably capable of being completed on the terms proposed.

     SECTION 6.05. Employee Benefits Matters. (a) For one year following the Effective Time, or such longer period as may be required by applicable Law or contract, Parent shall or shall cause the Surviving Corporation to provide or cause to be provided to employees of the Surviving Corporation or any other affiliate of Parent who were employees of the Company or any Company Subsidiary immediately prior to the Effective Time and, in each case, to the extent an employee continues employment with the Surviving Corporation or any other affiliate of Parent (the "Continuing Employees") compensation and employee benefit plans, programs and policies and fringe benefits (other than equity based compensation arrangements) that, in the aggregate, are substantially similar to those that were provided to the Continuing Employees by the Company or any Company Subsidiary immediately prior to the execution of this Agreement.

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     (b) Following the Effective Time, Parent shall or shall cause the Surviving
Corporation to recognize (or cause to be recognized) the service of each Continuing Employee with the Company or any Company Subsidiary determined as of the Effective Time for purposes of eligibility and vesting under any employee benefit plans, programs or arrangements maintained by Parent, the Surviving Corporation, or any of their affiliates that employs any Continuing Employee; provided, however, that such crediting of service shall not operate to duplicate any benefit or the funding of any such benefit. Each such employee benefit plan, program or arrangement that provides health benefits to Continuing Employees shall waive pre-existing condition limitations with respect to the Continuing Employees to the same extent waived under the applicable group health plan of the Company or any Company Subsidiary maintained prior to the Effective Time, and each Continuing Employee shall be given credit for amounts paid under the corresponding group health plan of the Company or any Company Subsidiary during the plan year in which the Effective Time occurs for purposes of applying deductibles, co-payments and out-of-pocket maximums for such plan year.

     (c) As of the Effective Time, Parent shall cause the Surviving Corporation to honor for the one-year period following the Effective Time all employment and severance agreements existing as of the date hereof and set forth in Schedule 3.10(a) of the Company Disclosure Schedule between the Company or any Company Subsidiary and any current or former director, officer or employee of the Company or any Company Subsidiary. In addition, Parent shall, after the Effective Time, cause the Surviving Corporation to perform the Company's obligations under the ChipPAC, Inc. Employee Retention Plan and the ChipPAC, Inc. Special Bonus Plan, which will provide for payments at specified times of severance, bonuses and retention payments to employees of the Company and the Company Subsidiaries contingent upon the occurrence of the Effective Time in an aggregate cash amount of US$5.0 million, and the individual award agreements to be entered into thereunder with participating employees of the Company and the Company Subsidiaries.

     (d) Parent shall use its reasonable best efforts to procure consents from non-U.S. Continuing Employees that are required by applicable Law or collective bargaining agreement as a result of Parent's modifications of any material terms and conditions of employment for such employees in such employees' respective jurisdictions.

     SECTION 6.06. Directors' and Officers' Indemnification and Insurance. (a) The Certificate of Incorporation and By-laws of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification than are set forth in Article Eight of the Certificate of Incorporation or Article V of the By-laws of the Company, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors, officers, employees, fiduciaries or agents of the Company, unless such modification shall be required by law.

     (b) The Surviving Corporation shall use its reasonable best efforts to maintain in effect, for six years from the Effective Time, the current directors' and officers' liability insurance policies maintained by the Company (provided that the Surviving Corporation may substitute therefor policies of at least the same coverage containing terms and conditions that are no less advantageous) with respect to matters occurring prior to the Effective Time; provided,

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
however, that in no event shall the Surviving Corporation be required to expend pursuant to this Section 6.06(b) more than an amount per year equal to 200% of current annual premiums paid by the Company for such insurance (which premiums the Company represents and warrants to be $842,575 in the aggregate), it being understood that, if the premium required to be paid by Parent for such policy would exceed such 200% amount, then the coverage of such policy shall be reduced to the maximum amount that may be obtained for a per annum premium in such 200% amount.

     (c) In the event the Company or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Company or the Surviving Corporation, as the case may be, or at Parent's option, Parent, shall assume the obligations set forth in this Section 6.06.

     SECTION 6.07. Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of
(a) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which could reasonably be expected to cause any representation or warranty of such party contained in this Agreement to be untrue or inaccurate in any material respect and (b) any failure of the Company, Parent or Merger Sub, as the case may be, to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder, in the case of
(a) or (b), such that the conditions under Section 7.02(a) or Section 7.02(b), in the case of the Company, or under Section 7.03(a) or Section 7.03(b), in the case of Parent, would not be satisfied; provided, however, that the delivery of any notice pursuant to this Section 6.07 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

     SECTION 6.08. Company Affiliates. No later than 30 days after the date of this Agreement, the Company shall deliver to Parent a list of names and addresses of those persons who were, in the Company's reasonable judgment, on such date, affiliates (within the meaning of Rule 145 of the rules and regulations promulgated under the Securities Act (each such person being a "Company Affiliate")) of the Company. The Company shall provide Parent with such information and documents that the Company has in its possession as Parent shall reasonably request for purposes of reviewing such list. The Company shall use its reasonable best efforts to deliver or cause to be delivered to Parent, prior to the Effective time, an affiliate letter substantially in the form attached hereto as Exhibit 6.08, executed by each of the Company Affiliates identified in the foregoing list and any person who shall, to the knowledge of the Company, have become a Company Affiliate subsequent to the delivery of such list.

     SECTION 6.09. Further Action; Reasonable Best Efforts. Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall
(a) make promptly its respective filings, and thereafter make any other required submissions, under the HSR Act or other applicable foreign, federal or state antitrust, competition or fair trade Laws with respect to the Transactions and
(b) use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws or otherwise to consummate and make effective the Transactions, including,

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
without limitation, using its reasonable best efforts to obtain all permits, consents, approvals, authorizations, qualifications and orders of Governmental Authorities and parties to contracts with the Company or Parent or their subsidiaries as are necessary for the consummation of the Transactions and to fulfill the conditions to the Merger; provided that nothing contained in this
Section 6.09 shall require Parent or the Company to divest any asset or assets or license any technology which individually or in the aggregate have a fair value in excess of $10,000,000 in any manner that would not be commercially reasonable. In case, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall use their reasonable best efforts to take all such action.

     SECTION 6.10. Plan of Reorganization. (a) This Agreement is intended to constitute a "plan of reorganization" within the meaning of Section 1.368-2(g) of the income tax regulations promulgated under the Code. From and after the date of this Agreement and until the Effective Time, each party hereto shall use its reasonable best efforts to cause the Merger to qualify, and will not knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken which action or failure to act could reasonably be expected to prevent the Merger from qualifying, as a reorganization within the meaning of Section 368(a) of the Code (including the receipt and continued effectiveness of the Private Letter Ruling) or the exchange by Eligible Company Stockholders of Company Shares for Parent ADSs pursuant to the Merger from satisfying the requirements of Section 1.367(a)-3(c) of the Regulations other than subsection (3)(C) thereof. Following the Effective Time, neither the Surviving Corporation, Parent nor any of their affiliates shall knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken, which action or failure to act could reasonably be expected to cause the Merger to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code (including the failure to receive and maintain the continued effectiveness of the Private Letter Ruling) or the exchange by Eligible Company Stockholders of Company Shares for Parent ADSs pursuant to the Merger from satisfying the requirements of Section 1.367(a)-3(c) of the Regulations other than subsection (3)(C) thereof.

     (b) As of the date hereof, the Company, after consultation with counsel, does not know of any reason (i) why it would not be able to deliver to counsel to the Company and Parent, at the date of the legal opinions referred to below, certificates, with customary exceptions and modifications thereto, to enable such firms to deliver legal opinions that (assuming receipt of the Private Letter Ruling) the Merger qualifies as a reorganization within the meaning of
Section 368(a) of the Code, and the Company hereby agrees to use its reasonable best efforts to deliver such certificates effective as of the date of such opinions or (ii) why counsel to the Company and Parent would not be able to deliver legal opinions that (assuming receipt of the Private Letter Ruling) the Merger qualifies as a reorganization within the meaning of Section 368(a) of the Code.

     (c) As of the date hereof, Parent, after consultation with counsel, does not know of any reason (i) why it and Merger Sub would not be able to deliver to counsel to the Company and Parent, at the date of the legal opinions referred to below, certificates, with customary exceptions and modifications thereto, to enable such firms to deliver legal opinions that (assuming receipt of the Private Letter Ruling) the Merger qualifies as a reorganization within the meaning of Section 368(a) of the Code, and Parent hereby agrees to use its reasonable best efforts to deliver such certificates on behalf of both Parent and Merger Sub effective as of the date of such opinions, or (ii) why counsel to the Company and Parent would not be able to deliver legal opinions that (assuming receipt of the Private Letter Ruling) the Merger qualifies as a reorganization within the meaning of Section 368(a) of the Code.

     (d) Parent and the Company shall cooperate and use their respective reasonable best efforts to obtain a private letter ruling from the IRS with respect to the transactions contemplated by this Agreement, as provided for under Section 1.367(a)-3(c)(9) of the Regulations, to qualify for an exception to the general rule under Section 367(a)(1) of the Code (the "Private Letter Ruling"). Such reasonable best efforts shall include, without limitation, Parent and Company's making (or causing their respective affiliates to make) such representations or covenants as the IRS may reasonably request in connection with the Private Letter Ruling. Any written or substantive oral communications with the IRS to the extent possible shall be conducted jointly by the Company and Parent or Kirkland & Ellis LLP and Shearman & Sterling LLP, respectively. If the IRS does not issue the Private Letter Ruling, but there has been a change in law, clear guidance from the IRS or a change in facts that would nevertheless indicate that the opinion described below could be given, Parent and the Company shall use their reasonable best efforts each to obtain an opinion of a nationally recognized law firm that for federal income tax purposes the exchange by Eligible Company Stockholders of Company Shares solely for Parent ADSs pursuant to the Merger will not result in the recognition of gain under the provisions of Section 367(a) of the Code (a "Section 367 Opinion"). Parent and the Company agree to timely satisfy, or cause to be timely satisfied, all applicable tax reporting and filing requirements contained in the Code and the United States Income Tax Regulations with respect to the transactions contemplated hereby, including, without limitation, the reporting requirements contained in Section 1.367(a)-3(c)(6) of the Regulations.

     SECTION 6.11. Obligations of Merger Sub. Parent shall take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and subject to the conditions set forth in this Agreement.

     SECTION 6.12. Stock Exchange Listing/Quotation. (a) Parent shall promptly prepare and submit to the SGX-ST a listing application covering the Parent Ordinary Shares underlying the Parent ADSs to be issued in the Merger, pursuant to the Substitute Options and upon conversion of the Company Convertible Subordinated Notes, and shall use its reasonable best efforts to obtain, prior to the Effective Time, approval for such listing on the SGX-ST, subject to official notice of issuance to the SGX-ST and customary conditions, and the Company shall cooperate with Parent with respect to such listing.

     (b) Parent shall promptly prepare and submit to the Nasdaq a listing application covering the Parent ADSs to be issued in the Merger, pursuant to Substitute Options and upon conversion of the Company Convertible Subordinated Notes, and shall use its reasonable best efforts to obtain, prior to the Effective Time, approval for the quotation of such Parent ADSs, subject to official notice of issuance to Nasdaq, and the Company shall cooperate with Parent with respect to such quotation.

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     SECTION 6.13. Public Announcements. The initial press release relating to this Agreement shall be a joint press release the text of which has been agreed to by each of Parent and the Company. Thereafter, unless otherwise required by applicable Law or the requirements of the SGX-ST or Nasdaq, no statement or other disclosure regarding the Transactions will be made by any party to this Agreement without the prior approval of the Company and Parent, which approval shall not be unreasonably withheld or delayed, provided, however, that nothing in this Section 6.13 shall be deemed to limit the rights of the Company or Parent under Section 6.04.

     SECTION 6.14. Board of Directors; Corporate Headquarters; Corporate Name.
(a) Parent shall use its reasonable best efforts to, subject to the fiduciary duties of the Parent Board, (i) not increase the number of directors who are nominees of Singapore Technologies Semiconductors Pte Ltd prior to the Effective Time and cause the number of directors comprising the Parent Board as of immediately after the Effective Time to be 11, (ii) cause four of the current members of the Parent Board to resign effective as of immediately after the Effective Time, (iii) cause each of Mr. Robert Conn, Mr. Douglas Norby, Mr. Chong Sup Park and Mr. Dennis McKenna (the "Company Designated Directors"), assuming that each such person is willing to serve as a director, to be nominated for election as a director of Parent, effective as of the Effective Time, at the Parent Shareholders' Meeting, (iv) cause Mr. Dennis McKenna to be appointed as Vice Chairman of the Parent Board as of the Effective Time, to serve as Vice Chairman and director until December 31, 2004, (v) cause one of Mr. Robert Conn, Mr. Douglas Norby or Mr. Chong Sup Park to be appointed to the Audit Committee of the Parent Board as of the Effective Time, and (vi) cause the Audit Committee Terms of Reference to be amended as of the Effective Time to provide, in accordance with NASD Rule 4350(h), that Parent shall conduct an appropriate review of all "related party transactions" (defined as transactions required to be disclosed pursuant to Rule 404 of Regulation S-K under the Securities Act or any successor provision thereto) for potential conflict of interest situations and that all such transactions must be approved by the Audit Committee of the Parent Board. If any Company Designated Director shall, prior to the Effective Time, die or determine not to serve as a director of Parent, the Company shall have the right to appoint another person who would qualify as an "independent" director under the rules of Nasdaq to become a Company Designated Director, subject to the approval of such person by the Parent Board (which approval shall not be unreasonably withheld).

     (b) The corporate headquarters of Parent following completion of the Merger will remain in Singapore.

     (c) Parent shall take all such action as may be necessary to cause the corporate name of Parent to be renamed, effective as of the Effective Time, "STATS ChipPAC Ltd", or such other name to be agreed upon between Parent and the Company prior to the mailing of the Proxy Statement and the Parent Shareholders Circular (which name shall include the names "STATS" and "ChipPAC"), subject to receipt of the requisite approval of the shareholders of Parent.

     SECTION 6.15. Accounting Matters. Each of Parent and the Company agree to each use reasonable best efforts to cause to be delivered to each other consents and comfort letters from their respective independent auditors, in form reasonably satisfactory to the recipient

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and customary in scope and substance for consents and comfort letters delivered by independent public accountants in connection with registration statements on Form F-4 under the Securities Act.

     SECTION 6.16. Stock Transfer Taxes. All stock transfer, real estate transfer, documentary, stamp, recording and other similar Taxes (including interest, penalties and additions to any such Taxes) incurred in connection with this Agreement and the Transactions shall be paid by the Surviving Corporation, and the Company shall cooperate with Parent and Merger Sub in preparing, executing and filing any Tax Returns with respect to such Taxes.

     SECTION 6.17. Supplemental Indentures. As of the Effective Time, the Surviving Corporation and Parent shall (i) execute and deliver to Firstar Bank, N.A., as trustee under the Indenture dated as of June 15, 2001 between the Company and Firstar Bank, N.A. (the "8% Convertible Notes Indenture"), a supplemental indenture in accordance with Section 4.11 of the 8% Convertible Notes Indenture and (ii) execute and deliver to U.S. Bank National Association, as trustee under the Indenture dated as of May 28, 2003 between the Company and U.S. Bank National Association (the "2.50% Convertible Notes Indenture"), a supplemental indenture in accordance with Section 5.11 of the 2.50% Convertible Notes Indenture. Prior to the Effective Time, the Company shall, and after the Effective Time, the Surviving Corporation shall, deliver such notices to security holders, certificates, opinions, agreements and other instruments as Parent or the trustees under the indentures specified above and under the Indenture dated as of July 29, 1999, among ChipPAC International Limited, ChipPAC Merger Corp. and Firstar Bank of Minnesota, N.A. as trustee (the "12.75% Notes Indenture"), may reasonably request in connection with the Merger and such indentures and supplemental indentures.

     SECTION 6.18. SGX-ST Waiver. Parent shall give written notice to the Company as soon as reasonably practicable after Parent receives notice (written or otherwise) from the SGX-ST that the SGX-ST has imposed any additional condition or revoked any of the conditions in relation to SGX-ST Waiver from the requirements of having to comply with the continuing listing requirements of the SGX-ST.


                                   ARTICLE VII

                            CONDITIONS TO THE MERGER

     SECTION 7.01. Conditions to the Obligations of Each Party. The obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver (where permissible) of the following conditions:

          (a) Registration Statements. The Registration Statement and Form F-6 Registration Statement shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the Registration Statement or Form F-6 Registration Statement shall have been issued by the SEC and no proceeding for that purpose shall have been initiated by the SEC.

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          (b) SGX-ST Filings. The Parent Shareholders Circular shall have been filed with the SGX-ST and Parent shall have received all approvals and confirmations from the SGX-ST necessary to mail the Parent Shareholders Circular to the shareholders of Parent in connection with the Parent Shareholders' Meeting.

          (c) Company Stockholder Approval. This Agreement shall have been approved and adopted by the requisite affirmative vote of the stockholders of the Company in accordance with the DGCL and the Company's Certificate of Incorporation, and such approval shall not have been rescinded, revoked or otherwise withdrawn.

          (d) Parent Shareholder Approval. The Share Issuance, the Parent Name Change, the New Stock Option Plans Adoption and the Parent Board Appointments shall have been approved by the requisite affirmative vote of the shareholders of Parent in accordance with the rules and regulations of the SGX-ST, Nasdaq, the Singapore Companies Act and Parent's Memorandum and Articles of Association, and such approval shall not have been rescinded, revoked or otherwise withdrawn.

          (e) No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, judgment, decree, executive order or award which is then in effect and has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

          (f) U.S. Antitrust Approvals and Waiting Periods. Any waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

          (g) Stock Exchange Listing/Quotation. The Parent ADSs to be issued in the Merger, pursuant to the Substitute Options or pursuant to the conversion of the Company Convertible Subordinated Notes shall have been authorized for quotation on Nasdaq and the Parent Ordinary Shares underlying such Parent ADSs shall have been authorized for listing on the SGX-ST, in each case, subject to official notice of issuance and other customary conditions.

     SECTION 7.02. Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver, where permissible, by Parent or Merger Sub, as the case may be, of the following additional conditions:

          (a) Representations and Warranties. (i) The representations and warranties of the Company contained in Section 3.03(a) of this Agreement shall have been true and correct in all material respects as of the date of this Agreement and shall be true and correct in all material respects as of the Effective Time, as though made on and as of the Effective Time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), and (ii) the representations and warranties of the Company otherwise contained in this Agreement shall have been true and correct as of the date of this Agreement (without giving effect to any qualification or limitation as to materiality or Company Material Adverse Effect set forth therein) and shall be true and correct as of

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     the Effective Time (without giving effect to any qualification or limitation as to materiality or Company Material Adverse Effect set forth therein), as though made on and as of the Effective Time (except to the extent expressly made as of an earlier date, in which case of as such earlier date), except in this clause (ii) where the failure of such other representations of the Company to be so true and correct (without giving effect to any qualification or limitation as to materiality or Company Material Adverse Effect set forth therein) would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect.

          (b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

          (c) Officer Certificate. The Company shall have delivered to Parent a certificate, dated the date of the Closing, signed by the President or any Senior Vice President of the Company, certifying as to the satisfaction of the conditions specified in Sections 7.02(a) and 7.02(b).

          (d) Consents. The consents, approvals or authorizations listed on
     Section 7.02(d) of the Company Disclosure Schedule shall have been obtained.

          (e) Material Adverse Effect. No Company Material Adverse Effect shall have occurred since the date of this Agreement and be continuing.

          (f) Tax Opinion; Private Letter Ruling. Parent shall (i) have received the opinion of Shearman & Sterling LLP, counsel to Parent, based upon representations of Parent, Merger Sub and the Company, and normal assumptions, to the effect that, for federal income tax purposes (and determined without the application of Section 367 of the Code), the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code, that each of Parent, Merger Sub and the Company will be a party to the reorganization within the meaning of Section 368(b) of the Code and
     (ii) have received the Private Letter Ruling or a Section 367 Opinion, which opinions or Private Letter Ruling shall not have been withdrawn or modified in any material respect. The issuance of the opinion in clause (i) above shall be conditioned on receipt by Shearman & Sterling LLP of representation letters from each of Parent, Merger Sub and the Company as contemplated in Section 6.10 of this Agreement. Each such representation letter shall be dated on or before the date of such opinion and shall not have been withdrawn or modified in any material respect as of the Effective Time.

          (g) No Defaults. No Default or Event or Default (as defined in the relevant indenture) shall have occurred and be continuing under the 8% Convertible Notes Indenture, the 2.50% Convertible Notes Indenture or the 12.75% Notes Indenture and no Default or Event of Default (as defined in the relevant indenture) shall occur and be continuing immediately after giving effect to the Merger.

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     SECTION 7.03. Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction or waiver, where permissible, by the Company of the following additional conditions:

          (a) Representations and Warranties. (i) The representations and warranties of Parent contained in Section 4.03(a) of this Agreement shall have been true and correct in all material respects as of the date of this Agreement and shall be true and correct in all material respects as of the Effective Time, as though made on and as of the Effective Time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), and (ii) the representations and warranties of Parent otherwise contained in this Agreement shall have been true and correct as of the date of this Agreement (without giving effect to any qualification or limitation as to materiality or Parent Material Adverse Effect set forth therein) and shall be true and correct as of the Effective Time (without giving effect to any qualification or limitation as to materiality or Parent Material Adverse Effect set forth therein), as though made on and as of the Effective Time (except to the extent expressly made as of an earlier date, in which case of as such earlier date), except in this clause (ii) where the failure of such other representations of Parent to be so true and correct (without giving effect to any qualification or limitation as to materiality or Parent Material Adverse Effect set forth therein) would not reasonably be expected, individually or in the aggregate, to have a Parent Material Adverse Effect.

          (b) Agreements and Covenants. Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

          (c) Officer Certificate. Parent shall have delivered to the Company a certificate, dated the date of the Closing, signed by the President or any Senior Vice President of Parent, certifying as to the satisfaction of the conditions specified in Sections 7.03(a) and 7.03(b).

          (d) Consents. The consents, approvals or authorizations listed on
     Section 7.03(d) of the Parent Disclosure Schedule shall have been obtained.

          (e) Material Adverse Effect. No Parent Material Adverse Effect shall have occurred since the date of this Agreement and be continuing.

          (f) Tax Opinion; Private Letter Ruling. The Company shall (i) have received the opinion of Kirkland & Ellis LLP, counsel to the Company, based upon representations of Parent, Merger Sub and the Company, and normal assumptions, to the effect that, for federal income tax purposes (and determined without the application of Section 367 of the Code), the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code and that each of Parent, Merger Sub and the Company will be a party to the reorganization within the meaning of Section 368(b) of the Code and (ii) have received the Private Letter Ruling or a Section 367 Opinion, which opinions or Private Letter Ruling shall not have been withdrawn or modified in any material respect. The issuance of the opinion in (i) above shall be conditioned on receipt by Kirkland & Ellis LLP of representation letters from each of Parent, Merger Sub and the Company as

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     contemplated in Section 6.10 of this Agreement. Each such representation letter shall be dated on or before the date of such opinion and shall not have been withdrawn or modified in any material respect as of the Effective Time.


                                  ARTICLE VIII

                        TERMINATION, AMENDMENT AND WAIVER

     SECTION 8.01. Termination. This Agreement may be terminated and the Merger and the other Transactions may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of this Agreement and the Transactions by the stockholders of the Company, by action taken or authorized by the respective party's Board of Directors, as follows:

          (a) by mutual written consent of Parent and the Company; or

          (b) by either Parent or the Company if the Effective Time shall not have occurred on or before September 30, 2004 (which date shall be extended, at the written request of either Parent or the Company, to a date not later than the earliest of (i) 30 days after receipt of the Private Letter Ruling (or such longer period after receipt of the Private Letter Ruling as may be necessary to satisfy the conditions set forth in Section 7.01(e) and 7.01(f) after receipt of the Private Letter Ruling), (ii) the date on which the IRS advises the parties that it will not issue the Private Letter Ruling and (iii) December 31, 2004, to the extent necessary to satisfy the conditions set forth in Sections 7.02(f) and 7.03(f) and so long as all other conditions have been satisfied or shall be capable of being satisfied) (the "End Date"); provided, however, that the right to terminate this Agreement under this Section 8.01(b) or to extend the End Date shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date; or

          (c) by either Parent or the Company if any Governmental Authority in the United States or Singapore shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling which has become final and nonappealable and has the effect of making consummation of the Merger illegal or otherwise preventing or prohibiting consummation of the Merger; or

          (d) by Parent (at any time prior to the adoption and approval of this Agreement and the Merger by the required vote of the stockholders of the Company) if a Triggering Event (as defined below) with respect to the Company shall have occurred; or

          (e) by the Company (at any time prior to the approval of the Share Issuance, the New Stock Option Plans Adoption and the Parent Board Appointments by the required vote of the shareholders of Parent) if a Triggering Event with respect to Parent shall have occurred; or

          (f) by either Parent or the Company if this Agreement shall fail to receive the requisite vote for approval at the Company Stockholders' Meeting; or

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
          (g) by either Parent or the Company if the Share Issuance or Parent Name Change shall fail to receive the requisite vote for approval at the Parent Shareholders' Meeting; or

          (h) by Parent upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Section 7.02(a) and
     Section 7.02(b) would not be satisfied ("Terminating Company Breach"); provided, however, that, if such Terminating Company Breach is curable by the Company, Parent may not terminate this Agreement under this Section 8.01(h) for so long as the Company continues to exercise its reasonable best efforts to cure such breach, unless such breach is not cured within 20 days after notice of such breach is provided by Parent to the Company; provided further that Parent shall not itself be in breach such that the conditions set forth in Section 7.03(a) or (b) would not be satisfied; or

          (i) by the Company upon a breach of any representation, warranty, covenant or agreement on the part of Parent and Merger Sub set forth in this Agreement, or if any representation or warranty of Parent and Merger Sub shall have become untrue, in either case such that the conditions set forth in Section 7.03(a) and Section 7.03(b) would not be satisfied ("Terminating Parent Breach"); provided, however, that if such Terminating Parent Breach is curable by Parent, the Company may not terminate this Agreement under this Section 8.01(i) for so long as Parent continues to exercise its reasonable best efforts to cure such breach, unless such breach is not cured within 20 days after notice of such breach is provided by the Company to Parent; provided further that the Company shall not itself be in breach such that the conditions set forth in Section 7.02(a) or (b) would not be satisfied; or

          (j) by the Company (at any time prior to the Company Stockholders' Meeting) in order to enter into a definitive agreement with respect to a Superior Proposal if the Company Board shall have made a Change in the Company Board Recommendation in compliance with Section 6.04(c); provided, however, that any termination of this Agreement pursuant to this Section 8.01(j) shall not be effective until the Company has made full payment of all amounts provided under Section 8.03; or

          (k) by Parent (at any time prior to the Parent Shareholders' Meeting) in order to enter into a definitive agreement with respect to a Superior Proposal if the Parent Board shall have made a Change in the Parent Board Recommendation in compliance with Section 6.04(d); provided, however, that any termination of this Agreement pursuant to this Section 8.01(k) shall not be effective until Parent has made full payment of all amounts provided under Section 8.03; or

          (l) by either the Company or Parent if (i) despite both parties' reasonable best efforts, the IRS advises the parties that it will not issue the Private Letter Ruling and the parties have exhausted all reasonable opportunities to convince the IRS to reconsider its decision and to issue the Private Letter Ruling and (ii) after consulting with at least two nationally recognized law firms, no such law firm is able to deliver a
     Section 367

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
     Opinion; provided, however, that the right to terminate under this Section 8.01(l) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the IRS to issue the Private Letter Ruling; and, provided further that Parent may not terminate under this Section 8.01(l) if until 20 days after a party notifies the other party of its determination that the circumstances described in clauses (i) and (ii) above have occurred and Parent may not terminate under this Section 8.01(l) if prior to the end of such 20 day period (x) the Company waives the condition set forth in
     Section 7.03(f) and (y) the parties to the Company Stockholder Voting Agreements agree that such waiver of such condition shall not affect the continued effect of the Company Stockholder Voting Agreement.

For purposes of this Agreement, a "Triggering Event" with respect to a party hereto shall be deemed to have occurred if: (i) the Board of Directors of such party or any committee thereof withdraws, modifies or changes its recommendation of this Agreement, the Merger or the Transactions in a manner adverse to the other party or shall have resolved to do so; (ii) the Board of Directors of such party shall have recommended to the stockholders of such party a Competing Transaction or shall have resolved to do so or shall have entered into any letter of intent or similar document or any agreement, contract or commitment accepting any Competing Transaction; (iii) such party shall have failed to include in the Proxy Statement or the Parent Shareholders Circular, as the case may be, the recommendation of the Board of Directors of such party in favor of the approval and adoption of this Agreement and the approval of the Merger or approval of the Share Issuance, the New Stock Option Plans Adoption or the Parent Board Appointments as applicable; or (iv) a tender offer or exchange offer for 20% or more of the outstanding shares of capital stock of such party is commenced, and the Board of Directors of such party fails to recommend against acceptance of such tender offer or exchange offer by its stockholders (including by taking no position with respect to the acceptance of such tender offer or exchange offer by its stockholders) within 20 days of the announcement of such tender offer or exchange offer.

     SECTION 8.02. Effect of Termination. Any termination of this Agreement pursuant to Section 8.01 will be effective immediately upon the delivery of a valid written notice of the terminating party to the non-terminating party. In the event of the termination of this Agreement pursuant to Section 8.01, this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of any party hereto, except (a) as set forth in
Section 8.03 and (b) nothing herein shall relieve any party from liability for any breach of any of its representations, warranties, covenants or agreements set forth in this Agreement prior to such termination; provided, however, that the Confidentiality Agreement shall survive any termination of this Agreement.

     SECTION 8.03. Fees and Expenses. (a) All fees and expenses incurred in connection with this Agreement, the Merger and the other Transactions, including fees and expenses of financial advisors, financial sponsors, legal counsel and other advisors ("Advisors"), will be paid by the party incurring such expenses whether or not the Merger is consummated; provided, however, that Parent and the Company will share equally (i) the filing fee for the Notification and Report Forms filed with the FTC and DOJ under the HSR Act and (ii) fees directly associated with the printing, filing and mailing of the Registration Statement, the Proxy

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
Statement and the Parent Shareholder Circular; provided further that neither of
(i) or (ii) shall be deemed to include fees or expenses payable to Advisors.

          (b) The Company agrees that:

          (i) if Parent shall terminate this Agreement pursuant to Section 8.01(d); or

          (ii) if (A) Parent or the Company shall terminate this Agreement pursuant to Section 8.01(f), (B) prior to the time of the Company Stockholders' Meeting a Competing Transaction shall have been publicly announced with respect to the Company, and (C) the Company completes a Third Party Acquisition (as defined below) within 12 months after the date of such termination or the Company enters into an agreement providing for a Third Party Acquisition within 12 months after the date of such termination and the Company subsequently completes such Third Party Acquisition; or

          (iii) if (A) Parent or the Company shall terminate this Agreement pursuant to Section 8.01(b), (B) prior to the time of such termination a Competing Transaction shall have been publicly announced with respect to the Company, and (C) the Company completes a Third Party Acquisition within 12 months after the date of such termination or the Company enters into an agreement providing for a Third Party Acquisition within 12 months after the date of such termination and the Company subsequently completes such Third Party Acquisition; or

          (iv) if the Company shall terminate this Agreement pursuant to Section 8.01(j);

then the Company shall pay to Parent, in immediately available funds, a fee of $40 million (the "Fee"), (A) in the case of Section 8.03(b)(i), one business day following the termination, (B) in the case of Section 8.03(b)(ii) or (iii), one business day following the consummation of such Third Party Acquisition and (C) in the case of Section 8.03(b)(iv), on the day of termination of this Agreement.

          (c) Parent agrees that:

          (i) if the Company shall terminate this Agreement pursuant to Section 8.01(e); or

          (ii) if (A) Parent or the Company shall terminate this Agreement pursuant to Section 8.01(g), (B) prior to the time of the Parent Shareholders' Meeting a Competing Transaction shall have been publicly announced with respect to Parent, and (C) Parent completes a Third Party Acquisition within 12 months after the date of such termination or Parent enters into an agreement providing for a Third Party Acquisition within 12 months after the date of such termination and Parent subsequently completes such Third Party Acquisition; or

          (iii) if (A) Parent or the Company shall terminate this Agreement pursuant to Section 8.01(b), (B) prior to the time of such termination a Competing Transaction shall have been publicly announced with respect to Parent, and (C) Parent completes a Third Party Acquisition within 12 months after the date of such termination or Parent enters

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
     into an agreement providing for a Third Party Acquisition within 12 months after the date of such termination and Parent subsequently completes such Third Party Acquisition; or

          (iv) if Parent terminates this Agreement pursuant to Section 8.01(k);

then Parent shall pay to the Company, in immediately available funds, the Fee,
(A) in the case of Section 8.03(c)(i), one business day following the termination, (B) in the case of Section 8.03(c)(ii) or (iii), one business day following the consummation of such Third Party Acquisition and (C) in the case of Section 8.03(c)(iv), on the day of termination of this Agreement.

     (d) Each of Parent and the Company acknowledges that the agreements contained in this Section 8.03 are an integral part of the transactions contemplated by this Agreement. In the event that Parent or the Company, as the case may be, shall fail to pay the Fee when due, the term "Fee" shall be deemed to include the costs and expenses actually incurred or accrued by the other party (including, without limitation, fees and expenses of counsel) in connection with the collection under and enforcement of this Section 8.03, together with interest on such unpaid Fee, commencing on the date that the Fee became due, at a rate equal to the rate of interest publicly announced by Citibank, N.A., from time to time, in The City of New York, as such bank's Prime Rate plus 2.00%. Payment of the fees and expenses described in this Section 8.03 shall not be in lieu of any damages incurred in the event of willful or intentional breach of this Agreement.

     (e) "Third Party Acquisition" means any of the following transactions (other than the transactions contemplated by this Agreement): (i) a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or Parent, as the case may be, pursuant to which the stockholders of such party immediately preceding such transaction hold less than 50% of the aggregate equity interests in the surviving or resulting entity of such transaction or of any direct or indirect parent thereof; (ii) a sale or other disposition by the Company or Parent, as the case may be, of assets representing in excess of 50% of the aggregate fair market value of the business of such party, together with its Subsidiaries, taken as a whole, immediately prior to such sale or other disposition; (iii) an acquisition by any person or group (including by way of a tender offer or an exchange offer or an issuance of capital stock by the Company or Parent, as the case may be), directly or indirectly, of beneficial ownership of more than 50% of the voting power of the then outstanding shares of capital stock of the Company or Parent, as the case may be; or (iv) the repurchase by the Company or Parent, as the case may be, or any of their subsidiaries, of more than 50% of the outstanding shares of capital stock of such party.

     SECTION 8.04. Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after the approval and adoption of this Agreement and the Transactions by the stockholders of the Company, no amendment may be made that would reduce the amount or change the type of consideration into which each Share shall be converted upon consummation of the Merger. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

     SECTION 8.05. Waiver. At any time prior to the Effective Time, any party hereto may, by action taken or authorized by its Board of Directors, (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties of any other party contained herein or in any document delivered pursuant hereto and
(c) waive compliance with any agreement of any other party or any condition to its own obligations contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby.


                                   ARTICLE IX

                               GENERAL PROVISIONS

     SECTION 9.01. Non-Survival of Representations, Warranties and Agreements. The representations, warranties and agreements in this Agreement and in any certificate delivered pursuant hereto shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Section 8.01 as provided in
Section 8.02, as the case may be, except that the agreements set forth in Articles I and II, Sections 6.06 and 6.10, Article VIII and this Article IX shall survive the Effective Time.

     SECTION 9.02. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by telecopy or email or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.02):


          (a)  if to Parent or Merger Sub:


               ST Assembly Test Services Ltd
               10 Ang Mo Kio Street 65
               #05-17/20 Techpoint, Singapore 569059
               Attention: Linda Nai
               Facsimile No: (+65) 6720-7829
               Email Address: nailinda@stats.st.com.sg


               with copies to:


               Allen & Gledhill
               36 Robinson Road
               #18-01 City House
               Singapore 068877
               Attention: Lucien Wong
               Facsimile No: (+65) 6223-3787

               Shearman & Sterling LLP
               6 Battery Road, #25-03
               Singapore 049909
               Attention: Oren B. Azar, Esq.
               Facsimile No: (+65) 6230-3899
               Email Address: oazar@shearman.com


               Shearman & Sterling LLP
               1080 Marsh Road
               Menlo Park, California 94025
               Attention: Michael J. Coleman, Esq.
               Facsimile No: (650) 838-3699
               Email Address: mcoleman@shearman.com


          (b)  if to the Company:


               ChipPAC, Inc.
               47400 Kato Road
               Fremont, CA 94538
               Attention: Patricia H. McCall
               Facsimile No: (510) 979-8004
               Email Address: patricia.h.mccall@chippac.com


               with copies to:


               Kirkland & Ellis LLP
               777 South Figueroa Street
               Los Angeles, CA 90017
               Attention: Eva Davis
               Facsimile No: (213) 808-8229
               Email Address: edavis@kirkland.com


               Rajah & Tann
               4 Battery Road, #26-01
               Bank of China Building,
               Singapore, 049909
               Attention:  Siok Chin Tan
               Facsimile No: 65-6536-9453
               Email Address: siok.chin.tan@rajahtann.com

          SECTION 9.03. Certain Definitions. (a) For purposes of this Agreement:

          "affiliate" of a specified person means a person who is an affiliate within the meaning of Rule 145 of the rules and regulations promulgated under the Securities Act.

          "beneficial owner", with respect to any securities, has the meaning ascribed to such term under Rule 13d-3(a) of the Exchange Act.

          "business day" means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in Singapore or San Francisco, California.

          "Bain Group" means (i) Bain Capital Fund VI, L.P., (ii) BCIP Associates II, whose managing partner is Bain Capital Investors, LLC, (iii) BCIP Associates II-B, (iv) BCIP Trust Associates II, L.P., (v) BCIP Trust Associates II-B, (vi) BCIP Associates II-C, (vii) PEP Investments PTY, Ltd., (viii) Sankaty High Yield Assets Partners, L.P. and (ix) Bain Capital, L.L.C.

          "Central Provident Fund" shall have the same meaning as is ascribed to it by the Central Provident Fund Act, Chapter 36 of Singapore.

          "Central Provident Scheme" means any recognized mandatory social security scheme that is not subject to U.S. Law and under which benefits may be payable only upon the retirement, unemployment, physical injury or disability of the insured, which has or is capable of having effect in relation to one or more descriptions or categories of employment so as to provide benefits, in the form of pensions, allowances, gratuities or other payments, payable on termination of service, death or retirement, to or in respect of persons gainfully employed under a contract of service in any employment.

          "Company ERISA Affiliate" means each entity that is treated as a single employer with the Company or any Company Subsidiary pursuant to
     Section 414 of the Code.

          "Company Material Adverse Effect" means any change, event, violation, inaccuracy, circumstance or effect (any such item, an "Effect") that, individually or when taken together with all other Effects that have occurred during the applicable measurement period prior to the date of determination of the occurrence of the Company Material Adverse Effect, is or is reasonably likely to be materially adverse to the business, financial condition or results of operations of the Company and the Company Subsidiaries, taken as a whole; provided, however, in no event will any of the following, alone or in combination, be deemed to constitute nor will any of the following be taken into account in determining whether there has been or will be, a Company Material Adverse Effect: (i) changes in general economic conditions or changes in securities markets in general, which Effects do not have a materially disproportionate effect on Company and the Company Subsidiaries, taken as a whole; (ii) changes in the industries in which the Company and the Company Subsidiaries operate, which Effects do not have a materially disproportionate effect on the Company and the Company Subsidiaries, taken as a whole; (iii) the public announcement or pendency of the transactions contemplated hereby; (iv) compliance with the terms and conditions of this Agreement, including actions or omissions of the Company or any Company Subsidiary taken with the written consent of Parent; (v) any attrition of U.S.-based employees of the Company or the Company Subsidiaries; (vi) a change in Law or GAAP or the interpretations thereof, which Effects do not have a materially disproportionate effect on the Company and the Company Subsidiaries, taken as a whole; and (vii) any declaration of war by or against, or an escalation of hostilities involving, or an act of terrorism against, China, Korea, Malaysia, Singapore, Taiwan or the United States, which Effects do not have a materially disproportionate effect on the Company and the Company Subsidiaries, taken as a whole.

          "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise.

          "CVC Group" means (i) Citicorp Venture Capital, Ltd., (ii) Citicorp Mezzanine III, L.P. and (iii) CCT Partners VI, L.P.

          "Eligible Company Stockholders" means holders or deemed holders of Company Shares (including partners of a partnership that holds Company Shares) who will not be "five-percent transferee shareholders" as defined in Section 1.367(a)-3(c)(5)(ii) of the income tax regulations under the Code or who enter into (or whose consolidated tax group parent has entered into on their behalf) five-year gain recognition agreements in the form prescribed by Section 1.367(a)-8(b) of the income tax regulations under the Code.

          "Environmental Laws" means any United States federal, state or local or non-United States law (including the common law, statutes, regulations, orders and contractual obligations) relating to: (i) releases or threatened releases of Hazardous Substances or materials containing Hazardous Substances; (ii) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances or materials containing Hazardous Substances; or (iii) pollution or protection of the environment, health, safety or natural resources.

          "Hazardous Substances" means: (i) those substances defined in or regulated under the following United States federal statutes and their state counterparts, as each may be amended from time to time, and all regulations thereunder: the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide, and Rodenticide Act and the Clean Air Act; (ii) petroleum and petroleum products, including crude oil and any fractions thereof; (iii) natural gas, synthetic gas, and any mixtures thereof; (iv) polychlorinated biphenyls, asbestos and radon; and (v) any other contaminant regulated by, or for which standards of conduct are imposed by, any Governmental Authority pursuant to any Environmental Law.

          "Intellectual Property" means: (i) patents and patent applications;
     (ii) trademarks, service marks, trade dress, logos, trade names, corporate names and other source identifiers, and registrations and applications for registration thereof; (iii) copyrightable works, copyrights, and registrations and applications for registration thereof; (iv) mask works; and (v) confidential and proprietary information, including trade secrets, know-how and inventions.

          "Parent ADRs" means American Depositary Receipts, each of which evidences one Parent ADSs.

          "Parent ADSs" means the American Depositary Shares issued pursuant to the Parent Deposit Agreement, each of which represents the right to receive ten Parent Ordinary Shares.

          "Parent Deposit Agreement" means the Deposit Agreement, dated as of February 8, 2001, by and among Parent, Citibank, N.A., as Depositary, and the holders from time to time of Parents ADSs evidenced by Parent ADRs issued thereunder, as amended through the Effective Time.

          "Parent ERISA Affiliate" means each entity that is treated as a single employer with Parent or any Parent Subsidiary under Section 414 of the Code.

          "Parent Material Adverse Effect" means any Effect that, individually or when taken together with all other Effects that have occurred during the applicable measurement period prior to the date of determination of the occurrence of the Parent Material Adverse Effect, is or is reasonably likely to be materially adverse to the business, financial condition or results of operations of Parent and the Parent Subsidiaries, taken as a whole; provided, however, in no event will any of the following, alone or in combination, be deemed to constitute nor will any of the following be taken into account in determining whether there has been or will be, a Parent Material Adverse Effect: (i) changes in general economic conditions or changes in securities markets in general, which Effects do not have a materially disproportionate effect on Parent and the Parent Subsidiaries, taken as a whole; (ii) changes in the industries in which Parent and the Parent Subsidiaries operate, which Effects do not have a materially disproportionate effect on Parent and the Parent Subsidiaries, taken as a whole; (iii) the public announcement or pendency of the transactions contemplated hereby; (iv) compliance with the terms and conditions of this Agreement, including actions or omissions of Parent or any Parent Subsidiary taken with the written consent of the Company; (v) a change in Law or GAAP or the interpretations thereof, which Effects do not have a materially disproportionate effect on Parent and the Parent Subsidiaries, taken as a whole; and (vi) any declaration of war by or against, or an escalation of hostilities involving, or an act of terrorism against, China, Korea, Malaysia, Singapore, Taiwan or the United States, which Effects do not have a materially disproportionate effect on Parent and the Parent Subsidiaries, taken as a whole.

          "Permitted Liens" means: (i) Liens for current taxes and assessments not yet past due as of the Effective Time or which are being legitimately contested by appropriate proceedings; (ii) inchoate mechanics' and materialmen's Liens for construction in progress; (iii) workmen's, repairmen's, warehousemen's, landlord's and carriers' Liens arising in the ordinary course of business consistent with past practice that are not delinquent and which, individually or in the aggregate, could not reasonably be expected to be materially adverse to the use, value or ownership of the subject property; and (iv) all matters of record, Liens and other imperfections of title and encumbrances that, individually or in the aggregate, could not reasonably be expected to be materially adverse to the use, value or ownership of the subject property.

          "person" means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including, without limitation, a "person" as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

          "subsidiary" or "subsidiaries" of the Company, the Surviving Corporation, Parent or any other person means an affiliate controlled by such person, directly or indirectly, through one or more intermediaries.

          "Taxes" shall mean any and all taxes, fees, levies, duties, tariffs, imposts and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority or taxing authority, including, without limitation: taxes or other charges on or with respect to income, franchise, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers' compensation, unemployment compensation or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value-added or gains taxes; license, registration and documentation fees; and customers' duties, tariffs and similar charges.

          "Tax Return" means all Singapore or United States federal, state, local, provincial and any other domestic or foreign Tax return or report.

          (a) The following terms have the meaning set forth in the Sections set forth below:


Defined Term                                           Location of Definition
------------                                           ----------------------
2.50% Convertible Notes..........................          Section 3.03(a)
2.50% Convertible Notes Indenture................          Section 6.17
8% Convertible Notes.............................          Section 3.03(a)
8% Convertible Notes Indenture...................          Section 6.17
12.75% Notes Indenture...........................          Section 6.17
Action...........................................          Section 3.09
Agreement........................................          Preamble
Blue Sky Laws....................................          Section 3.05(b)
Certificate of Merger............................          Section 1.02
Certificates.....................................          Section 2.02(a)
Change in the Company Board Recommendation.......          Section 6.04(c)
Change in the Parent Board Recommendation........          Section 6.04(d)
Closing..........................................          Section 1.02
COBRA............................................          Section 3.10(c)
Code.............................................          Recitals

Defined Term                                           Location of Definition
------------                                           ----------------------
Company.........................................           Preamble
Company Affiliate...............................           Section 6.08
Company Board...................................           Recitals
Company Board Recommendation....................           Section 6.01(c)
Company Class A Common Stock....................           Section 2.01(a)
Company Class B Common Stock....................           Section 3.03(a)
Company Common Stock............................           Section 3.03(a)
Company Convertible Subordinated Notes..........           Section 3.03(a)
Company Disclosure Schedule.....................           Article III
Company Lease Documents.........................           Section 3.12(b)
Company Licensed Intellectual Property..........           Section 3.13(c)
Company Owned Intellectual Property.............           Section 3.13(b)
Company Permits.................................           Section 3.06
Company Plans...................................           Section 3.10(a)
Company Preferred Stock.........................           Section 3.03(a)
Company SEC Reports.............................           Section 3.07(a)
Company Shares..................................           Section 2.01(a)
Company Shares Trust............................           Section 2.02(e)
Company Stock Awards............................           Section 3.03(a)
Company Stock Option Plans......................           Section 2.04(a)
Company Stock Options...........................           Section 2.04(a)
Company Stockholder Voting Agreements...........           Recitals
Company Stockholders' Meeting...................           Section 6.01(a)
Company Subsidiary..............................           Section 3.01(a)
Competing Transaction...........................           Section 6.04(f)
Confidentiality Agreement.......................           Section 6.03(b)
Continuing Employees............................           Section 6.05(a)
DGCL ...........................................           Recitals
Effective.......................................           Section 89.03(a)
Effective Time..................................           Section 1.02
End Date........................................           Section 8.01(b)
ERISA...........................................           Section 3.10(a)
Excess ADSs.....................................           Section 2.02(e)
Exchange Act....................................           Section 3.05(b)
Exchange Agent..................................           Section 2.02(a)
Exchange Fund...................................           Section 2.02(a)
Exchange Ratio..................................           Section 2.01(a)
Excluded Company Shares.........................           Section 2.01(b)
Expenses........................................           Section 8.03(a)
Fee.............................................           Section 8.03(b)
Form F-6 Registration Statement.................           Section 6.01(a)
GAAP............................................           Section 3.07(b)
Governmental Authority..........................           Section 3.05(b)
HSR Act.........................................           Section 3.05(b)
IRS.............................................           Section 3.10(a)

Defined Term                                           Location of Definition
------------                                           ----------------------
Law..............................................          Section 3.05(a)
Liens............................................          Section 3.12(a)
Material Company Contracts.......................          Section 3.16(a)
Material Parent Contracts........................          Section 4.16(a)
Merger...........................................          Recitals
Merger Consideration.............................          Section 2.01(a)
Merger Sub.......................................          Preamble
Multiemployer Plan...............................          Section 3.10(c)
Multiple Employer Plan...........................          Section 3.10(c)
NASD.............................................          2.02(e)
Nasdaq...........................................          Section 2.02(e)
New Purchase Date................................          Section 2.05
New Stock Option Plans Adoption..................          Recitals
Non-U.S. Company Plan............................          Section 3.10(b)
Non-U.S. Parent Plan.............................          Section 4.10(b)
Notice of Company Superior Proposal..............          Section 6.04(c)
Notice of Parent Superior Proposal...............          Section 6.04(d)
Parent...........................................          Preamble
Parent Board.....................................          Recitals
Parent Board Appointments........................          Recitals
Parent Board Recommendation......................          Section 6.01(d)
Parent Convertible Notes.........................          Section 4.03
Parent Disclosure Schedule.......................          Article IV
Parent Lease Documents...........................          Section 4.12(b)
Parent Licensed Intellectual Property............          Section 4.13(c)
Parent Name Change...............................          Recitals
Parent Ordinary Shares...........................          Recitals
Parent Owned Intellectual Property...............          Section 4.13(b)
Parent Permits...................................          Section 4.06
Parent Plans.....................................          Section 4.10(a)
Parent SEC Reports...............................          Section 4.07(a)
Parent Shareholder Voting Agreements.............          Recitals
Parent Shareholders Circular.....................          Section 6.01(c)
Parent Shareholders' Meeting.....................          Section 6.01(b)
Parent Singapore Filings.........................          Section 4.07(b)
Parent Stock Awards..............................          Section 4.03(a)
Parent Stock Option Plan.........................          Section 4.03(a)
Parent Stock Options.............................          Section 4.03(a)
Parent Subsidiary................................          Section 4.01(a)
Proxy Statement..................................          Section 6.01(a)
Private Letter Ruling............................          Section 6.10(d)
Purchase Plan....................................          Section 2.05
Registration Statement...........................          Section 6.01(a)
Regulations......................................          Section 3.14
Representatives..................................          Section 6.03(a)

Defined Term                                           Location of Definition
------------                                           ----------------------
SEC..............................................          Section 3.07(a)
Section 367 Opinion..............................          Section 6.10(c)
Securities Act...................................          Section 3.05(b)
SGX-ST...........................................          Section 2.04(c)
SGX-ST Letter....................................          Section 4.07(b)
Share Issuance...................................          Recitals
Singapore Companies Act..........................          Section 4.07(b)
Singapore Securities Act.........................          Section 4.07(b)
Stockholders' Meetings...........................          Section 6.01(b)
Substitute Option................................          Section 2.04(a)
Superior Proposal................................          Section 6.04(g)
Surviving Corporation............................          Section 1.01
Surviving Corporation Common Stock...............          Section 2.01(c)
Terminating Company Breach.......................          Section 8.01(h)
Terminating Parent Breach........................          Section 8.01(i)
Third Party Acquisition..........................          Section 8.03(e)
Transactions.....................................          Section 3.01(a)
Triggering Event.................................          Section 8.01
U.S. Company Plan................................          Section 3.10(b)
U.S. Parent Plan.................................          Section 4.10(b)
Voting Agreements................................          Recitals

     SECTION 9.04. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

     SECTION 9.05. Entire Agreement; Assignment. This Agreement, together with the schedules and exhibits thereto, the Voting Agreements, the Employment Agreements and the Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede, except as set forth in Sections 6.03(b), all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether pursuant to a merger, by operation of law or otherwise), without the prior written consent of the other parties hereto, and any attempt to make any such assignment without such consent shall be null and void, except that Merger Sub may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement to any direct or indirect wholly owned subsidiary of Parent without the consent of the Company, but no such assignment shall relieve Merger Sub of any of its obligations hereunder.

     SECTION 9.06. Parties in Interest; Third Parties. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and, subject to Section 9.05, their respective successors and assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. Except to the extent set forth in Sections 9.05 and 9.06, no person who is not a party to this Agreement has any rights under the Contracts (Rights of Third Parties) Act, Chapter 53B of Singapore to enforce any provision of this Agreement.

     SECTION 9.07. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

     SECTION 9.08. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State (other than those provisions set forth herein that are required to be governed by the laws of Singapore). All actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any Delaware Chancery Court or any Delaware federal court. The parties hereto hereby (a) submit to the exclusive jurisdiction of the Delaware Chancery Court or any Delaware federal court for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the Transactions may not be enforced in or by any of the above-named courts.

     SECTION 9.09. Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

     SECTION 9.10. Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

     SECTION 9.11. Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS. EACH OF THE PARTIES HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND
(B) ACKNOWLEDGES THAT IT AND THE OTHER HERETO HAVE BEEN INDUCED TO

ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.

     IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.


                                             ST ASSEMBLY TEST SERVICES LTD


                                             By /s/ Tan Lay Koon
                                               ---------------------------------
                                             Name:  Tan Lay Koon
                                             Title: President and Chief
                                                    Executive Officer



                                             CAMELOT MERGER, INC.


                                             By /s/ Tan Lay Koon
                                               ---------------------------------
                                             Name:  Tan Lay Koon
                                             Title: Chairman of the Board and
                                                    President



                                             CHIPPAC, INC.


                                             By /s/ Dennis McKenna
                                               ---------------------------------
                                             Name:  Dennis McKenna
                                             Title: Chairman, Chief Executive
                                                    Officer and President

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